Exhibit 2.2

BUSINESS COMBINATION AGREEMENT

by and among

BROAD CAPITAL ACQUISITION CORP,

CONWALL CONSTRUCTION INDUSTRIES LIMITED,

CONWALL DE SUB INC,

and

CONWALL CONSTRUCTION INDUSTRIES SDN. BHD.

dated as of August 12, 2026

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS	8

1.1 Definitions.	8
1.2 Construction.	21

ARTICLE II TRANSACTIONS; CLOSING	22

2.1 Pre-Closing Actions.	22
2.2 The Reorganization.	23
2.3 The SPAC Merger.	23
2.4 Closing.	25
2.5 Closing Deliverables.	26
2.6 Withholding.	28

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	28

3.1 Organization, Good Standing, Corporate Power and Qualification.	28
3.2 Due Authorization.	28
3.3 Non-Contravention.	29
3.4 No Conflict; Required Filings and Consents.	29
3.5 Capitalization.	30
3.6 Subsidiaries.	30
3.7 Financial Statements.	31
3.8 Material Contracts.	32
3.9 Backlog.	34
3.10 Intellectual Property.	35
3.11 Title to Properties and Assets; Liens.	38
3.12 Real Property.	38
3.13 Environmental Matters.	39
3.14 Compliance with Laws.	40
3.15 Absence of Changes.	40
3.16 Litigation.	40
3.17 Insurance.	40
3.18 Governmental Consents.	41
3.19 Licenses and Permits.	41
3.20 Brokers or Finders; Transaction Expenses.	41
3.21 Related-Party Transactions.	42
3.22 Labor Agreements and Actions; Employee Compensation.	42
3.23 Employee Benefit Plans.	43
3.24 Taxes.	45
3.25 Books and Records.	46

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3.26 Foreign Corrupt Practices Act.	46
3.27 Anti-Money Laundering.	47
3.28 OFAC.	47
3.29 Sanctions.	47
3.30 Export Controls.	47
3.31 Takeover Statutes and Charter Provisions.	47
3.32 Proxy/Registration Statement.	48
3.33 Board Approval.	48
3.34 No Additional Representations or Warranties.	48

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPAC	49

4.1 Organization, Good Standing, Corporate Power and Qualification.	49
4.2 Due Authorization.	49
4.3 Non-Contravention.	50
4.4 Consents; Required Approvals.	50
4.5 Capitalization.	50
4.6 Financial Statements.	51
4.7 Absence of Changes.	51
4.8 Litigation.	52
4.9 Brokers or Finders; Transaction Expenses.	52
4.10 Tax.	52
4.11 Takeover Statutes and Charter Provisions.	53
4.12 Proxy/Registration Statement.	54
4.13 SEC Filings.	55
4.14 Trust Account.	54
4.15 Investment Company Act; JOBS Act.	55
4.16 Business Activities.	55
4.17 Board Approval.	55
4.18 Anti-Money Laundering.	56
4.19 OFAC.	56
4.20 Sanctions.	56
4.21 Export Controls.	56
4.22 No Undisclosed Sponsor Side Arrangements.	56
4.23 No Additional Representations or Warranties.	57

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES	57

5.1 Organization, Good Standing, Corporate Power and Qualification.	57
5.2 Capitalization and Voting Rights.	58
5.3 Due Authorization.	58

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5.4 Non-Contravention.	58
5.5 Absence of Changes.	59
5.6 Actions.	59
5.7 Brokers or Finders; Transaction Expenses.	59
5.8 Proxy/Registration Statement.	59
5.9 Investment Company Act.	59
5.10 Business Activities.	59
5.11 Intended Tax Treatment.	60
5.12 Foreign Private Issuer Status.	60

ARTICLE VI COVENANTS OF THE COMPANY AND THE ACQUISITION ENTITIES	60

6.1 Holdco Nasdaq Listing.	60
6.2 Foreign Private Issuer Status.	60
6.3 Preparation for Exchange Act Reporting.	60
6.4 Company Conduct of Business.	61
6.5 Execution and Filing of Reorganization Documents.	64
6.6 Post-Closing Directors and Officers of Holdco.	65
6.7 D&O Indemnification and Insurance.	65
6.8 No Trading in SPAC Stock.	66
6.9 Anti-Takeover Matters.	67
6.10 Financials.	67
6.11 Financing.	68
6.12 Shareholder Support Agreement.	69

ARTICLE VII COVENANTS OF SPAC	69

7.1 Trust Account Payments.	69
7.2 SPAC Reporting Status.	70
7.3 SPAC Conduct of Business.	70
7.4 SPAC Public Filings.	72

ARTICLE VIII JOINT COVENANTS	72

8.1 Regulatory Approvals; Other Filings.	72
8.2 Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals; Company Written Consent and Approvals.	73
8.3 Support of Transaction.	76
8.4 Tax Matters.	77
8.5 Stockholder Litigation.	78
8.6 Acquisition Proposals and Alternative Transactions.	79
8.7 Access to Information; Inspection.	79

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ARTICLE IX CONDITIONS TO OBLIGATIONS	79

9.1 Conditions to the Obligations of SPAC, the Acquisition Entities and the Company.	79
9.2 Conditions to the Obligations of SPAC.	80
9.3 Conditions to the Obligations of the Company.	81
9.4 Frustration of Conditions.	82

ARTICLE X TERMINATION/EFFECTIVENESS	82

10.1 Termination.	82
10.2 Effect of Termination.	83

ARTICLE XI MISCELLANEOUS	83

11.1 Trust Account Waiver.	83
11.2 Waiver.	84
11.3 Notices.	84
11.4 Assignment.	84
11.5 Rights of Third Parties.	85
11.6 Expenses.	85
11.7 Governing Law.	85
11.8 Headings; Counterparts.	86
11.9 Company and SPAC Disclosure Letters.	86
11.10 Entire Agreement.	86
11.11 Amendments.	86
11.12 Publicity.	86
11.13 Severability.	87
11.14 Jurisdiction; Waiver of Jury Trial.	87
11.15 Enforcement.	88
11.16 Non-Recourse.	88
11.17 Non-Survival of Representations, Warranties and Covenants.	88

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of August 12, 2026, is made and entered into by and among Broad Capital Acquisition Corp, a Delaware corporation (“SPAC”), Conwall Construction Industries Limited, a Cayman Islands exempted company (“Holdco”), Conwall DE Sub INC, a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), and CONWALL CONSTRUCTION INDUSTRIES SDN. BHD., a company organized under the Laws of Malaysia (the “Company”). Certain terms used in this Agreement are used as defined in Section 1.1.

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses or entities;

WHEREAS, Holdco is a newly formed entity and was formed for the purpose of effecting a reorganization of the Company in the manner set forth on EXHIBIT A (the “Reorganization”), adopting the amended and restated memorandum and articles of association of Holdco in substantially the form attached hereto as EXHIBIT B in connection with the Reorganization and the consummation of the Transactions, and participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Company;

WHEREAS, Merger Sub is a Delaware corporation and a direct wholly-owned subsidiary of Holdco, formed for the purpose of effectuating the SPAC Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”), as applicable, Merger Sub will merge with and into SPAC (the “SPAC Merger”), the separate existence of Merger Sub will cease and SPAC will be the Surviving Corporation of the SPAC Merger and a direct wholly owned subsidiary of Holdco;

WHEREAS, upon the SPAC Merger Effective Time (as defined below), the holders of SPAC Common Stock will receive Holdco Ordinary Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Company Shareholders have entered into a voting and support agreement in the form attached hereto as EXHIBIT C (the “Shareholder Support Agreement”), and each other Holdco Shareholders that is not an original party thereto shall, no later than the time at which such Holdco Shareholders acquires any Holdco Ordinary Shares, execute and deliver a joinder or counterpart thereto to the extent applicable to such holder, pursuant to which, among other things, the Company Shareholders will not transfer and will vote their Company Shares in favor of this Agreement (including by execution of written resolutions), the SPAC Merger, the Reorganization, and the other Transactions, effective at the Closing (as defined below);

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WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Broad Capital LLC (“Sponsor”) have entered into a voting and support agreement in the form attached hereto as EXHIBIT D (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (i) will not transfer and will vote its shares of SPAC Common Stock or any additional shares of SPAC Common Stock it acquires prior to the SPAC Stockholder Meeting (as defined below) in favor of this Agreement, the SPAC Merger, the Reorganization and the other Transactions and each of the Transaction Proposals (as defined below), (ii) will not redeem any shares of SPAC Common Stock in connection with the SPAC Merger, and (iii) waives its anti-dilution rights under the SPAC Charter; (iv) agrees to the lock-up, forfeiture and other restrictions applicable to its Sponsor Shares, private units, private placement securities and any securities issued upon conversion of Sponsor loans, and (v) agrees not to enter into any undisclosed side arrangement or receive any additional compensation except as expressly disclosed in the Proxy/Registration Statement and approved in accordance with this Agreement;

WHEREAS, at or prior to the Closing, Holdco, SPAC and shareholders representing at least 93% of the outstanding Company Shares, including all shareholders owning more than one percent (1%) of the outstanding Company Shares, will enter into a lock-up agreement in the form attached hereto as EXHIBIT E (collectively, the “Lock-Up Agreement”), pursuant to which, among other things, such shareholders will not sell, for the period set forth in the Lock-Up Agreement, the Holdco Ordinary Shares that they will receive in the Reorganization;

WHEREAS, at Closing, Holdco, certain holders of Company Shares, certain stockholders of SPAC Common Stock, and the holders of the private SPAC Units and such other holders of Holdco Ordinary Shares as may be agreed by the parties will enter into a registration rights agreement in the form attached hereto as EXHIBIT F (the “Registration Rights Agreement”) pursuant to which, among other things, Holdco agrees to provide the above holders with certain rights relating to the registration for resale of the Holdco Ordinary Shares that they will receive by Closing;

WHEREAS, each of the board of directors of SPAC (the “SPAC Board”) and the board of directors of the Company (the “Company Board”) has (i) determined that it is fair to, advisable for and in the best interests of, respectively, SPAC and the Company and their respective stockholders and shareholders, as applicable, to enter into this Agreement and to consummate the SPAC Merger, the Reorganization and the other Transactions, (ii) approved the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the SPAC Merger, the Reorganization and the other Transactions, and (iii) determined to recommend to their respective stockholders and shareholders, as applicable, the approval and adoption of this Agreement, the SPAC Merger, the Reorganization and the other Transactions; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Reorganization and the SPAC Merger will qualify as an exchange under Section 351 of the Code, and (b) the SPAC Merger will not result in a gain being recognized under Section 367(a)(1) of the Code by any stockholder of SPAC (other than any stockholder that would be a “five-percent transferee shareholder” (within the meaning of the Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdco following the transaction that does not enter into a five-year gain recognition agreement pursuant to the Treasury Regulations Section 1.367(a)-8(c)), (a) and (b), together, the “Intended Tax Treatment”).

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, Holdco, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions.

As used herein, the following terms shall have the following meanings:

“Acquisition Entity” means each of Holdco and Merger Sub.

“Acquisition Entities” means, collectively, Holdco and Merger Sub.

“Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Transaction” means, (i) as to the Company, a transaction (other than the Transaction) concerning the sale or transfer of (a) all or any material part of the business or assets of the Conwall Companies (as defined below), taken as a whole, or (b) any of the Company Ordinary Shares or other Equity Interests or profit interests (including any phantom or synthetic equity) of any Conwall Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other Equity Interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction (other than the Transaction) involving the sale or transfer of SPAC Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, Business Combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, the (i) Shareholder Support Agreement, (ii) Sponsor Support Agreement, (iii) Registration Rights Agreement, (iv) Lock-Up Agreement and (v) Holdco Governing Documents.

“Anti-Bribery Laws” means any applicable Laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, the Malaysian Anti-Corruption Commission Act 2009, the Anti-Corruption Act (2024 Revision) of the Cayman Islands, and any other applicable Law that prohibits bribery or corruption.

“Backlog” means, as of any date, the aggregate amount of unperformed work under binding Project Contracts for which the applicable Conwall Company has a legally enforceable right to perform and a good-faith basis to treat such amount as committed backlog in accordance with IFRS and past practice, net of (a) any terminated, suspended, cancelled, disputed or unapproved portions thereof, (b) any amounts subject to material unresolved customer claims, offsets, set-offs, withholding, liquidated damages, penalties or rights of recoupment, and (c) any portions for which the relevant Conwall Company lacks the labor, subcontractor, bonding, permit or other capacity to perform in the Ordinary Course.

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“Business Combination” has the meaning set forth in the SPAC’s Charter, namely, a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Corporation and one or more businesses.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, Malaysia or the Cayman Islands are authorized or required by Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Equity Value” means the agreed pre-money enterprise value of the Company of US$250,000,000 as of the date of this Agreement, minus net indebtedness, which shall be used for purposes of determining the Company Reorganization Consideration.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) the Licensed Intellectual Property.

“Company Interests” means all of the outstanding Equity Interests of the Conwall Companies.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Conwall Companies, taken as a whole or (ii) the ability of the Conwall Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws, accounting rules or any interpretation, enforcement or implementation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any Events generally applicable to the industries or markets in which the Conwall Companies operate, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.4, unless otherwise agreed by SPAC to be subject to this exception (g)) of, SPAC (other than actions contemplated by this Agreement or any Ancillary Agreement), or (h) the announcement, pendency or completion of the Transactions contemplated by this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (f), any such Event to the extent it disproportionately affects the Conwall Companies, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a company material adverse effect. For the avoidance of doubt, in determining whether a company material adverse effect has occurred, there shall be taken into account any Event arising out of or resulting from (i) any overstatement by ten percent (10%) or more, individually or in the aggregate, of Backlog, recognized revenue, percentage-of-completion, project margin, claims receivable, variation orders, cost-to-complete assumptions, contract assets or retention receivables, in each case, as compared with the amount properly determined in accordance with IFRS and the applicable Project Contracts, (ii) any termination, suspension, rescission, material amendment, material default under, or failure to renew any Material Contract or any Permit material to any Company Project, other than any expiration, termination or non-renewal resulting from the completion or full performance of the applicable Material Contract or Company Project in accordance with its terms, (iii) any call, draw, or threatened draw on any performance bond, advance payment bond, warranty bond, bank guarantee or similar credit support in excess of US$6,000,000, individually or in the aggregate, (iv) any material project loss, expected loss contract, write-down, impairment or reserve that should have been recognized under IFRS, (v) any material customer, counterparty or subcontractor dispute, adjudication, arbitration, litigation or investigation relating to any Material Contract, (vi) the loss of, or material reduction in business from, any customer representing more than 25% of consolidated revenue or Backlog, or (vii) any blacklisting, suspension, debarment or restriction on bidding for projects by any Conwall Company.

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“Company Reorganization Consideration” means an aggregate of 30,000,000 Holdco Ordinary Shares issuable to the holders of Company Shares pursuant to the Reorganization.

“Company Ordinary Shares” means the ordinary shares issued in the capital of the Company.

“Company Products” means any product that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Conwall Companies and all products (if any) with respect to which the Conwall Companies have the right to receive payment.

“Company Projects” means all engineering, procurement, construction, design-build, infrastructure, public works, supply, installation, maintenance and related projects, bids, tenders, letters of award, work orders, purchase orders, subcontracts, consortium arrangements and joint venture arrangements of the Conwall Companies.

“Company Shareholder” means any holder of any Company Shares.

“Company Shares” means the Company Ordinary Shares.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Conwall Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and execution of this Agreement, the Ancillary Agreements and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Conwall Companies at or after the Closing pursuant to any agreement to which any of the Conwall Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to Governmental Authorities in connection with the Transactions.

“Confidential Information” means any non-public information of or concerning the Conwall Companies or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property, whether existing or being developed.

“Contracts” means any contracts, subcontracts, agreements, licenses, sublicenses, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Conwall Companies” means the Company and all of its direct and indirect Subsidiaries.

“Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

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“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Company disclosure letter or the SPAC disclosure letter.

“Deferred Underwriting Fees” means the deferred underwriting discounts and commissions payable by SPAC to the underwriters of the IPO (as defined below) upon consummation of SPAC’s initial Business Combination pursuant to any underwriting agreement, to the extent not waived, reduced, paid or otherwise satisfied prior to the Closing. The Deferred Underwriting Fees shall be US$1,500,000 and settled at Closing through the issuance of Holdco Ordinary Shares at a price per share equal to the higher of (i) US$0.50 and (ii) ten times the recent average trading price of the SPAC Rights, subject to a 9.9% ownership cap. The underwriters’ net proceeds from the sale of such shares shall not exceed US$1,500,000, and any remaining shares shall be returned to Holdco for no consideration.

“Environmental Laws” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Permits” means the Permits required for conducting the current business (including any business to be conducted before closing of this Agreement) of the Conwall Companies under applicable Environmental Laws.

“Equity Interest” means, with respect to Holdco, the Company, Merger Sub or any of their respective Affiliates (including, following the Effective Time, the Company and any Subsidiary), any shares, capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock or share appreciation, phantom stock, profit participation or similar rights in, such Person or any Indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such shares, capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock or share appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such shares, capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock or share appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Expense Cap” shall mean, with respect to the SPAC Transaction Expenses, $1,500,000; provided that, the Company may approve in writing in its sole discretion to increase the Expense Cap in which case the Expense Cap shall be deemed to be such increased amount; provided that the Expense Cap shall be calculated without including any Deferred Underwriting Fees or placement agent fees payable in connection with the PIPE Investment.

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“Export Laws” means (i) all Laws imposing trade Sanctions on any Person, including, all Laws administered by OFAC, all Sanctions Laws or embargoes imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“Fully Diluted Company Shares” means, as of immediately prior to the Closing and without duplication, the sum of (a) the total number of outstanding Company Ordinary Shares issued upon conversion of any Company Preferred Shares, if any, prior to the Reorganization Effective Time and (b) the total number of Company Ordinary Shares issuable upon the exercise, conversion, exchange or settlement of all outstanding vested and unvested options, warrants, convertible securities, SAFEs, phantom equity, profit participation rights, management incentive shares, pre-closing financing securities and any other Equity Interests or equity-linked rights of the Company, whether vested or unvested; provided that, if the Company confirms in writing that no such securities or rights exist, such securities or rights shall be deemed excluded.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means (i) the memorandum and articles of association or the constitution of a company or certificate of incorporation and the bylaws of a corporation or any such equivalent documents; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company, (v) the trust agreement and any documents that govern the formation of a trust; (vi) any charter, constitution, memorandum and articles of association or similar document adopted or filed in connection with the creation, formation, incorporation or organization of a Person; (vii) any Shareholders or shareholders agreements, investor rights agreements or other similar agreements and (viii) any amendment to any of the foregoing.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental Regulatory Authority or quasi-Governmental Authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or Governmental Authority have the force of Law), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, award, rule or consent, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic,” a “pollutant” or a “contaminant” pursuant to any applicable Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“Holdco Governing Documents” means the amended and restated memorandum of association and articles of association of Holdco to be adopted by Holdco prior to Closing.

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“Holdco Shareholders” means, collectively, all holders of Holdco Ordinary Shares as of the date of this Agreement and such other holders of Holdco Ordinary Shares as may be agreed in writing by the Parties prior to the Closing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

“Indebtedness” means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS or GAAP (as applicable based on the accounting principles used by the applicable Person), (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (f) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person and (g) all obligations described in clauses (a) through (f) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with and including any Trade Secrets, Trademark, Patent, Copyright, domain name(s) and social media accounts and identifiers, whether or not registered, unregistered or registrable, to the extent recognized in a particular jurisdiction and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the Conwall Companies and used in their business as currently conducted.

“Company Shareholder” means (a) at any applicable time prior to the Reorganization Effective Time, any Person that holds Company Shares at such time and (b) with respect to any provision of this Agreement that applies at or after the Reorganization Effective Time, any Person that held Company Shares immediately prior to the Reorganization Effective Time, and “Company Shareholders” means, collectively, all such Persons.

“Knowledge” means, (a) with respect to the phrase “to the Knowledge of the Company” or “to the Company’s Knowledge” shall mean the knowledge of the individuals identified in the Company Disclosure Letter; and (b) with respect to the phrase “to the Knowledge of SPAC” or “to SPAC’s Knowledge” shall mean the knowledge of the individuals identified in Part 2 Section 1 of the SPAC Disclosure Letter, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

“Law” means any statute, law, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

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“Leases” means, collectively, the leases described on Part 2 Section 2 of the Company Disclosure Letter, together with all fixtures and improvements erected on the premises leased thereby.

“Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the Conwall Companies.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Nasdaq” means the Nasdaq Stock Market.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Conwall Companies.

“Public Shares” means the shares of SPAC Common Stock issued as a component of the SPAC Units sold in the IPO.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, design, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration, order or other authorization or approval of a Governmental Authority or pursuant to any applicable Law, including, without limitation, Regulatory Authorizations, required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the business, and all pending applications for any of the foregoing.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to SPAC; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with IFRS); and (d) the Liens set forth on Part 2 Section 3 of the Company Disclosure Letter.

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“Permitted Leakage” means any payment, dividend, distribution, redemption, repurchase, bonus, debt repayment, related-party payment or other transfer of value expressly contemplated by this Agreement, set forth in the Company Disclosure Letter, or approved in writing by SPAC.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“PIPE Investment” means the private placement of equity securities of Holdco (or, prior to the Closing, securities convertible into or exchangeable for Holdco Ordinary Shares) to one or more PIPE Investors pursuant to one or more PIPE Subscription Agreements.

“PIPE Investor” means any Person that enters into a PIPE Subscription Agreement for the purchase of securities in the PIPE Investment.

“PIPE Subscription Agreement” means any subscription agreement, securities purchase agreement or similar agreement entered into by Holdco, SPAC or any of their respective Affiliates, on the one hand, and one or more PIPE Investors, on the other hand, in connection with the PIPE Investment, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Signing Investment Amount” means the amount of gross proceeds actually received by the Conwall Companies from the issuance and sale of newly issued Equity Interests of any Conwall Company, for not more than $10,000,000 in the aggregate during the Interim Period, including any proceeds received in connection with the Financing, in each case consummated in accordance with Section 6.11.

“Privacy Laws” means all applicable Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaptation, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Project Contract” means any Contract to which any Conwall Company is a party (whether as owner, employer, contractor, subcontractor, consortium member, joint venture partner, supplier, consultant, designer or operator) relating to any Company Project, including any engineering, procurement and construction contract, design-build contract, construction contract, subcontract, supply agreement, operation and maintenance agreement, framework agreement, work order, purchase order, letter of award, change order, variation order, settlement agreement or similar project document.

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“Proprietary Information” means all rights under applicable Laws in and to Trade Secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Price Per Company Share” means the quotient obtained by dividing the Company Equity Value by the Fully Diluted Company Shares.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the Governmental Authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal Governmental Authority anywhere in the world.

“Regulatory Authority” means any Governmental Authority that regulates or has jurisdiction over the business, operations, products or services of the Company, including the development, construction, manufacture, marketing, sale, distribution or provision thereof, or that enforces any applicable Laws.

“Regulatory Authorizations” means all approvals, permits, licenses, registrations, certifications, consents, clearances and other authorizations issued by any Regulatory Authority that are required for the conduct of the business of the Company as currently conducted.

“Remedial Action” means any action required under applicable Laws to (x) investigate, monitor, clean up, remove, treat or otherwise remediate any Hazardous Materials in the environment, (y) prevent, minimize or control the release of Hazardous Materials so as to protect the environment or public health or safety, or (z) perform any pre-remedial studies, investigations or monitoring at, in, on or under any Real Property, assets or facilities.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

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“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, application programming interfaces, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections, and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“SPAC Bylaws” means the bylaws of SPAC in effect immediately prior to the SPAC Merger Effective Time, as amended and/or restated from time to time.

“SPAC Charter” means the latest Fifth Amended and Restated Certificate of Incorporation of SPAC, dated January 13, 2026, as amended and/or restated from time to time.

“SPAC Common Stock” means common stock of SPAC, par value $0.0001 per share.

“SPAC Governing Documents” means, collectively, the SPAC Charter and the SPAC Bylaws.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation, enforcement or implementation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak, acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter as of the date of this Agreement to the extent expressly set forth in the SPAC Disclosure Letter, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 7.3, unless otherwise agreed by the Company to be subject to this exception (g)) of, the Company (other than actions contemplated by this Agreement or any Ancillary Agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) any Events generally applicable to blank check companies or the market in which blank check companies operate; (j) any Events that are cured by SPAC prior to the Closing, or (k) any worsening of the Events referred to in clauses (d), (e), (h) or (i) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (d), (e), (h) and (i), any such Event to the extent it disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC material adverse effect.

“SPAC Merger Consideration” means, with respect to each SPAC Stockholder or Company Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all Holdco Ordinary Shares receivable by such SPAC Stockholder or Company Shareholder (and with respect to each such Company Shareholder, as allocated in accordance with the Payment Spreadsheet).

“SPAC Rights Agreement” means that certain Rights Agreement, dated January 10, 2022, by and between SPAC and Continental Stock Transfer & Trust Company, as the rights agent.

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“SPAC Rights” means rights to receive shares of SPAC Common Stock (each such right to receive one-tenth (1/10) of a share of SPAC Common Stock).

“SPAC Securities” means the SPAC Common Stock, SPAC Rights and SPAC Units, collectively.

“SPAC Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all SPAC Share Redemptions.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

“SPAC Stockholder” means any holder of any shares of SPAC Common Stock.

“SPAC Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, mutually agreed upon by SPAC and the Company, provided that the Company’s consent shall not be unreasonably withheld, conditioned or delayed with respect to customary SPAC transaction expenses, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) any Deferred Underwriting Fees, deferred legal fees, Working Capital Loans, extension fee loans, Sponsor loans, together with any accrued interest and other amounts payable thereunder, (C) any unpaid Taxes of SPAC, including any related interest and penalties, (D) any and all filing fees to the Governmental Authorities, and (E) other customary closing costs relating to the Transactions.

“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Common Stock and one SPAC Right to receive one-tenth (1/10) of a share of SPAC Common Stock upon the consummation of an initial Business Combination.

“Sponsor Shares” means the Holdco Ordinary Shares issuable in exchange for, or otherwise attributable to, the shares of SPAC Common Stock held by Broad Capital LLC immediately prior to the Closing.

“Sponsor Securities” means, collectively, all Sponsor Shares, private SPAC Units, private placement securities, SPAC Common Stock, SPAC Rights, Holdco Ordinary Shares and any other Equity Interests of SPAC or Holdco held by Sponsor or any of its Affiliates, including any securities issued upon conversion of any loans made by Sponsor or any of its Affiliates to SPAC.

“Sponsor Side Arrangement” means any contract, understanding, arrangement or commitment, whether written or oral, between Sponsor or any of its Affiliates, on the one hand, and any SPAC Stockholder, PIPE Investor, advisor, finder, placement agent, underwriter, Company Shareholder, Company Affiliate or any other Person, on the other hand, relating to the Transactions, the voting or redemption of any SPAC Securities, the purchase or sale of any securities, any fee, compensation, reimbursement, promote, transfer, forfeiture, earnout, lock-up, registration right or other economic arrangement.

“Subsidiary” means, with respect to a Person, any company, corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

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“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, Real Property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trade Secrets” means all discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, Knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing).

“Transactions” means, collectively, the SPAC Merger, the Reorganization and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, Real Property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Working Capital Loans” means any bona fide loans or advances made by Sponsor or any of its Affiliates to SPAC for working capital or transaction-related purposes pursuant to any promissory note or similar debt instrument entered into between SPAC and Sponsor or any of its Affiliates.

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Other Definitions.

Additional SEC Reports	7.4
Agreement	Preamble
Anti-Money Laundering Laws	3.27
Closing	2.4
Closing Date	2.4
Company	Preamble
Company Benefit Plan	3.23(a)
Company Financial Statements	3.7(a)
Company Board	Recitals
Company Board Recommendation	8.2(c)(ii)
Company Cure Period	10.1(g)
Company Disclosure Letter	ARTICLE III
Company Information Systems	3.10(m)
Company Modification in Recommendation	8.2(c)(ii)
Company Non-Recourse Party	11.16(b)
Company Ordinary Resolution	8.2(c)(i)
Company Transaction Expenses Certificate	2.1(a)
Company Written Consent	8.2(c)(i)
D&O Indemnified Parties	6.7(c)
D&O Tail Insurance	6.7(c)
DGCL	Recitals
FCPA	3.26
Financial Statements	3.7(a)
Foreign Corrupt Practices Act	3.26
Holdco	Preamble
Holdco Board	6.6(a)
Holdco Ordinary Shares	Recitals
Holdco Shares	5.2(a)
Intended Tax Treatment	Recitals
Interim Financial Statements	3.7(a)
Interim Period	6.4
IPO	4.14
IP Contracts	3.8(a)(vii)
Lock-Up Agreement	Recitals
Material Contract	3.8(a)
Merger Sub	Preamble
Merger Sub Share	5.2(a)
Non-U.S. Subsidiaries	8.4(b)
Other Reorganization Documents	6.5(a)(i)
Outside Date	10.1(g)
Payment Spreadsheet	2.1(c)
PFIC	8.4(b)
Privacy Policies	3.10(k)
Proxy/Registration Statement	8.2(a)(i)
Public Stockholders	11.1
Registration Rights Agreement	Recitals
Regulatory Approvals	8.1(a)

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Related Party	3.21(a)
Released Claims	11.1
Shareholder Support Agreement	Recitals
Site	3.10(k)
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	8.2(b)(ii)
SPAC Cure Period	10.1(h)
SPAC D&O Indemnified Parties	6.7(a)
SPAC Disclosure Letter	ARTICLE IV
SPAC Financing Certificate	2.1(b)
SPAC Financial Statements	4.6(a)
SPAC Merger	Recitals
SPAC Merger Certificate	2.3(c)
SPAC Merger Effective Time	2.3(a)
SPAC Modification in Recommendation	8.2(b)(ii)
SPAC Non-Recourse Party	11.16(b)
SPAC SEC Filings	4.13
SPAC Stockholder Meeting	8.2(a)(i)
SPAC Transaction Expenses Certificate	2.1(b)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Standards Setting Agreements	3.10(n)
Standards Setting Body	3.10(n)
Stockholder Litigation	8.5
Surviving Corporation	2.3(a)
Terminating Company Breach	10.1(g)
Terminating SPAC Breach	10.1(h)
Transaction Proposals	8.2(a)(i)
Trust Account	11.1
Trust Agreement	4.14
Trustee	4.14

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” and (viii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

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(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under either IFRS or GAAP, as applicable.

(f) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Reorganization Effective Time shall be construed to mean the Company as a direct or indirect wholly-owned subsidiary of Holdco.

ARTICLE II

TRANSACTIONS; CLOSING

2.1 Pre-Closing Actions.

(a) Company Transaction Expenses. No later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”). For the avoidance of doubt, nothing contained herein shall affect any invoices to the Company to be paid for any Company Transaction Expenses incurred in good faith after the delivery of the Company Transaction Expenses Certificate.

(b) SPAC Transaction Expenses Certificate and SPAC Financing Certificate. (i) As soon as reasonably practicable (but in any event no later than two (2) Business Days) prior to the Closing Date, SPAC shall deliver to the Company a written notice setting forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (B) a written report setting forth a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “SPAC Transaction Expenses Certificate”); (C) the aggregate amount and schedule of all loans made by the Sponsor or any of its Affiliates and all Working Capital Loans made to SPAC (x) as of the date of this Agreement and (y) during the period between the date of this Agreement and the Closing, including the lender, date, principal amount, accrued interest, maturity, repayment terms and conversion rights, if any, to be repaid by SPAC or be converted into SPAC Units pursuant to Section 2.5(d) (the “SPAC Financing Certificate”). For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred in good faith after the delivery of the SPAC Transaction Expenses Certificate; and (D) the balance of the Trust Account as of a date no earlier than two (2) Business Days prior to the Closing Date, together with reasonable supporting documentation from the Trustee, including any account statement or written confirmation provided by the Trustee, to the extent available.

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(c) Payment Spreadsheet. Promptly following the delivery by (A) the Company of the Company Transaction Expenses Certificate pursuant to Section 2.1(a) and (B) SPAC of the SPAC Transaction Expenses Certificate and the SPAC Financing Certificate pursuant to Section 2.1(b), and in any event no later than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC a certified capitalization schedule of the Company as of the date of this Agreement, including all outstanding shares, options, warrants, convertible securities and other Equity Interests, and shall deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in Microsoft Excel format, together with the underlying calculations, setting forth the portion of the Company Reorganization Consideration payable to each Company Shareholder in accordance with the terms of this Agreement and the Company’s organizational documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, SPAC shall have the right to review the Payment Spreadsheet and object to any item that SPAC reasonably determines is inconsistent with this Agreement, the Company’s organizational documents or the certified capitalization schedule delivered by the Company pursuant to this Agreement. The Company shall promptly revise the Payment Spreadsheet to address any such reasonable objections, and the Parties shall cooperate in good faith to finalize the Payment Spreadsheet and resolve any remaining disagreements prior to Closing in accordance with this Agreement. The allocation of the Company Reorganization Consideration to the Company Shareholders pursuant to the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all Parties and shall be used by the Parties for purposes of issuing the Company Reorganization Consideration to the Company Shareholders pursuant to this Article II, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

2.2 The Reorganization.

(a) Reorganization. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, the Company, Holdco and the holders of Company Shares shall consummate the Reorganization through the share swap arrangement contemplated by EXHIBIT A, as may be amended or supplemented from time to time.

(b) Reorganization Effective Time. The Reorganization shall become effective at such date and time as determined in accordance with EXHIBIT A and the applicable Laws.

(c) Effect of the Reorganization. At the Reorganization Effective Time, Holdco shall become the public holding company of the Company, and the Company shall become a direct or indirect wholly-owned subsidiary of Holdco.

(d) Effect of the Reorganization on Company Shares. At the Reorganization Effective Time, by virtue of the Reorganization and without any action on the part of any holder thereof:

(i) each holder of Company Shares issued and outstanding immediately prior to the Reorganization Effective Time shall sell and transfer all of such holder’s Company Shares to Holdco, and Holdco shall acquire such Company Shares from such holder in consideration for the issuance and allotment by Holdco of such number of validly issued, fully paid and non-assessable Holdco Ordinary Shares as set forth in the Payment Spreadsheet;

(ii) the aggregate consideration payable by Holdco for the acquisition of all Company Shares pursuant to the Reorganization shall be equal to the Company Reorganization Consideration; and

(iii) following the Reorganization Effective Time, holders of Company Shares shall cease to have any rights as shareholders of the Company other than the right to receive the applicable Holdco Ordinary Shares.

2.3 The SPAC Merger.

(a) SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, immediately following the Reorganization, and effective on such date and time as the SPAC Merger becomes effective (the “SPAC Merger Effective Time”), Merger Sub shall be merged with and into SPAC, and the separate corporate existence of Merger Sub shall cease, and SPAC shall survive the SPAC Merger as the surviving corporation (the “Surviving Corporation”), and shall thereafter continue its corporate existence as a direct wholly-owned subsidiary of Holdco. The completion of the Reorganization is a condition precedent for the completion of the SPAC Merger.

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(b) Effect of the SPAC Merger. From and after the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in accordance with the applicable provisions of this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC, which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of the Merger Sub set forth in this Agreement to be performed after the SPAC Merger Effective Time.

(c) Filing of Certificate of Merger. At the Closing, and immediately following the Reorganization, and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub and SPAC shall cause (or if Merger Sub and SPAC do not cause, the Company shall cause) a certificate of merger in respect of the SPAC Merger and such other documents as may be required in accordance with the applicable provisions of the DGCL or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Certificate”), to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The SPAC Merger shall become effective at the time specified in the SPAC Merger Certificate pursuant to Section 2.3(a) when the SPAC Merger Certificate has been accepted for filing by the Delaware Secretary of State.

(d) Directors and Officers of the SPAC.

(i) From and after the SPAC Merger Effective Time, the officers of the Company holding such positions as set forth in Part 2 Section 4 of the Company Disclosure Letter shall be appointed the officers of SPAC, each such officer to hold office in accordance with the SPAC Governing Documents.

(ii) From and after the SPAC Merger Effective Time, the Persons identified as the directors of the Company in Part 2 Section 4 of the Company Disclosure Letter shall be appointed the directors of SPAC, each to hold office in accordance with the SPAC Governing Documents.

(e) Effect of the SPAC Merger on Merger Sub Stock. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into an equal number of shares of common stock of the SPAC, which shares shall, subject to Section 2.3(f), constitute the only shares of capital stock of the SPAC.

(f) Effect of the SPAC Merger on SPAC Securities.

(i) SPAC Units. At the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Common Stock and one SPAC Right in accordance with the terms of the applicable SPAC Unit, which underlying securities of SPAC shall be adjusted in accordance with the applicable terms of this Section 2.3(f)(i).

(ii) SPAC Common Stock. At the SPAC Merger Effective Time, and immediately following the separation of each SPAC Unit in accordance with Section 2.3(f)(i) above, by virtue of the SPAC Merger and conditioned on the consummation of the SPAC Merger and without any action on the part of any party hereto or the holders of SPAC Common Stock, each share of SPAC Common Stock that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued Holdco Ordinary Share without interest. As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

(iii) SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any shares of SPAC Common Stock that are owned by SPAC as treasury shares or any shares of SPAC Common Stock owned by any direct or indirect subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such shares of SPAC Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

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(iv) SPAC Rights. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC Right, every ten (10) SPAC Rights that were issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for one (1) newly issued Holdco Ordinary Share. As of the SPAC Merger Effective Time, each SPAC Right holder shall cease to have any other rights in and to SPAC.

2.4 Closing.

In accordance with the terms and subject to the conditions of this Agreement, the closing of the Reorganization and the SPAC Merger and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Upon the Closing, the ownership of Holdco by the Company’s shareholders, the Sponsor and the SPAC public shareholders shall be as set forth in the table below under the applicable SPAC Share Redemption scenario, provided that the numbers of Holdco Ordinary Shares and the corresponding ownership percentages set forth therein shall be determined in accordance with the Payment Spreadsheet, prepared in accordance with this Agreement, unless otherwise agreed in writing by the Parties.

	Assuming Minimum Redemption(4)		Assuming Mid-point Redemption(4)		Assuming Maximum Redemption(4)
	Shares	%	Shares	%	Shares	%
Shares issued to Company’s shareholders	24,670,924	85.87%	24,670,924	85.88%	24,670,924	85.89%
Sponsor(1)	2,990,897	10.41%	2,990,897	10.41%	2,990,897	10.41%
SPAC public shareholders(2)	6,969	0.02%	3,485	0.01%	0	0.00%
Shares issuable upon conversion of Rights(3)	1,061,020	3.69%	1,061,020	3.69%	1,061,020	3.69%
Shares outstanding	28,729,810	100.0%	28,726,326	100.0%	28,722,841	100.0%

Note:

(1) Represents Holdco Ordinary Shares beneficially owned by the Sponsor immediately following the Closing on a fully diluted basis. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed, among other things, not to transfer and to vote its shares of SPAC Common Stock in favor of the Business Combination, not to redeem any shares of SPAC Common Stock in connection with the SPAC Merger and to waive its anti-dilution rights under the SPAC Charter.

(2) Represents Holdco Ordinary Shares beneficially owned by the SPAC public shareholders immediately following the Closing on a fully diluted basis, assuming varying levels of redemptions by the SPAC public shareholders. At the SPAC Merger Effective Time, each issued and outstanding share of SPAC Common Stock that is not redeemed in connection with the Business Combination will be cancelled and converted into the right to receive one newly issued Holdco Ordinary Share.

(3) Represents Holdco Ordinary Shares issuable upon the automatic conversion of the SPAC Rights at the SPAC Merger Effective Time, which are included in the fully diluted ownership calculations. Pursuant to this Agreement, every ten (10) SPAC Rights issued and outstanding immediately prior to the SPAC Merger Effective Time will automatically be cancelled and converted into one (1) newly issued Holdco Ordinary Share. This Agreement currently provides that 1,061,020 shares of SPAC Common Stock are reserved for issuance upon the conversion of the SPAC Rights, including SPAC Rights held by public shareholders and Sponsor’s SPAC Rights obtained through private placement.

(4) For purposes of this Section 2.4, the “Minimum Redemption Scenario”, “Mid-point Redemption Scenario” and “Maximum Redemption Scenario” are presented solely for illustrative purposes as of the date of this Agreement and reflect different assumed levels of SPAC Share Redemptions. The actual number of Holdco Ordinary Shares and the corresponding ownership percentages at the Closing shall be determined in accordance with this Agreement.

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2.5 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that (x) the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled; and (y) the Payment Spreadsheet is true, complete and accurate in all material respects and has been prepared in accordance with this Agreement, the Company’s organizational documents and the certified capitalization schedule delivered pursuant to this Agreement;

(ii) the Payment Spreadsheet; and

(iii) copies of the approvals, waivers or consents called for by Section 9.2(d), if any and as applicable; and

(iv) a certified copy of the amended and restated memorandum and articles of association of Holdco, in substantially the form attached hereto as EXHIBIT B, duly adopted by Holdco and effective as of no later than the Closing.

(v) a certificate of good standing (or equivalent) of the Company and each material Subsidiary issued by the applicable Governmental Authority dated within ten (10) Business Days prior to Closing;

(vi) certified copies of the Company’s organizational documents and the Governing Documents of each Acquisition Entity;

(vii) incumbency certificates identifying the officers authorized to execute the Transaction Documents;

(viii) certified copies of all board, shareholder and other corporate approvals required for the Transactions;

(ix) a certified capitalization table of the Company immediately prior to Closing, including all outstanding shares, options, warrants, convertible securities and other Equity Interests, and identifying all holders of Holdco Ordinary Shares immediately prior to the Closing;

(x) an auditor consent relating to the inclusion of the audited financial statements in the Registration Statement;

(xi) such tax forms and certificates as may be reasonably requested by SPAC or Holdco in connection with the Transactions.

(b) At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled; and

(ii) copies of the written resignations of all the directors and officers of SPAC prior to the SPAC Merger, effective as of the SPAC Merger Effective Time.

(iii) a certificate of good standing of SPAC issued by the Secretary of State of Delaware dated within ten (10) Business Days prior to Closing;

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(iv) certified copies of the SPAC Charter and all board and stockholder approvals relating to the Transactions;

(v) an incumbency certificate of SPAC;

(vi) a certified capitalization table of SPAC immediately prior to Closing, including all outstanding SPAC Common Stock, SPAC Rights, SPAC Units, private placement securities, Sponsor Securities and Working Capital Loans;

(vii) evidence of repayment or conversion of any outstanding Working Capital Loans;

(viii) legal opinion of Delaware counsel in customary form and substance.

(c) At the Closing, the Company, SPAC and Holdco, as applicable, shall deliver or cause to be delivered the following:

(i) evidence that Nasdaq has approved the listing of the Holdco Ordinary Shares, subject only to official notice of issuance and customary closing conditions;

(ii) the Registration Rights Agreement duly executed by all parties thereto;

(iii) the Lock-Up Agreement duly executed by all parties thereto;

(iv) the Sponsor Support Agreement and Shareholder Support Agreement duly executed by all parties thereto;

(v) each PIPE Subscription Agreement and any amendment thereto, if applicable;

(vi) any non-redemption agreement or similar financing support agreement, if applicable;

(vii) any exchange agent agreement duly executed by Holdco and the exchange agent;

(viii) any escrow agreement, if applicable;

(ix) a funds flow memorandum executed by the Company, SPAC and Holdco setting forth all payments to be made at Closing, including the payment of Company Transaction Expenses and SPAC Transaction Expenses; and

(x) evidence that the D&O tail policy and post-closing directors’ and officers’ liability insurance policy required by Section 6.7 have been bound and will become effective immediately upon Closing.

At the Closing, in accordance with the funds available at the Closing, including the proceeds released from the Trust Account following the satisfaction of the SPAC Share Redemptions, the proceeds of any PIPE Investment or other financing consummated in connection with the Transactions, and any other cash available to Holdco, SPAC or the Company at the Closing, (i) Holdco shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 2.1(a), which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) Holdco shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid SPAC Transaction Expenses as set forth in the SPAC Transaction Expenses Certificate pursuant to Section 2.1(b).

(d) At the SPAC Merger Effective Time, in accordance with the SPAC Financing Certificate pursuant to Section 2.1(b), SPAC shall repay the outstanding amount due under loans made by the Sponsor or any of its Affiliates to SPAC, or at the lender’s discretion, up to $1,500,000 of the loans may be converted into SPAC Units at the price of $10.00 per unit at Closing (which could result in the lenders being issued SPAC Units to acquire up to 165,000 shares of SPAC Common Stock (including 15,000 shares of SPAC Common Stock issuable upon exercise of SPAC Rights)). All Working Capital Loans outstanding immediately prior to the Closing under any promissory note or similar instrument entered into between SPAC and Sponsor shall, at Closing, be repaid in full by SPAC or satisfied on behalf of SPAC by Holdco, in each case in accordance with the terms of such promissory note or similar instrument and as disclosed in the SPAC Financing Certificate.

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2.6 Withholding.

Each of Holdco, the Company, SPAC, and Merger Sub and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided that Holdco, the Company, SPAC, and Merger Sub or their agent, as applicable, shall provide notice of any withholding that it either intends to make (or cause to be made) in connection with consideration payable or is otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least five (5) days prior to the date of the relevant payment and shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. To the extent that amounts are so withheld by Holdco, the Company, SPAC, or Merger Sub or their agents, as the case may be, and paid over to the appropriate taxing Governmental Authority, such withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except as set forth in the Disclosure Letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter in accordance with Section 11.9).

3.1 Organization, Good Standing, Corporate Power and Qualification.

The Company is duly incorporated and is validly existing under the Laws of the jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company’s organizational documents. The Company is presently qualified to do business in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction. Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company’s organizational documents and the Governing Documents of each other Conwall Company, including all amendments thereto as in effect as of the date of this Agreement.

3.2 Due Authorization.

All corporate action on the part of each of the Conwall Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent or the Company Ordinary Resolution, (ii) the filing of the Reorganization Documents and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

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3.3 Non-Contravention.

(a) None of the Conwall Companies is in material violation of any term of its Governing Documents. None of the Conwall Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Part 2 Section 11 of the Company Disclosure Letter, the execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (i) any violation of, conflict with, or except for (A) obtaining the Company Written Consent or the Company Ordinary Resolution, (B) the filing of the Reorganization Documents and (C) the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under the Company’s Governing Documents, any Contract to which any of the Conwall Companies is a party or by which any of the Conwall Companies’ assets are bound or any applicable Law, Permit or Governmental Order, nor (ii) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (i)(B), (i)(C) and (ii), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Without limiting the foregoing, Part 2 Section 11 of the Company Disclosure Letter sets forth a true, correct and complete list of all consents, approvals, waivers, notices or other actions required under any credit facility, banking facility, letter of offer, facility agreement, guarantee, performance bond, advance payment bond, warranty bond, bank guarantee, letter of credit, charge, mortgage, pledge, deed of assignment, security document or other financing or security arrangement to which any Conwall Company is a party or by which any of its properties or assets is bound, in each case, in connection with the execution and delivery of this Agreement or any Ancillary Agreement, the performance by the Company of its obligations hereunder or thereunder, the Reorganization, the SPAC Merger or the consummation of the Transactions, including any consent, approval, waiver, notice or other action required as a result of any reorganization, amalgamation, reconstruction, change in shareholding, change of control, change in management, alteration of share capital or other corporate action contemplated by the Transactions. Except as set forth in Part 2 Section 11 of the Company Disclosure Letter, no such consent, approval, waiver, notice or other action is required, and none of the execution and delivery of this Agreement or any Ancillary Agreement, the performance by the Company of its obligations hereunder or thereunder, the Reorganization, the SPAC Merger or the consummation of the Transactions will, with or without notice or lapse of time or both, result in any breach, default, event of default, mandatory prepayment, acceleration, termination, enforcement of security, call or draw under any such financing or security arrangement.

3.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will at the Closing be a party do not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 3.4(b), the performance of this Agreement by the Company will not (i) conflict with or violate the Governing Documents of the Company, (ii) conflict with or violate any applicable United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgement, decree or other order applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an Event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurences that would not have a Company Material Adverse Effect.

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(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any agency, instrumentality or commission or any court, tribunal, judicial or arbitral body, except (i) for applicable requirements, if any, under the Malaysian Companies Act in connection with the Reorganization, and (ii) where the failure to obtain such consents, approvals, or permits, or to make such filings or notifications would not have a Company Material Adverse Effect.

3.5 Capitalization.

(a) As of the date of this Agreement, the issued and paid-up share capital of the Company consists of 750,000 Ordinary Shares, all of which are outstanding, set forth in Part 2 Section 13 of the Company Disclosure Letter is a true, correct and complete list of each legal owner of Company Shares or other Company Interests and the number of Company Shares or other Conwall Company Interests held by each such holder as of the date hereof. All of the issued and paid-up Company Shares have been duly authorized and validly issued and allotted and are fully paid; (i) have been offered, sold, transferred and issued in compliance with applicable Law, including the Malaysian Companies Act and applicable securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company in respect of such offer, sale, transfer or issuance, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such securities; (ii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iii) are free and clear of any Liens.

(b) As of immediately prior to the Reorganization Effective Time, (i) no Company Preferred Shares shall be outstanding, (ii) the only Company Interests issued and paid-up shall be 750,000 Company Ordinary Shares and the Company Interests set forth in Part 2 Section 13 of the Company Disclosure Letter, and (iii) the Company Preferred Shares shall have been converted into Company Ordinary Shares in compliance with the Company’s Governing Documents and the terms of such Company Preferred Shares.

(c) Except as otherwise set forth in this Part 2 Section 13 of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Interests, or for the repurchase or redemption of shares or other Equity Interests of the Company or the value of which is determined by reference to shares or other Equity Interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

3.6 Subsidiaries.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth in Part 2 Section 14 of the Company Disclosure Letter. Part 2 Section 14 of the Company Disclosure Letter sets forth the jurisdiction of incorporation of each Company Subsidiary and the Equity Interest authorized, issued and outstanding of each such Company Subsidiary. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction. All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

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3.7 Financial Statements.

(a) The Company has made available to SPAC (i) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the two (2) most recently completed fiscal years, including the notes thereto (collectively, the “Company Financial Statements”) and (ii) if available, reviewed or unaudited interim financial statements of the Company for the most recent interim period (the “Interim Financial Statements” and together with the Company Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and reflect, in all material respects, the Company’s material accounting policies, judgments and estimates applied in respect of its business, including those relating to long-term construction and engineering projects, and (iv) in the case of the Updated Financials (as defined below) when delivered by the Company for inclusion in the Proxy/Registration Statement (as defined below) for filing with the SEC following the date of this Agreement in accordance with Section 6.10, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. Without limiting the foregoing, such accounting policies, judgments and estimates include, in all material respects and in accordance with IFRS and past practice, those relating to (A) percentage-of-completion or other progress-based revenue recognition, (B) estimated costs to complete, (C) contract assets and contract liabilities, (D) retention receivables and retention payables, (E) variation orders and claims revenue, and (F) provisions for expected losses, liquidated damages, defects and warranty obligations, in each case to the extent applicable to the Company’s Projects.

(c) The Updated Financials will, when provided, present fairly in all material respects the information shown therein and will have been compiled on a basis consistent with that of the Financial Statements. The assumptions, information and data used in the preparation of such Updated Financial Statements are reasonably believed by the Company to be reasonable in light of current conditions and facts known to the Company, the pro forma adjustments used therein will be appropriate to give effect to the transactions or circumstances described therein, and the pro forma adjustments will have been properly applied to the historical amounts used in the preparation of such Updated Financials.

(d) Neither the Company nor any director or officer of the Company nor or any of its Subsidiaries, to the Knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) The Company maintains a system of internal accounting controls which is reasonably sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of the Company have been, and are being, maintained in all material respects in accordance with IFRS and any other applicable legal and accounting requirements, including with respect to the recording, monitoring and periodic reassessment of project-based accounting items such as contract assets and liabilities, cost-to-complete estimates, and project-specific provisions.

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(f) The Company Board would, as of the date hereof, be able to give a solvency statement in relation to each of the Company and the Holdco in accordance with the Malaysian Companies Act, respectively, to effect the Reorganization, and the Company is not aware of any fact, matter or circumstance that has occurred or is reasonably expected to occur which would render the Company Board unable to give such solvency statement when required to do so in connection with the Reorganization.

(g) If any Financial Statements, Updated Financials or Required Financial Statements are prepared under accounting standards other than IFRS as issued by the International Accounting Standards Board, the Company shall prepare and deliver to SPAC and Holdco a reconciliation to IFRS as issued by the International Accounting Standards Board, together with such supporting schedules and auditor review or audit procedures as may be reasonably required for inclusion in the Proxy/Registration Statement or any amendment or supplement thereto.

(h) To the Knowledge of the Company, all revenue recognition, Backlog, variation orders, claims receivable, retention receivables, liquidated damages, cost-to-complete estimates, project-specific provisions and expected-loss Contracts of the Conwall Companies have been recorded, reserved for, disclosed and presented in all material respects in accordance with IFRS and the Company’s past practice, consistently applied.

3.8 Material Contracts.

(a) Part 2 Section 16 of the Company Disclosure Letter lists all material Contracts to which any Conwall Company is a party, by which any Conwall Company is bound or to which any Conwall Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) all Project Contracts, relating to any Company Project, in each case that (A) has a contract value or expected receipts/payments in excess of $1,000,000 in any twelve (12)-month period or $3,000,000 in the aggregate, or (B) is otherwise material to the Backlog, revenue recognition, or operations of the Conwall Companies;

(ii) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company of $1,000,000 or more (other than standard purchase and sale orders entered into in the Ordinary Course consistent with past practices);

(iii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts, in each case requiring annual payments or expenses by any party of $1,000,000 or more;

(iv) each Contract with any current officer, director, employee or consultant of the Company, under which the Company (A) has continuing obligations for payment of an annual compensation of at least $150,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person; or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

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(v) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company is a party;

(vi) all Contracts relating to any acquisitions or dispositions of material assets (other than acquisitions or dispositions of inventory in the Ordinary Course) in excess of $1,000,000;

(vii) all Contracts involving Intellectual Property (“IP Contracts”), separately identifying all such IP Contracts under which any of the Conwall Companies is obligated to pay royalties thereunder and all such IP Contracts under which any Conwall Company is entitled to receive royalties thereunder;

(viii) all Contracts limiting the freedom of the Company to compete in any line of business or industry, with any Person or in any geographic area;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts involving payments or obligations of less than US$250,000 in any twelve (12)-month period or relating to such Affiliate’s status as a Company Shareholder;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $1,000,000 per year;

(xii) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness), except any such Contract with an aggregate outstanding principal amount not exceeding $1,000,000;

(xiii) all Contracts relating to the voting or control of the Equity Interests of the Company or the election of directors of the Company (other than the organizational or constitutive documents of the Company);

(xiv) all Contracts not cancellable by the Company with no more than thirty (30) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $1,000,000 per the terms of such contract;

(xv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xvi) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xvii) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company or its Subsidiaries and each counterparty that is party thereto. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. To the extent any Material Contract is required to be stamped or duty-paid under applicable Law, such Material Contract has been duly stamped or duty-paid, and all stamp duties, penalties and related charges required to be paid in respect thereof have been fully paid, except as set forth in Part 2 Section 16 of the Company Disclosure Letter. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

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(c) The Company is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds, credit facilities, banking facilities, letters of offer, facility agreements and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the Transactions shall not cause or result in an event of default, breach, mandatory prepayment, acceleration, termination, enforcement of security or similar Event under any instruments or Contracts establishing or evidencing any Indebtedness, except as set forth in Part 2 Section 16 of the Company Disclosure Letter. Part 2 Section 16 of the Company Disclosure Letter sets forth a true, correct and complete list of all outstanding performance bonds, advance payment bonds, warranty bonds, bank guarantees, letters of credit, surety bonds or similar credit support provided by or on behalf of any Conwall Company, including the beneficiary, issuing bank or surety, secured or supported obligation, maximum amount, expiry date and related security or collateral. Except as set forth in Part 2 Section 16 of the Company Disclosure Letter, none of the Conwall Companies has received any written notice of any call, draw or threatened call or draw on any performance bond, advance payment bond, warranty bond, bank guarantee, letter of credit, surety bond or similar credit support provided by or on behalf of any Conwall Company.

3.9 Backlog.

(a) Part 2 Section 17 of the Company Disclosure Letter sets forth, as of the date set forth therein, a true, correct and complete list of the Material Project Contract and other supporting documents that comprise or support the Backlog of the Conwall Companies with a remaining contract value included in Backlog of US$1,000,000 or more; provided that any Project Contract involving any material claim, set-off, liquidated damages, default, dispute, termination, suspension, cancellation, material reduction in scope or actual or threatened call or draw on any related credit support shall be included regardless of such monetary threshold, including, to the extent applicable, the relevant customer or counterparty, project name, contract date, contract value, amount recognized as revenue to date, remaining contract value included in Backlog, expected project duration, status of performance, material change orders or variation orders, material claims, set-offs, liquidated damages or disputes, and any related performance bond, advance payment bond, warranty bond, bank guarantee or similar credit support.

(b) Except as set forth in Part 2 Section 17 of the Company Disclosure Letter, (i) the Backlog has been calculated in good faith in accordance with IFRS and the past practice of the Conwall Companies, (ii) each item included in Backlog is supported by a binding Project Contract, purchase order, work order, letter of award or other written agreement or instrument that is valid and enforceable against the applicable counterparty, (iii) none of the Conwall Companies has received any written notice of termination, suspension, cancellation, material default, material dispute or material reduction in scope with respect to any Project Contract or other arrangement included in Backlog, (iv) to the Knowledge of the Company, no counterparty to any Project Contract or other arrangement included in Backlog has asserted any material claim, offset, set-off, withholding, liquidated damages, penalty or right of recoupment that has not been reflected in the calculation of Backlog, and (v) there has been no material change in the methodology, assumptions, classifications or practices used by the Conwall Companies to calculate or report Backlog, revenue recognition, project margin or cost-to-complete estimates, except as required by IFRS or applicable Law.

(c) Except as set forth in Part 2 Section 17 of the Company Disclosure Letter: (i) the Conwall Companies have maintained in all material respects all customer qualifications, vendor registrations, approved supplier statuses, prequalification approvals, technical certifications and site-access approvals required for the performance of each semiconductor, cleanroom, advanced manufacturing or controlled-environment Company Project; (ii) no such qualification, registration, approved supplier status, prequalification approval, certification or site-access approval has been suspended, revoked, withdrawn, materially limited or, to the Knowledge of the Company, threatened in writing to be suspended, revoked, withdrawn or materially limited; (iii) none of the Conwall Companies has received written notice from any material customer that it has failed any customer audit, quality review, site inspection, safety review, vendor evaluation, technical qualification or requalification process in any material respect; and (iv) no material customer has provided written notice that it intends to remove, downgrade, suspend or restrict any Conwall Company from bidding for, performing or being awarded future semiconductor, cleanroom, advanced manufacturing or controlled-environment projects.

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(d) Part 2 Section 17 of the Company Disclosure Letter sets forth true, correct and complete schedules, as of the date set forth therein, of (i) the top Company Projects by contract value and remaining Backlog, (ii) the principal customers of the Conwall Companies, (iii) the principal subcontractors of the Conwall Companies, (iv) all outstanding performance bonds, advance payment bonds, warranty bonds, bank guarantees, letters of credit, surety bonds or similar credit support provided by or on behalf of any Conwall Company, (v) all material disputes, claims, adjudications, arbitrations, litigations and proceedings relating to any Company Project or Project Contract, (vi) all material retention receivables, (vii) all material claims receivable, (viii) all material outstanding variation orders, including unapproved variation orders, and (ix) all expected-loss Contracts and other material loss Contracts.

(e) Except as set forth in Part 2 Section 17 of the Company Disclosure Letter, (i) no Material Project Contract is subject to any material delay, suspension, default or unresolved claim that would reasonably be expected to result in material liquidated damages, termination, material reduction in scope or other material liability; (ii) none of the Conwall Companies has received any written notice of any material warranty claim or defect liability claim that remains outstanding other than in the Ordinary Course; (iii) each Conwall Company has complied in all material respects with applicable site safety requirements and tender requirements in connection with its Company Projects; and (iv) none of the Conwall Companies nor, to the Knowledge of the Company, any Representative acting on behalf of any Conwall Company has engaged in any bid-rigging, collusive tendering, bribery or other corrupt practice in connection with any Company Project or Project Contract.

3.10 Intellectual Property.

(a) The Company, or its Subsidiary, is the sole and exclusive owner of each item of Owned Intellectual Property, free and clear of any Liens (except for Permitted Liens). The Company, or its Subsidiaries, is a licensee of each item of Licensed Intellectual Property, free and clear of any Liens. The Company has a valid right to use the Conwall Companies Licensed Intellectual Property as currently used.

(b) Part 2 Section 18 of the Company Disclosure Letter sets forth a complete and correct list of all (i) Registered IP owned or licensed by the Conwall Companies; (ii) unregistered material Trademarks constituting Owned Intellectual Property; and (iii) all social media accounts and identifiers; accurately specifying as to each of the foregoing, as applicable: (A) the jurisdiction, filing date, date of issuance, expiration date, owner (if licensed whether the license is exclusive or non-exclusive), and registration or application number, and registrar, and status and; (B) any actions that must be taken in the six (6) months after the Closing with respect to each of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates.

(c) All Registered IP owned by the Conwall Companies is subsisting and to the Knowledge of the Company valid and enforceable. All Licensed Intellectual Property is subsisting and to the Knowledge of the Company valid and enforceable. To the Knowledge of the Company, all Persons have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office and other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the United States Patent and Trademark Office and such other offices. No Registered IP owned or licensed by the Conwall Companies is or has been involved in any interference, opposition, reissue, reexamination, revocation, cancellation, domain-name dispute proceeding, or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. There have been no claims filed, served or threatened in writing, or orally threatened, against the Conwall Companies contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP owned or licensed by the Conwall Companies. All registration, maintenance and renewal fees currently due in the next ninety (90) days in connection with any Registered Owned IP have been paid or are scheduled to be paid in advance of any applicable deadline and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s ownership or interests therein.

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(d) To the Knowledge of the Company, the operation of the Business as currently conducted and as conducted, does not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property right of any third Person. There have been no claims filed, served or threatened in writing, or orally threatened, against any Conwall Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no actions pending that involve a claim against any Conwall Company by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Conwall Companies, no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company Intellectual Property.

(e) The Company has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company Intellectual Property. There are no actions pending that involve a claim against a third Person by the Conwall Companies alleging infringement or misappropriation of Company Intellectual Property. The Company is not subject to any Governmental Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company.

(f) Except as disclosed on Part 2 Section 18 of the Company Disclosure Letter, each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of any Conwall Company or any predecessor in interest thereto has executed a form of Proprietary Information and/or inventions agreement or similar written Contract with the Company under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company, or its Subsidiary (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of Confidential Information both during and after the term of such Person’s employment or engagement. To the extent any such Proprietary Information and/or inventions agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was substantially related to the Business of any Conwall Company. To the Knowledge of the Company, no employee, agent, consultant or contractor of any Conwall Company is or has been in violation of any term of any such Contract.

(g) Except as set forth in Part 2 Section 18 of the Company Disclosure Letter, no government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Owned Intellectual Property.

(h) None of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Owned Intellectual Property, or any material item of Licensed Intellectual Property immediately prior to the Closing, to not be owned, licensed or available for use by such Conwall Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by such Conwall Company in order to use or exploit any other such Intellectual Property to the same extent as the Company was permitted immediately before the Closing.

(i) The Company has exercised reasonable efforts necessary to maintain, protect and enforce the confidentiality of all Trade Secrets constituting Owned Intellectual Property and all other material Confidential Information. No Company Intellectual Property is subject to any technology or source code escrow arrangement or obligation. No person other than the Company, its Subsidiaries, and their employees and contractors (i) has a right to access or possess any source code of the Software constituting the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance by the Company of this Agreement. The Company, or its Subsidiary, is in actual possession of the source code of any Software constituting Owned Intellectual Property.

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(j) None of the marketing materials and/or advertisements made, or provided by, or on behalf of any Conwall Company have been inaccurate in a material way, misleading in a material way, unfair or deceptive in violation of applicable Laws.

(k) In connection with its Processing of any Personal Information, the Conwall Companies are and have been in compliance with all applicable Laws, including without limitation all Data Privacy Laws and Laws related to data loss, theft, and security breach notification obligations, and, to the Knowledge of the Company, there has been no unauthorized disclosure of any Personal Information for which any Conwall Company would be required to make a report to a Governmental Authority, a data subject, or any other Person. The Company has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites prior to the collection of any data in the possession, custody, or control, or otherwise held or processed by, or on behalf of the Company. For purposes of this subsection (k), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company. The Privacy Policy accurately describes the Conwall Companies data collection, disclosure and use practices, complies with all Laws, and is consistent with good industry practice. In addition, the Company has in place commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company’s collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information. The Company has complied in all respects with such privacy policies, rules, and procedures in connection with any collection, use, or disclosure by the Conwall Companies of any Personal Information of any Person. The Company has not been subject to, and, to the Knowledge of the Company, there are no, complaints to or audits, proceedings, investigations or claims pending against the Company by any Governmental Authority, or by any Person, in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company has implemented commercially reasonable physical, technical, organization and administrative security measures and policies designed to protect all Personal Information of any Person accessed, Processed or maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse. Without limiting the generality of the foregoing, to the Knowledge of the Company, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company).

(l) The Software that constitutes Owned Intellectual Property and all Software that is used by the Conwall Companies is, to the Knowledge of the Company, free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company has not incorporated Open Source Software into the Company products and services, and the Company has not distributed Open Source Software as part of the Company’s products and services other than as set forth in Part 2 Section 18 of the Company Disclosure Letter in a manner that subjects, in whole or in part, any Software constituting Owned Intellectual Property to any copyleft license obligations. The Company is in material compliance with all Open Source Software license terms applicable to any Open Source Software licensed to or used by the Company. The Company has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Open Source Software.

(m) The Company has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and in compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company in connection with the operation of the Business (the “Company Information Systems”). To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the Conwall Companies.

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(n) The Company is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any standards-setting organization, university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Conwall Companies are currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Setting Body”) that requires or purports to require the Company to contribute, disclose or license any Intellectual Property to such Standards Setting Body or its other members, other than the Standards Setting Agreements. Part 2 Section 18 of the Company Disclosure Letter sets forth a listing of the membership agreements and other Contracts relating to such Standards Bodies, to which the Conwall Companies are bound (collectively, “Standards Setting Agreements”). True, complete and correct copies of all Standards Setting Agreements have been delivered to the Company. The Company has not made any written Patent disclosures to any Standards Setting Body. The Company is in material compliance with all Standards Setting Agreements that relate to Intellectual Property. The Company is not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Setting Body.

3.11 Title to Properties and Assets; Liens.

Each of the Conwall Companies has good title to its properties, assets and rights, including the Company Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. All Company Products, Permits and Regulatory Authorizations, applications, submissions, registrations, listings and approvals therefor made to or granted by any Regulatory Authority, including all data, documents and information contained therein, are owned by the Company and held, listed or registered in the name of the Company. With respect to the properties, assets and rights it leases, each of the Conwall Companies is in compliance with such leases in all material respects and, to the Company’s Knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the Conwall Companies (including any Company Intellectual Property) constitute all the properties, assets and rights of any kind or description whatsoever, including goodwill, used in connection with the businesses of the Conwall Companies and such properties, assets and rights constitute all the properties, assets and rights necessary for the Conwall Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted.

3.12 Real Property.

(a) Except as set forth in Part 2 Section 20 of the Company Disclosure Letter, the Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company leases any Real Property or right in any Real Property. The Company has provided to Holdco and Merger Sub accurate and complete copies of all Leases. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described in Part 2 Section 19 of the Company Disclosure Letter, free and clear of all Liens, other than Permitted Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

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(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) the Company has performed all material obligations imposed on it under such Lease and there exists no default or Event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further Event or condition, would reasonably be expected to become a default or Event of default by the Company thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company has not exercised early termination options, if any, under such Lease. The Company holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each leased Real Property. The Company does not owe any brokerage commission with respect to any Real Property.

3.13 Environmental Matters.

(a) Except as set forth in Part 2 Section 21 of the Company Disclosure Letter:

(i) except as would not reasonably be expected to have a Company Material Adverse Effect, (A) since January 1, 2023, each Conwall Company has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws; and (B) the Real Property underlying the Leases is in material compliance with the provisions of all applicable Environmental Laws, to the extent any Conwall Company is responsible for such compliance;

(ii) each Conwall Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, except where the failure to obtain the same would not reasonably be expected to have a Company Material Adverse Effect, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any Conwall Company have been made available to SPAC;

(iii) to the Knowledge of the Company, no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any Conwall Company on, in, under, or from the Leased Real Property except in compliance with all Environmental Laws and Environmental Permits, and except as would not reasonably be expected to require investigation or result in the incurrence of material liability;

(iv) no Conwall Company has received written notice from any Governmental Authority of any material violations of applicable Environmental Laws or any material violations concerning any Hazardous Materials; and

(v) no Conwall Company has assumed or retained any material environmental liability, remediation liability or waste-management liability under any Material Contract except as expressly disclosed in the Company Disclosure Letter.

(vi) the Company has made available to SPAC all: (A) copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company, or any Conwall Company within the last five (5) years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials by any Conwall Company at, in, on or under the Leases; and (B) a copy of any environmental investigation or assessment of the Leases conducted by the Company or any Conwall Company or any environmental consultant engaged by either of them within the past two (2) years.

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3.14 Compliance with Laws.

None of the Conwall Companies nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company, is in violation of, and no such Person has failed to be in compliance with, all applicable Laws and Governmental Orders relating to their businesses, properties, employees and Company Projects. No Event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any of the Conwall Companies of, or failure on the part of any of the Conwall Companies to comply with, or any liability suffered or incurred by any of the Conwall Companies in respect of any violation of or material noncompliance with, any Laws, orders or policies by Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and no Action by any Governmental Authority is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by a member of the Company. None of the Conwall Companies have been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Governmental Authority.

3.15 Absence of Changes.

Since the date of the most recent Company Financial Statements, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Conwall Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby); and (c) none of the Conwall Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of US$6,000,000, individually or in the aggregate, other than (i) to any other Conwall Company, (ii) in the Ordinary Course, including sales or transfers of inventory and dispositions of obsolete, worn-out or surplus assets, or (iii) pursuant to non-exclusive licenses granted in the Ordinary Course.

3.16 Litigation.

As of the date of this Agreement (a) there are no Actions pending or, to the Company’s Knowledge, currently threatened against any of the Conwall Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Conwall Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any Conwall Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the Conwall Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the Conwall Companies currently pending or which any of the Conwall Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17 Insurance.

All liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the Conwall Companies or their employees (other than self-obtained insurance policies by such employees) are set forth in Part 2 Section 25 of the Company Disclosure Letter, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by any of the Conwall Companies or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or Event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The insurance policies to which any of the Conwall Companies is a party are sufficient for compliance with all requirements of all Material Contracts to which any of the Conwall Companies is a party or by which any of the Conwall Companies is bound, and, in light of the nature of the Conwall Companies’ business, assets and properties, are in amounts and have coverage as are carried by Persons engaged in similar business and having similar assets and properties. None of the Conwall Companies has been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Conwall Companies do not have any self-insurance arrangements. Except as set forth in Part 2 Section 25 of the Company Disclosure Letter, no fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Conwall Companies.

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3.18 Governmental Consents.

Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Conwall Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the Reorganization Documents and any other filings or notices required for the consummation of the Reorganization, (ii) the Regulatory Approvals, and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.19 Licenses and Permits.

Part 2 Section 27 of the Company Disclosure Letter sets forth a complete and correct list of each material Permit required for the conduct of the business of the Conwall Companies and the performance of their obligations under each Material Project Contract (being any Project Contract with a total contract price exceeding $1,000,000 or with remaining cost to complete exceeding $500,000) (including contractor licenses, engineering and design qualifications, construction permits, Environmental Permits, safety permits and other project-specific regulatory approvals), together with the name of the Governmental Authority issuing the same and, in each case, the scope and expiry date thereof. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. Each Conwall Company has all Permits necessary to operate its business and to perform its obligations under the Company Projects in all material respects, and each of the Permits is in full force and effect. No Conwall Company is in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which any of the Conwall Companies is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit. None of the Conwall Companies has received any written (or, to the Company’s Knowledge, oral) notice from any Governmental Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Governmental Authority against any of the Conwall Companies involving any Permit. No Conwall Company has been blacklisted, suspended, debarred, restricted from bidding, or declared non-responsible by any Governmental Authority, and no proceeding seeking such action is pending or, to the Knowledge of the Company, threatened.

3.20 Brokers or Finders; Transaction Expenses.

Except as set forth in Part 2 Section 28 of the Company Disclosure Letter, none of the Conwall Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the Conwall Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

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3.21 Related-Party Transactions.

Except as set forth in Part 2 Section 29 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of any of the Conwall Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Conwall Companies, nor is any of the Conwall Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

(b) To the Company’s Knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Conwall Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Conwall Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Conwall Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the Conwall Companies, other than any such Contracts related to such Person’s (i) ownership of Company Ordinary Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

3.22 Labor Agreements and Actions; Employee Compensation.

(a) None of the Conwall Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, and, to the Company’s Knowledge, no labor union has requested or has sought to represent any of the employees of any of the Conwall Companies. In the past three (3) years there has not been, and there is not pending or, to the Company’s Knowledge, threatened, any strike, lockout, slowdown, picketing, work stoppage, or other labor dispute involving any of the Conwall Companies, nor, to the Knowledge of the Company, is there any labor organization activity involving the employees of any of the Conwall Companies.

(b) To the Company’s Knowledge, no officer, management employee, or any group of management employees, intends to terminate their employment with any of the Conwall Companies, nor does any of the Conwall Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Conwall Companies is currently providing full-time services to the conduct of the business of each of the Conwall Companies. To the Company’s Knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth in Part 2 Section 30 of the Company Disclosure Letter, the employment of each employee of each of the Conwall Companies may be terminated in accordance with the terms of such employee’s employment and applicable Law, and no such individual is entitled to any material compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such employee is employed. Except as set forth in Part 2 Section 30 of the Company Disclosure Letter, the consummation of the transactions contemplated in this Agreement will not result in (i) any employee of any Conwall Company receiving severance pay, unemployment compensation, bonus payment or any other payment, (ii) acceleration of the time of payment or vesting of, or increase the amount of compensation due to, any such employee, or (iii) any such employee having the right to terminate, shorten or otherwise change the terms of their employment.

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(d) With respect to all current and former Persons who have performed services for or on behalf of any of the Conwall Companies, each of the Conwall Companies is in compliance, and during the past three (3) years has complied in all material respects with all applicable employment, labor, workplace safety, social security, employee compensation and other Laws related to employment, including overtime requirements, classification of employees and independent contractors under applicable Law (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the withholding and payment of all applicable Taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(e) Set forth in Part 2 Section 30 of the Company Disclosure Letter is a complete and accurate list, as of the date of this Agreement and separately for each Conwall Company, of all their employees including for each such employee his or her (i) name; (ii) job title; (iii) location; (iv) status as a full-time or part-time employee; and (v) base salary or wage rate. Part 2 Section 30 of the Company Disclosure Letter also lists, as of the date of this Agreement, each employee of each of the Conwall Companies who is not actively at work for any reason other than vacation, and the reason for such absence. Except with respect to directors, officers and management employees, no employee name or other directly identifying information shall be required to be disclosed pursuant to this Section 3.22(e).

(f) Set forth in Part 2 Section 30 of the Company Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each Conwall Company, of all individuals who perform services for any of the Conwall Companies as an independent contractor, including for each such individual his or her name, the engaging entity, services performed, and rate of compensation (if any), and location at which such individual or entity performs services for such Conwall Company.

(g) Currently and during the last four (4) years, there are no and have not been any material claims, disputes, grievances, or controversies or, to the Knowledge of the Company, threatened involving any employee or group of employees. To the Knowledge of the Company there are no material charges, investigations, administrative proceedings or formal complaints of (i) discrimination, harassment or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against any of the Conwall Companies, in each case that (A) pertain to any current or former employee and/or (B) have been threatened by such employee or are pending before any applicable Governmental Authority. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving the Conwall Companies or any Conwall Company employee, officer, director or independent contractor. The Conwall Companies are not, and during the last four (4) years have not been, subject to any judgment or decision by any Governmental Authority or private settlement Contract in respect of any labor or employment matters.

3.23 Employee Benefit Plans.

(a) Part 2 Section 31 of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means (i) any “employee benefit plan”, (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the Conwall Companies, or to which any of the Conwall Companies contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of any of the Conwall Companies or their spouses, beneficiaries or dependents, or with respect to which any of the Conwall Companies has or may have any liability, contingent or otherwise. No material Company Benefit Plan covers individuals other than current or former employees, officers, independent contractors or directors (or spouses, beneficiaries or dependents thereof) of any of the Conwall Companies. None of the Conwall Companies has communicated to present or former employees of any of the Conwall Companies, or formally adopted or authorized, any additional material Company Benefit Plan or any change in or termination of any existing material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to SPAC, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (D) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing Governmental Authority with respect to each Company Benefit Plan, if any, and (E) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

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(b) Except as set forth in Part 2 Section 31 of the Company Disclosure Letter, (i) each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by IFRS.

(c) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the Ordinary Course) are pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(d) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond the cessation of their employment with the Company or any Subsidiary (as the case may be) for any reason, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(e) No Company Benefit Plan is, and the Company has never sponsored, maintained or contributed to, a U.S. Benefit Plan.

(f) Except as set forth in Part 2 Section 31 of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another Event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Restricted Stock Unit Award.

(g) The consummation of the transactions contemplated hereby will not, either alone or in combination with another Event, result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law). No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

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3.24 Taxes.

(a) (i) All income and other material Tax Returns required to be filed by or on behalf of the Company have been filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all respects and (iii) all income and other material Taxes due and payable (whether or not shown as due on such Tax Returns) have been fully and timely paid, except in the case of each of (i) and (iii), with respect to Taxes for which adequate reserves have been established.

(b) The Company has complied in all material respects with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Governmental Authority all material amounts required to be so withheld and paid over.

(c) The Company does not have any material liability for Taxes of any Person (other than the Company) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the Ordinary Course the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract (but excluding any Contract the primary purpose of which does not relate to Taxes) or by operation of Law (other than Taxes of the Company).

(d) No Liens for Taxes have been filed against the Company, except for Permitted Liens.

(e) No Tax Return related to income or other material Taxes of the Company is under audit or examination by any Tax Governmental Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending or threatened in writing against, or regarding, any income or other material Taxes of the Company, and no Tax Governmental Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against the Company with respect to any Tax period for which the period of assessment or collection remains open.

(f) No jurisdiction in which the Company does not currently file Tax Returns has claimed in writing that the Company is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. The Company has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(g) No written waiver of or agreement to extend any statute of limitations relating to Taxes for which the Company is liable and that remains in effect has been granted or requested.

(h) The unpaid Taxes of the Company (i) do not, as of the most recent Company Financial Statements, exceed the reserve for Tax-related liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Company Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(i) The Company is not, nor has it ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Tax Law (other than a group all of the members of which consisted of the Company and its subsidiaries).

(j) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

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(k) The Company is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

(l) Not including any action taken or agreed to be taken pursuant to this Agreement, the Company has not taken or agreed to take any action that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. The Company does not have any Knowledge of any fact or circumstance that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(m) The Company has no current plan or intention to cause SPAC or Holdco to liquidate (for federal income tax purposes) following the Transactions.

(n) The Company and/or qualified subsidiaries of the Company have been engaged in an active trade or business outside of the United States for the entire 36-month period immediately before the Closing Date and have no current intention to substantially dispose of or discontinue such trade or business (all within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)(i)).

3.25 Books and Records.

The minute books of each of the Conwall Companies contain complete and accurate records of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The registers of members of each of the Conwall Companies are complete and reflect all issuances, transfers, repurchases and cancellations of shares, or shares of capital stock (as the case may be) of each of the Conwall Companies.

3.26 Foreign Corrupt Practices Act.

To the Knowledge of the Company, none of the Conwall Companies or their respective Affiliates, nor any of their respective directors, officers, employees, or, to the Company’s Knowledge, agents, distributors, resellers, or other third parties have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (i) and (ii) above in order to assist any of the Conwall Companies to obtain or retain business for, or direct business to any of the Conwall Companies. To the Knowledge of the Company, none of the Conwall Companies nor any of their respective directors, officers, employees, agents, distributors, resellers, or other third parties has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Conwall Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s Knowledge, threatened. Each of the Conwall Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, Governmental Authority, and responsibility over the company’s assets.

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3.27 Anti-Money Laundering.

The operations of each of the Conwall Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the Conwall Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Conwall Companies, and, no Action by or before any Governmental Authority involving any of the Conwall Companies with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

3.28 OFAC.

Neither the Conwall Companies nor any director or officer of the Conwall Companies (nor, to the Knowledge of the Conwall Companies, any agent, employee, Affiliate, or Person acting on behalf of the Conwall Companies) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. Sanctions administered by the OFAC; and to the Knowledge of the Company the Conwall Companies have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, the Democratic Republic of the Congo, Iran, Iraq, Liberia, North Korea, Russia, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. Sanctions administered by OFAC in the previous fiscal years.

3.29 Sanctions.

None of the Conwall Companies nor any of their respective Affiliates, directors, officers, employees or, to the Knowledge of the Company, agents, is a Person that is, or is owned or controlled by, a Person that is (a) the subject of any Sanctions; nor (b) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, Russia, and Syria). To the Company’s Knowledge, none of the Conwall Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

3.30 Export Controls.

The Conwall Companies, and to the Company’s Knowledge, their respective Representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and none of the Conwall Companies has (a) received written notice of, any actual, alleged or potential violation of any Export Law or (b) been a party to or the subject of any pending (or to the Knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

3.31 Takeover Statutes and Charter Provisions.

The Company Board has taken all action necessary so that the restrictions on a “Business Combination” contained under any foreign Laws will be inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Conwall Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Conwall Companies is subject, party or otherwise bound.

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3.32 Proxy/Registration Statement.

The information supplied by the Company for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K shall not, (a) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (b) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K, when filed, made available, mailed or distributed, as the case may be, and (c) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the SPAC Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Common Stock.

3.33 Board Approval.

The Company Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the Transactions are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Proxy/Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Shareholders approve, authorize and adopt this Agreement, the SPAC Merger, the Reorganization and the other Transactions and execute the Company Written Consent or vote in favor of the Company Ordinary Resolution.

3.34 No Additional Representations or Warranties.

Except as provided in Article III or in the case of intentional fraud, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and except as provided in Article III or in the case of intentional fraud, the Company hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to SPAC or any of its Affiliates or its or their respective Representatives, with respect to any of the Conwall Companies, their respective equity holders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to SPAC, its Affiliates or any of their respective Representatives by, or on behalf of, any of the Conwall Companies, whether orally or in writing, in any Confidential Information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article III, or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any such information. Without limiting the generality of the foregoing, except as provided in Article III, or in the case of intentional fraud, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of any of the Conwall Companies, whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article III or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. SPAC acknowledges that SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Conwall Companies and the Transactions. Except as provided in Article III, or in the case of intentional fraud, SPAC is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (a) the SPAC SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (b) the Disclosure Letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of clause (b), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Letter in accordance with Section 11.9).

4.1 Organization, Good Standing, Corporate Power and Qualification.

SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SPAC has all corporate power and authority, and all governmental licenses, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of SPAC, including all amendments thereto as in effect as of the date of this Agreement. SPAC is and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Governing Documents.

4.2 Due Authorization.

All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary and required for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been or will be duly and validly authorized, approved and taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval, (ii) the filing of the SPAC Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which SPAC is or will be a party (assuming due authorization, execution and delivery by each other party) constitute valid and binding obligations of SPAC, enforceable against SPAC and such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

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4.3 Non-Contravention.

SPAC is not in material violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, termination or acceleration of, or a right of termination, cancellation, modification or acceleration, or, subject to obtaining the SPAC Stockholders’ Approval, the filing of the SPAC Merger Certificate and the receipt of the Regulatory Approvals, will require any consent, filing, notice, waiver or approval or constitute a default, trigger any payment, vesting or increase in the amount of any compensation or benefit payable under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

4.4 Consents; Required Approvals.

Assuming the accuracy of the representations made by the Company in Article III and Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the SPAC Merger Certificate and any other filings or notices required for the consummation of the SPAC Merger, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

4.5 Capitalization.

(a) The authorized share capital of SPAC consists of 100,000,000 shares of SPAC Common Stock and 1,000,000 shares of preferred stock, of which 2,997,866 shares of SPAC Common Stock are issued and outstanding as of the date hereof, including 6,969 shares of SPAC Common Stock subject to possible redemption. A total of 1,061,020 shares of SPAC Common Stock are reserved for issuance upon the conversion of the SPAC Rights, including SPAC Rights held by public shareholders and Sponsor’s SPAC Rights obtained through private placement. All outstanding shares of SPAC Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, SPAC’s Governing Documents or any contract to which SPAC is a party or by which SPAC is bound. Except as set forth in SPAC’s Governing Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or any capital equity of SPAC. Other than as set forth in the SPAC SEC Documents, and any promissory notes that may be issued by the Sponsor to the SPAC for working capital purposes that are set forth in Section 4.5 of the SPAC Disclosure Letter, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the SPAC or obligating SPAC to issue or sell any shares of capital stock of, or any other interest in, SPAC. Section 4.5 of the SPAC Disclosure Letter sets forth a complete and accurate schedule of all Sponsor Securities, including Sponsor Shares, private SPAC Units, private placement securities, SPAC Common Stock, SPAC Rights, securities issuable upon conversion of any Working Capital Loans and any other Equity Interests of SPAC or Holdco held by Sponsor or any of its Affiliates, and all Working Capital Loans and other loans or advances made by Sponsor or any of its Affiliates to SPAC outstanding as of the date hereof. SPAC represents and warrants that all Working Capital Loans have been incurred in accordance with the terms of the applicable promissory notes, and that all outstanding Working Capital Loans shall, at the Closing, be repaid in full or converted in accordance with the terms of the applicable promissory notes. SPAC does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in the SPAC SEC Documents, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of SPAC Common Stock. There are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(b) SPAC does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person.

4.6 Financial Statements.

(a) The financial statements (including the notes and schedules thereto) of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are complete, true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable. SPAC has no material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

(b) SPAC has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of the SPAC) is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of SPAC, neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d) SPAC has no liability or obligation absolute or contingent, individually or in the aggregate, liquidated or unliquidated, asserted or unasserted or otherwise, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.6(d) of the SPAC Disclosure Letter.

4.7 Absence of Changes.

Since the date of the most recent SPAC Financial Statements, (a) there has not been, individually or in the aggregate, any SPAC Material Adverse Effect and (b) SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

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4.8 Litigation.

As of the date of this Agreement (a) there are no Actions or any basis therefore pending or, to SPAC’s Knowledge, currently threatened against SPAC, any of its officers or directors or any of its securities or any of its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

4.9 Brokers or Finders; Transaction Expenses.

Except as set forth in Section 4.9 of the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

4.10 Tax.

(a) (i) All income and other material Tax Returns required to be filed by SPAC or on behalf of SPAC have been filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and (iii) all income and other Taxes due and payable (whether or not shown as due on such Tax Returns) have been fully and timely paid, except in the case of each of (i) and (iii), with respect to Taxes for which adequate reserves have been established.

(b) SPAC has complied in all material respects with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Governmental Authority all material amounts required to be so withheld and paid over.

(c) SPAC does not have any material liability for Taxes of any Person (other than SPAC) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the Ordinary Course the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract (but excluding any Contract the primary purpose of which does not relate to Taxes) or by operation of Law (other than Taxes of SPAC).

(d) No Liens for Taxes have been filed against SPAC, except for Permitted Liens.

(e) No Tax Return related to income or other material Taxes of SPAC is under audit or examination by any Tax Governmental Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending or threatened in writing against, or regarding, any income or other material Taxes of SPAC, and no Tax Governmental Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against SPAC with respect to any Tax period for which the period of assessment or collection remains open.

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(f) No jurisdiction in which SPAC does not currently file Tax Returns has claimed in writing that SPAC is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. SPAC has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(g) No written waiver of or agreement to extend any statute of limitations relating to Taxes for which SPAC is liable and that remains in effect has been granted or requested.

(h) The unpaid Taxes of SPAC (i) do not, as of the most recent SPAC Financial Statements, exceed the reserve for Tax-related liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent SPAC Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SPAC in filing its Tax Returns.

(i) SPAC is not, nor has it ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Tax Law (other than a group the common parent of which was or is SPAC).

(j) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(k) SPAC is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among SPAC. The prices for any property or services (or for the use of any property) provided by or to SPAC is arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

(l) Not including any action taken or agreed to be taken pursuant to this Agreement, SPAC has not taken or agreed to take any action that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. SPAC does not have any Knowledge of any fact or circumstance that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(m) Except as set forth in Section 4.10(m) of the SPAC Disclosure Letter, SPAC has not made any distributions or redemptions with respect to its stock since its formation and SPAC has no plan or intention to make a distribution or to redeem any of its stock except for certain redemptions occurring in connection with the Transactions.

(n) SPAC is not a “United States Real Property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(o) SPAC is not required to include in income any amounts determined pursuant to Section 965 of the Code or to make any deferred payments with respect to Section 965(h) of the Code.

4.11 Takeover Statutes and Charter Provisions.

SPAC Board has taken all action necessary so that the restrictions on a “Business Combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to SPAC in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

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4.12 Proxy/Registration Statement.

The information supplied by SPAC for inclusion or incorporation by reference in the Proxy/Registration Statement, or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the SPAC Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates, the Acquisition Entities or any Company Shareholder.

4.13 SEC Filings.

SPAC has filed or furnished, and will file all statements, prospectuses, registration statements, forms, reports and documents required to be filed with or furnished by it to the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, and the rules and regulations thereunder, applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. SPAC has filed a Form 15 with the SEC to terminate or suspend its reporting obligations under the Exchange Act, and as a result, SPAC is no longer subject to the periodic reporting requirements under the Exchange Act. Prior to the initial filing of the Proxy/Registration Statement on Form F-4, SPAC shall file a registration statement on Form 10 to re-register as a reporting company under the Exchange Act, and such Form 10 shall have become effective in accordance with the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

4.14 Trust Account.

As of June 30, 2026, SPAC had approximately US$86,675 in the Trust Account, as evidenced by the account statement or written confirmation provided by the Trustee to SPAC and made available to the Company prior to the date of this Agreement. As of the date of this Agreement, SPAC has at least $0.086 million in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of January 10, 2022, between SPAC and Continental Stock Transfer & Trust Company, as trustee, as amended on January 10, 2023, June 12, 2023, January 8, 2024, January 13, 2025 and January 9, 2026 (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts, letter agreements, amendments, waivers, undertakings or other similar agreements relating to the Trust Agreement or the Trust Account that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (a) SPAC Stockholders holding SPAC Common Stock (prior to the SPAC Merger Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their shares of SPAC Common Stock (prior to the SPAC Merger Effective Time) pursuant to the SPAC Governing Documents, (b) the Sponsor if the Sponsor chooses to get paid in cash for any part of the outstanding amount due under loans made by the Sponsor or any of its Affiliates to SPAC, pursuant to Section 2.5(d) of this Agreement and (c) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no Event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s Knowledge, as of the date of this Agreement, following the Closing, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Share Redemption (or a redemption right in connection with an amendment of SPAC’s Governing Documents to extend SPAC’s deadline to consummate the Business Combination), and excluding claims that a SPAC Stockholder may make against SPAC assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Stockholders exercising redemption rights). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, rescinded, amended or modified in any respect.

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4.15 Investment Company Act; JOBS Act.

SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party or Governmental Order binding upon SPAC which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing. SPAC has not entered into any material Contract except for those filed in the SEC Filings or listed in Section 4.16(a) of the SPAC Disclosure Letter.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Other than any former officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

4.17 Board Approval.

The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, (a) declared the advisability of the Transactions contemplated by this Agreement, (b) determined that the Transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the Transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposal and this Agreement.

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4.18 Anti-Money Laundering.

The operations of SPAC are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, to the extent applicable to SPAC, and, no Action by or before any Governmental Authority involving SPAC with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of SPAC, threatened.

4.19 OFAC.

Neither SPAC nor any director or officer of SPAC (nor, to the Knowledge of SPAC, any agent, employee, Affiliate, or Person acting on behalf of SPAC) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. Sanctions administered by the OFAC; and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, the Democratic Republic of the Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. Sanctions administered by OFAC in the previous fiscal years.

4.20 Sanctions.

Neither SPAC nor any of its respective Affiliates, directors, officers, employees or, to the Knowledge of SPAC, agents, is a Person that is, or is owned or controlled by, a Person that is (a) the subject of any Sanctions; nor (b) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). To SPAC’s Knowledge, SPAC has not engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

4.21 Export Controls.

SPAC, and to SPAC’s Knowledge, its Representatives in their capacity as such, have been in compliance with, in all material respects, all applicable Export Laws, and SPAC has not (a) received written notice of, any actual, alleged or potential violation of any Export Law or (b) been a party to or the subject of any pending (or to the Knowledge of the SPAC, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

4.22 No Undisclosed Sponsor Side Arrangements.

SPAC represents and warrants that, as of the date of this Agreement, neither Sponsor nor any of its Affiliates is a party to any Sponsor Side Arrangement, other than any Sponsor Side Arrangement that has been disclosed in the SPAC Disclosure Letter or will be disclosed in the Proxy/Registration Statement to the extent required by applicable Securities Laws.

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4.23 No Additional Representations or Warranties.

Except as provided in Article IV or in the case of intentional fraud, neither SPAC nor any of its Affiliates, nor any of its equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Ordinary Shares, and except as provided in Article IV or in the case of intentional fraud, SPAC hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Conwall Companies or its or their respective Representatives, with respect to SPAC or any of its Affiliates, their respective equity holders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, SPAC or any of its Affiliates, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or Company Shareholders or their respective Affiliates. Without limiting the generality of the foregoing, except as provided in Article IV, or in the case of intentional fraud, neither SPAC nor any other Person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of Holdco or the Conwall Companies, whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article IV or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. The Company acknowledges that the Company and its Representatives have been provided with full and complete access to the Representatives, books and records of SPAC and other information that they have requested in connection with their investigation of SPAC and the Transactions. Except as provided in Article IV, or in the case of intentional fraud, the Company is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

Holdco and Merger Sub hereby jointly and severally represent and warrant to SPAC, the following:

5.1 Organization, Good Standing, Corporate Power and Qualification.

Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands or the DGCL, as applicable. Each Acquisition Entity has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. The respective Governing Documents of Holdco and Merger Sub are in full force and effect.

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5.2 Capitalization and Voting Rights.

(a) Capitalization. As of the date of this Agreement, the authorized share capital of Holdco is US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each, of which 30,000,000 Holdco Ordinary Shares (the “Holdco Shares”) will be issued and outstanding at such time. The authorized share capital of Merger Sub consists of 5,000 shares of common stock, par value US$1.00 per share, of which one (1) share of common stock (the “Merger Sub Share”) is issued and outstanding as of such date. The outstanding Holdco Shares, and the Merger Sub Share, and any Holdco Ordinary Shares and shares of Merger Sub that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid and non-assessable (or equivalent status, to the extent that such concept exists), (ii) were, or will be, issued, in compliance in all material respects with applicable Law and their respective Governing Documents, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth in Section 5.2(a), including any Holdco Ordinary Shares and Merger Sub Shares that will be issued pursuant to the Transactions, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares or shares of capital stock of any Acquisition Entity, or any other Contracts to which any Acquisition Entity is a party or by which any Acquisition Entity is bound obligating such Acquisition Entity to issue or sell any shares or shares of capital stock of, other equity securities in, or debt securities of any Acquisition Entity.

(c) Holdco does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, Merger Sub and, as of the Closing Date, SPAC and the Company. Nor does Merger Sub own or control, directly or indirectly, any interest in any company, corporation, partnership, limited liability company, association or other business entity.

5.3 Due Authorization.

All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Ancillary Agreements to which it is or will be a party and the performance of all its obligations thereunder and the consummation of the Transactions contemplated hereby and thereby (including any board or shareholder approval, as applicable) have been duly and validly authorized, approved and taken, subject to the filing of the Reorganization Documents and the SPAC Merger Certificate. This Agreement and the other Ancillary Agreements to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.4 Non-Contravention.

No Acquisition Entity is in material violation of any term of its respective Governing Documents or any applicable Laws. No Acquisition Entity is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery by each Acquisition Entity and the performance by each Acquisition Entity of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien (other than Permitted Liens) upon any of its properties or assets except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

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5.5 Absence of Changes.

Since the date of its incorporation (a) there has not been, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions and (b) no Acquisition Entity has conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

5.6 Actions.

(a) There are no Actions pending or threatened in writing against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against any Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties that has, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement or the Ancillary Agreements or to consummate the Transactions.

5.7 Brokers or Finders; Transaction Expenses.

Except as set forth in Part 2 Section 5 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity.

5.8 Proxy/Registration Statement.

The information supplied by each Acquisition Entity for inclusion or incorporation by reference in the Proxy/Registration Statement, or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K shall not, (a) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (b) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K, when filed, made available, mailed or distributed, as the case may be, and (c) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the SPAC Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, none of the Acquisition Entities makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Common Stock.

5.9 Investment Company Act.

No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

5.10 Business Activities.

Each Acquisition Entity was formed or incorporated solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement or the Ancillary Agreements and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation or incorporation.

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5.11 Intended Tax Treatment.

None of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Holdco has no current plan or intention to liquidate SPAC or the Company (or to cause SPAC or Holdco to liquidate for U.S. federal income tax purposes) following the Transactions.

5.12 Foreign Private Issuer Status.

Holdco is, and as of the initial filing of the Proxy/Registration Statement on Form F-4, the effectiveness of the Proxy/Registration Statement and the Closing shall be, a foreign private issuer as defined in Rule 405 under the Securities Act. Holdco is eligible to register the Holdco Ordinary Shares to be issued in the Transactions on Form F-4 under the Securities Act.

ARTICLE VI

COVENANTS OF THE COMPANY AND THE ACQUISITION ENTITIES

6.1 Holdco Nasdaq Listing.

From the date of this Agreement through the Closing, Holdco shall apply for, and shall use reasonable best efforts to cause, the Holdco Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq, subject only to official notice of issuance, prior to the Closing Date. Holdco shall, and the Company shall cause Holdco to, take all actions reasonably necessary to satisfy the applicable Nasdaq initial listing requirements in connection with the Transactions, including but not limited to requirements relating to public float, round lot holders and corporate governance.

6.2 Foreign Private Issuer Status.

From the date of this Agreement until the Closing, Holdco shall use commercially reasonable efforts to preserve its status as a foreign private issuer within the meaning of Rule 405 under the Securities Act, shall not knowingly take any action that would reasonably be expected to cause Holdco to cease to qualify as a foreign private issuer prior to the Closing, and shall use commercially reasonable efforts to establish such disclosure controls and procedures, internal controls, reporting systems and compliance policies as are reasonably necessary to prepare Holdco to comply with its reporting obligations under the Exchange Act as a foreign private issuer following the Closing, including the filing of annual reports on Form 20-F and current reports on Form 6-K, as applicable.

6.3 Preparation for Exchange Act Reporting.

Prior to the Closing, Holdco shall use commercially reasonable efforts to establish and prepare such reporting, disclosure controls and procedures, internal controls and compliance policies as are reasonably necessary to enable Holdco to comply, following the Closing, with its reporting obligations as a foreign private issuer under the Exchange Act, including the filing of annual reports on Form 20-F and current reports on Form 6-K, as applicable.

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6.4 Company Conduct of Business.

Except (a) as expressly permitted by this Agreement or the Ancillary Agreements, (b) as required by applicable Law, Governmental Authority, or any Contract to which any of the Conwall Companies is a party; (c) as set forth in Part 2 Section 6 of the Company Disclosure Letter, (d) for the incurrence of Company Transaction Expenses or (e) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause the other Conwall Companies to, and each Acquisition Entity shall, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth in Part 2 Section 6 of the Company Disclosure Letter, (iv) for the incurrence of Company Transaction Expenses, or (v) as consented to by SPAC in writing (which consent, except with respect to clauses (a) and (l) below, shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and shall cause the other Conwall Companies not to, and each Acquisition Entity shall not:

(a) change or amend the Governing Documents of any Conwall Company or any Acquisition Entity;

(b) make or declare any dividend or distribution to its stockholders or members, as applicable, of any Conwall Company or any Acquisition Entity or make any other distributions in respect of any of the Conwall Companies’ or any Acquisition Entity’s shares, capital stock or Equity Interests, except dividends and distributions by a wholly-owned Subsidiary of a Conwall Company to such Conwall Company or another wholly-owned Subsidiary of such Conwall Company;

(c) split, subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Conwall Companies’ or any Acquisition Entity’s shares, capital stock or Equity Interests, except for any such transaction by a wholly-owned Subsidiary of a Conwall Company that remains a wholly-owned Subsidiary of such Conwall Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares or shares of capital stock, membership interests or other Equity Interests of any Conwall Company or any Acquisition Entity, except for transactions between a Conwall Company and any wholly-owned Subsidiary of such Conwall Company;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Conwall Companies or any Acquisition Entity, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the Conwall Companies;

(f) acquire any ownership interest in any Real Property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) (i) make, change or revoke any material election in respect of Taxes, except to comply with IFRS or applicable Law, or settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability, except in the Ordinary Course, or (ii) change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement with respect to any Tax, waive or extend any statute of limitations period in respect of a material amount of Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i) take, agree to take, or fail to take, any material action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

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(j) except with respect to any issuance constituting part of the Post-Signing Investment Amount that has been approved and consummated in accordance with Section 6.11, (i) issue any additional interests of any Acquisition Entity or Conwall Company Interests or securities exercisable for or convertible into Conwall Company Interests or interests of any Acquisition Entity; or (ii) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Conwall Company;

(k) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Conwall Company or any Acquisition Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Conwall Company or any Acquisition Entity;

(l) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(m) other than Indebtedness under existing credit or lending facilities in existence on the date hereof, incur, assume or guarantee any Indebtedness except for borrowed money the principal amount of which does not exceed $1,000,000 in the aggregate;

(n) enter into, renew or amend in any material respect, (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Conwall Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (iii) any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.8(a)(i), (iv), (v), (vi) (only with respect to subclauses (B) or (C)), (vii), (viii) or (ix) of the Company Disclosure Letter, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(o) limit the right of any Conwall Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or

(p) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.4.

(q) with respect to any Material Project Contract, (i) enter into, terminate, cancel, rescind, suspend, materially amend, waive, settle, assign or otherwise materially modify any Material Project Contract, except as required by applicable Law, the terms of such Material Project Contract or with the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied); (ii) agree to any material change order, variation, claim settlement, extension of time, waiver of liquidated damages rights or other adjustment under any Material Project Contract, in each case involving an amount in excess of US$1,000,000 individually or US$3,000,000 in the aggregate; (iii) permit any material suspension or stoppage of work under any Material Project Contract for more than 30 consecutive days, other than as a result of force majeure or as required under the terms of such Material Project Contract; (iv) replace any key subcontractor in respect of any Material Project Contract if such replacement would reasonably be expected to adversely affect the cost-to-complete, project schedule or quality of such project in any material respect; (v) take or omit to take any action that would reasonably be expected to result in a material breach of, material default under, or termination, cancellation, rescission, suspension or material reduction in scope of, any Material Project Contract; (vi) permit, cause or fail to use reasonable best efforts to prevent any call, draw or threatened call or draw on any performance bond, advance payment bond, warranty bond, bank guarantee or similar credit support provided by or on behalf of any Conwall Company in connection with any Material Project Contract, in each case involving an amount in excess of $1,000,000 individually or $3,000,000 in the aggregate; or (vii) fail to promptly notify SPAC in writing after becoming aware of any termination notice, cancellation notice, suspension notice, material default notice, material claim, material dispute, or any call, draw or threatened call or draw on any performance bond, advance payment bond, warranty bond, bank guarantee or similar credit support, in each case with respect to any Material Project Contract;

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(r) During the Interim Period, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company shall, and shall cause its Subsidiaries to, and each Acquisition Entity shall, comply (a) in all material respects with, and continue performing under, as applicable, the Company’s organizational documents, such Subsidiary’s Governing Documents, and the Governing Documents of each Acquisition Entity, and all other Material Contracts to which any of the Conwall Companies may be a party, and (b) with all applicable Sanctions and Export Law. If, during the Interim Period, the Company or any Acquisition Entity (i) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (ii) becomes a party to or the subject of any pending (or to the Knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (iii) to the Knowledge of the Company, otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to the SPAC within three (3) Business Days of the discovery of the actual, alleged, or potential violation.

6.5 Execution and Filing of Reorganization Documents.

(a) Prior to the Reorganization Effective Time, the Company shall take all such actions as are reasonably necessary so that the Reorganization shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement and the share swap arrangement contemplated by EXHIBIT A. Without limiting the generality of the foregoing:

(i) as soon as practicable following the execution of this Agreement, the Company shall begin drafting (or cause its auditors to begin drafting) directors’ declarations, statements of material interests of directors, solvency statements, accompanying auditors’ reports and such other information relating to the Reorganization as is or may be required under the Malaysian Companies Act, in each case with respect to the Reorganization and shall prepare or cause to be prepared all shareholder approval, board approval, tax classification and other organizational documents required in connection with Holdco and Merger Sub (the “Other Reorganization Documents” together with the Reorganization Proposal, the “Reorganization Documents”);

(ii) as soon as practicable following the execution of this Agreement, the Company shall contact and engage with its secured creditors (if any) and such other creditors of the Company as may be agreed between SPAC and the Company and use its reasonable best efforts to obtain the written consent of such creditors to the Reorganization and the Transactions on terms satisfactory to the Company and the SPAC, both acting reasonably;

(iii) as soon as practicable before or following (as applicable) the effectiveness of the Proxy/Registration Statement each of the Company shall:

(A) so far as they are lawfully able, exercise their powers to cause the boards of directors of the Company to approve the Reorganization, resolve that the Reorganization is in the best interests of the Company and make solvency statements and/or declarations in respect of the Company (as the case may be);

(B) dispatch the Reorganization Documents to its shareholders in accordance with the Malaysian Companies Act;

(C) dispatch the notice of Reorganization Proposal to its secured creditors (if any) in accordance with the Malaysian Companies Act and such other creditors of the Company as may be agreed between SPAC and the Company; and

(D) obtain, or cause to be obtained, all shareholder, board, director, creditor and other approvals, consents, confirmations and waivers required to implement the Reorganization in accordance with EXHIBIT A and applicable Law.

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(b) The Company shall cause each of the Company’s Subsidiaries to, (i) cause the Reorganization Documents when delivered to shareholders, secured creditors or such other creditors as may be agreed between SPAC and the Company, to comply in all material respects with all Laws applicable thereto (including the Malaysian Companies Act), and (ii) cause the Reorganization to be declared effective under the Malaysian Companies Act.

(c) The Company shall prepare, or cause to be prepared, the Reorganization Documents and shall provide SPAC and its Representatives with a reasonable opportunity to review and comment on such Reorganization Documents prior to their execution, filing or dissemination. The Company shall consider in good faith any reasonable comments timely provided by SPAC; provided, however, that the prior written consent of SPAC shall only be required for any amendment, supplement or other modification to the Reorganization Documents that would (i) materially amend or deviate from the steps, sequence or structure of the Reorganization set forth in EXHIBIT A, (ii) materially adversely affect SPAC, the structure or terms of the Transactions, the Intended Tax Treatment, the Company Reorganization Consideration or the rights of the holders of SPAC Securities, or (iii) reasonably be expected to prevent, materially delay or impair the consummation of the Reorganization or the other Transactions. For the avoidance of doubt, no prior consent of SPAC shall be required for any amendment, supplement or modification that is administrative, ministerial or otherwise required to comply with applicable Law or the requirements of any Governmental Authority and does not have any of the effects described in clauses (i) through (iii). Any consent required under this Section 6.5(c) shall not be unreasonably withheld, conditioned or delayed.

(d) Each of SPAC, Holdco, and the Company shall ensure that all of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Reorganization Documents will, at the time the Reorganization Documents are sent to shareholders, secured creditors and such other creditors as may be agreed between SPAC and the Company, in each case, of the Company, as applicable.

(e) If at any time prior to the Reorganization Effective Time the Company, Holdco, or SPAC becomes aware that any information relating to the Company, Holdco, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Reorganization Documents is required to be amended, so that the Reorganization Documents would not fail to be true, accurate or not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be made, to the extent required by the Malaysian Companies Act, disseminated to the shareholders and secured creditors of the Company.

(f) If at any time prior to the Reorganization Effective Time the Company, Holdco, or SPAC becomes aware that any member or creditor of the Company or any other person to whom the Company is under an obligation, intends to object or has objected to the Reorganization Proposal (or the notification of publication thereof) (each, an “Reorganization Objection”), (i) SPAC, the Company, and Holdco shall discuss in good faith how to address any such Reorganization Objection and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable efforts to deal with such Reorganization Objection (whether by paying or discharging obligations to the applicable creditors or otherwise) so that no member or creditor of the Company, or other person to whom the Company is under an obligation, is able to delay the Reorganization or cause the Reorganization not to be consummated pursuant to the Reorganization Proposal and (ii) the Company shall not agree to any settlement or accommodation in respect of any Reorganization Objection without the prior written consent of SPAC, which consent shall not be unreasonably withheld, conditioned or delayed, only if such settlement or accommodation (A) requires any payment, discharge, waiver, undertaking or other financial accommodation by any Conwall Company in excess of US$1,000,000, individually or in the aggregate with respect to related Reorganization Objections, (B) materially amends or deviates from the Reorganization set forth in EXHIBIT A, (C) imposes any material non-monetary obligation or restriction on any Conwall Company, Holdco or SPAC, or (D) would reasonably be expected to prevent, materially delay or impair the consummation of the Reorganization or the other Transactions.

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6.6 Post-Closing Directors and Officers of Holdco.

Subject to the terms of the Holdco Governing Documents, Holdco shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the Holdco Board, shall consist of no less than seven (7) directors, of whom (i) one (1) will be designated by SPAC, and (ii) six (6) will be designated by the Company, of which a majority must qualify as an “independent director” under stock exchange regulations applicable to Holdco, and which shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the Holdco Governing Documents; and

(b) the officers of the Company holding such positions as set forth in Part 2 Section 7 of the Company Disclosure Letter shall be appointed as the officers of Holdco, each such officer to hold office in accordance with the Holdco Governing Documents.

6.7 D&O Indemnification and Insurance.

(a) From and after the Closing, Holdco and the Surviving Corporation shall, jointly and severally to the fullest extent permitted by applicable Law, honor, assume, and perform all rights to exculpation, indemnification, defense, and advancement of expenses existing in favor of any current or former director, officer, manager, employee, fiduciary, or agent of SPAC, or any person serving at the request of SPAC in such capacity for another Person (the “SPAC D&O Indemnified Parties”), whether arising under the SPAC Governing Documents, applicable Law, any indemnification agreement, employment agreement, board or stockholder approval, or otherwise, in each case as in effect at or before the Closing and to the extent permitted by applicable Law. For a period of six (6) years after the SPAC Merger Effective Time, Holdco shall, and shall cause the Surviving Corporation and each applicable subsidiary to, maintain in effect provisions in their respective Governing Documents providing for exculpation, indemnification, defense, and advancement of expenses for the benefit of the SPAC D&O Indemnified Parties that are no less favorable in the aggregate than the provisions contained in the SPAC Governing Documents as of the date of this Agreement. During such six-year period, no such provisions shall be amended, repealed, waived, or otherwise modified in any manner that would adversely affect the rights of any SPAC D&O Indemnified Party with respect to any act, omission, Event, fact, circumstance, or matter occurring or existing at or before the Closing, unless such amendment, repeal, waiver, or modification is required by applicable Law. The rights of the SPAC D&O Indemnified Parties under this Section 6.7 shall survive the Closing, shall not be terminated or modified in a manner adverse to any SPAC D&O Indemnified Party, shall be in addition to any other rights such persons may have under applicable Law, the SPAC Governing Documents, the Holdco Governing Documents, the Governing Documents of the Surviving Corporation, any indemnification agreement, or otherwise, and shall be enforceable by each SPAC D&O Indemnified Party and such person’s heirs, executors, administrators, and legal Representatives. For the avoidance of doubt, the foregoing includes any indemnifcation agreement between SPAC and each of the Persons identified on EXHIBIT G (each, an “Indemnified Person”), in each case to the extent such agreement is duly executed and in effect at or before the Closing, whether or not an executed copy thereof has been publicly filed. Promptly after the date of this Agreement, SPAC shall use reasonable best efforts to obtain, from the legal counsel that represented SPAC in connection with its initial public offering, SPAC’s corporate records or other available sources, the executed counterparts of such indemnification agreements and include them in the Closing binder. If an executed counterpart of an indemnification agreement with any such Person cannot be located before the Closing, SPAC shall, subject to the approval of the SPAC Board, enter into a replacement indemnification agreement with such Person substantially in the form filed as Exhibit 10.4 to SPAC’s Registration Statement on Form S-1, and Holdco and the Surviving Corporation shall honor, assume and perform such replacement indemnification agreement from and after the Closing to the fullest extent permitted by applicable Law.

(b) Without limiting Section 6.7(a), Holdco and the Surviving Corporation shall advance expenses, including attorneys’ fees, incurred by any SPAC D&O Indemnified Party in connection with any threatened, pending, or completed claim, action, suit, proceeding, inquiry, investigation, audit, examination, or regulatory matter arising out of or relating to such person’s service as a director or officer of SPAC or any act, omission, Event, fact, circumstance, filing, disclosure, decision, approval, communication, or matter occurring or existing at or before the Closing, to the fullest extent permitted by applicable Law and the applicable Governing Documents, subject only to receipt of any undertaking required by applicable Law.

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(c) At or before the Closing, the Company shall, or shall cause Holdco to, obtain and fully pay the premium for a six-year run-off, tail, legacy liability, prior-acts, or equivalent directors’ and officers’ liability insurance policy or policies (the “D&O Tail Insurance”) for the benefit of the SPAC D&O Indemnified Parties and any current or former directors and officers of Holdco and the Company who are insured thereunder (collectively, together with the SPAC D&O Indemnified Parties, the “D&O Indemnified Parties”), with respect to acts, omissions, events, facts, circumstances, filings, disclosures, decisions, approvals, communications, audits, investigations, Trust Account matters, tax matters, matters relating to SEC reporting obligations, Nasdaq listing matters, the Transactions, SEC reporting matters, Nasdaq matters, business-combination matters, and other matters occurring or existing at or before the Closing, including matters arising out of or relating to SPAC’s status as a special purpose acquisition company, blank check company, shell company, SEC registrant, a company listed or formerly listed on Nasdaq, or party to the Transactions. The limits of liability under the D&O Tail Insurance shall be separate from, and shall not be shared with or eroded by, any insurance coverage applicable to the Company, Holdco, or their respective directors or officers who are not SPAC D&O Indemnified Parties. Because SPAC’s prior directors’ and officers’ liability insurance is no longer in effect, the D&O Tail Insurance may be structured as a new legacy liability, prior-acts or equivalent policy rather than as an extension of an existing policy. The D&O Tail Insurance shall provide a six-year reporting period from and after the Closing Date and, to the fullest extent commercially available on commercially reasonable terms, shall cover pre-Closing acts from a retroactive or continuity date no later than the effective date of SPAC’s initial public offering registration statement or, if earlier, the date on which each SPAC D&O Indemnified Party first became a director or officer, include Side A coverage, severability and non-imputation protections for innocent insured persons, and non-rescindability of Side A coverage as to innocent insured persons. The limits, retention, exclusions and other terms of the D&O Tail Insurance shall provide the best coverage reasonably obtainable in the insurance market for companies similarly situated to SPAC and Holdco, taking into account underwriting requirements, availability and cost. The Company and Holdco shall use reasonable best efforts to obtain the D&O Tail Insurance at or before the Closing and shall consult with SPAC and the audit committee of the SPAC Board regarding available policy options, premiums, limits, retentions, exclusions, and other material terms before binding such coverage. Such consultation shall be accompanied by a written summary prepared by the applicable insurance broker setting forth the quoted limits, retentions, material exclusions and premiums. If any requested coverage or policy term is unavailable or not available on commercially reasonable terms, the Company and Holdco shall obtain the best available alternative coverage and provide SPAC and the audit committee of the SPAC Board with written evidence from the applicable insurance broker describing the coverage sought, the coverage available, the requested coverage or policy terms that are unavailable, and the reasons for such limitation. The obligation to obtain and fully pay for the D&O Tail Insurance described in this Section 6.7(c) shall be a covenant of the Company and Holdco and shall not be satisfied by an informal understanding, oral assurance, or intention to obtain or pay for such coverage after the Closing. The Parties shall determine in writing prior to the Closing whether the premium and costs of the D&O Tail Insurance shall constitute SPAC Transaction Expenses; provided, however, the treatment of such premiums and costs as SPAC Transaction Expenses or otherwise shall not relieve the Company or Holdco of its obligations under this Section 6.7(c) to cause the D&O Tail Insurance to be obtained and paid at or before the Closing unless an alternative arrangement is approved in accordance with Section 9.2.

(d) Effective no later than the Closing, Holdco shall obtain and maintain directors’ and officers’ liability insurance covering Holdco, the Surviving Corporation, and their respective directors and officers following the Closing, including any director designated by SPAC or any legacy SPAC director or officer who serves as a director, officer, consultant, adviser, or other covered person of Holdco or any of its subsidiaries following the Closing (the “Go-Forward D&O Insurance”). The Go-Forward D&O Insurance shall be customary for a Nasdaq-listed public company of comparable size, jurisdiction, industry, and risk profile and shall provide coverage on terms no less favorable to any covered legacy SPAC director or officer than the terms provided to any other similarly situated director or officer of Holdco or its subsidiaries. The Go-Forward D&O Insurance shall include public-company directors’ and officers’ liability coverage, including such Side A, Side B, Side C, entity securities-claim coverage, employment-practices coverage, fiduciary coverage, investigation coverage, and other coverage as is customary and available for similarly situated Nasdaq-listed public companies, subject to underwriting, exclusions, limits, retentions, and other policy terms. The premium and other costs of the Go-Forward D&O Insurance shall be borne by Holdco and shall not constitute SPAC Transaction Expenses.

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(e) At or before the Closing, the Company and Holdco shall deliver to SPAC reasonable evidence that the insurance coverage required pursuant to Sections 6.7(c) and 6.7(d) has been bound and that all premiums necessary to cause such insurance coverage to become effective have been paid or will be paid at the Closing from funds available at the Closing pursuant to irrevocable written funds-flow instructions. Such evidence may include insurance binders, policy or coverage confirmations, written confirmations from the applicable insurance broker, premium invoices, coverage summaries and evidence of payment. The Parties may commence underwriting and obtain a Closing-conditional binder before the Closing, provided that the applicable insurance coverage becomes effective no later than the Closing and all premiums required to place such coverage in effect are paid at or before the Closing. (f) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each SPAC D&O Indemnified Party and such person’s heirs, executors, administrators, and legal representatives. The provisions of this Section 6.7 shall survive the Closing for the periods stated herein and shall not be limited by any contrary provision regarding non-survival, non-recourse, amendment, waiver, third-party beneficiaries, or limitation of remedies, except to the extent required by applicable Law.

(g) Notwithstanding anything to the contrary contained in this Agreement, including Article XI, this Section 6.7 shall survive the Closing in accordance with its terms, shall be specifically enforceable by each SPAC D&O Indemnified Party and each D&O Indemnified Party, and shall not be limited, modified, waived, impaired or superseded by any provision of this Agreement relating to survival, exclusive remedies, limitations of liability, non-recourse, third-party beneficiaries, amendment or waiver, except to the extent expressly required by applicable Law.

6.8 No Trading in SPAC Stock.

The Company acknowledges and agrees that it and each other Conwall Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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6.9 Anti-Takeover Matters.

The Company shall not adopt any shareholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Conwall Company would be or become subject, party or otherwise bound.

6.10 Financials.

The Company shall provide to SPAC as promptly as practicable after the date of this Agreement all audited and unaudited financial statements, schedules and related financial information required to be included in the Registration Statement on Form F-4 (including the Proxy/Registration Statement), in each case in accordance with the Securities Act, the Exchange Act, Regulation S-X and all applicable rules and regulations of the SEC, including audited consolidated financial statements of the Company or Holdco, as applicable, covering the Conwall Companies for the two (2) most recently completed fiscal years, consisting of the audited consolidated balance sheets as of such date, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date prepared under IFRS audited in accordance with requirements of the PCAOB (the “Updated Financials”). For the avoidance of doubt, audited consolidated financial statements of Holdco shall satisfy the foregoing requirement to the extent that such financial statements include the financial position, results of operations and cash flows of the Conwall Companies for the applicable periods and otherwise satisfy the requirements applicable to the Proxy/Registration Statement and any other applicable SEC filing. Subsequent to the delivery of the Updated Financials, the Company’s consolidated interim financial statements for each 6-month period thereafter shall be delivered to SPAC no later than thirty (30) calendar days following the end of each 6-month period and consolidated interim monthly information for each month thereafter shall be delivered to SPAC no later than twenty (20) days following the end of each month prepared under IFRS audited in accordance with requirements of the PCAOB (the “Required Financial Statements”). If any Updated Financials or Required Financial Statements included or proposed to be included in the Proxy/Registration Statement become stale or cease to satisfy the financial statement age requirements of Regulation S-X or any other applicable rules or regulations of the SEC prior to the Closing, the Company shall promptly prepare and deliver such updated audited or unaudited annual or interim financial statements as may be required to maintain compliance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer or Chief Financial Officer of the Company or Holdco, as applicable, to the effect that such financial statements fairly present, in all material respects, the financial position and results of operations and cash flows of the applicable entities as of the dates and for the periods indicated, in accordance with IFRS, except as otherwise indicated therein and, in the case of unaudited interim financial statements, subject to normal year-end and audit adjustments. The Company will promptly provide additional Company financial information (including information required to prepare a Management Discussion and Analysis of Financial Condition and Results of Operations, including liquidity, capital resources, known trends and uncertainties, and management accounts required to complete any pro forma information) reasonably requested by SPAC for inclusion in the Proxy/Registration Statement and any other filings to be made by SPAC with the SEC. The Company shall use commercially reasonable efforts to cause its independent registered public accounting firm to deliver all consents required under the Securities Act for inclusion of its audit reports in the Proxy/Registration Statement (including the Registration Statement on Form F-4) and any amendment or supplement thereto and to cooperate with SPAC in responding to any SEC comments relating thereto. The Company shall maintain its books and records, and prepare all financial information during the Interim Period, in accordance with IFRS and on a basis consistent with prior periods, including with respect to revenue recognition, percentage-of-completion accounting, Backlog, variation orders, claims receivable, retention receivables, contract assets, contract liabilities, estimated costs to complete, expected-loss Contracts, liquidated damages, warranty reserves and bank guarantees applicable to the Company Projects.

6.11 Financing.

(a) The Company shall have primary responsibility for, and shall use commercially reasonable efforts to, arrange and consummate debt or equity financing in an aggregate amount of approximately US$3,000,000 to US$5,000,000 (the “Financing”). SPAC shall use commercially reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist the Company and Holdco in their efforts to consummate the transactions contemplated by the Financing on the terms and conditions agreed to among the parties; provided, however, that neither Holdco nor the Company shall be required to dispose of any assets or incur any expenses or make any other payments in connection therewith other than the incurrence of the Company’s Ordinary Course legal fees in connection with such matters. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that the Financing is intended as a non-binding target only, and the consummation of the Financing shall not be a condition to the Closing. The parties acknowledge and agree that the Financing is a financing target and that the consummation of the Financing, or the receipt of any minimum amount of proceeds therefrom, shall not itself be a condition to the Closing. For the avoidance of doubt, the foregoing shall not relieve either Party of its obligations to use commercially reasonable efforts under this Section 6.11, and any material breach of such obligations shall be subject to the applicable terms, conditions, cure rights and remedies set forth in this Agreement; provided, however, that neither the failure to obtain or consummate the Financing nor the failure to receive any minimum amount of proceeds therefrom shall, solely by reason thereof, constitute a breach of this Agreement or result in the failure of any condition set forth in Article IX. The Parties acknowledge and agree that this Section 6.11 constitutes an interim covenant only and does not create any condition to the Closing relating to the Financing. No condition to the Closing relating to the Financing, the consummation thereof or the receipt of any minimum amount of proceeds therefrom may be added except pursuant to a written amendment to this Agreement executed by SPAC, the Company and Holdco in accordance with Section 11.11. The proceeds of the Financing, if any, shall be used for the payment of unpaid SPAC Transaction Expenses, Company Transaction Expenses and for working capital and other general corporate purposes of Holdco and its Subsidiaries following the Closing. The Company and Holdco shall not use, and shall cause their respective Subsidiaries not to use, such proceeds for any other material purpose without the prior written consent of SPAC.

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(b) Without limiting the foregoing, any Financing involving the issuance, sale or grant of any Equity Interest of Holdco, the Company or any Conwall Company, or any securities convertible into or exchangeable or exercisable for any such Equity Interest, shall be subject to the prior written approval of SPAC, including with respect to the identity of the investors, the amount of securities to be issued, the purchase price, discount, conversion price, exercise price, liquidation preference, redemption right, anti-dilution protection, registration rights and any other material economic or governance terms thereof. Unless otherwise approved in writing by SPAC, no Financing shall be consummated at an effective purchase price, conversion price or exercise price of less than US$5.00 per Holdco Ordinary Share or equivalent security, as adjusted for any share split, share dividend, subdivision, reorganization, recapitalization or similar Event. If any Financing is consummated at an effective purchase price, conversion price or exercise price per Holdco Ordinary Share or equivalent security that is less than the valuation, exchange ratio or other per-share value used to determine the consideration payable to the Company Shareholders in connection with the Transactions, then, unless otherwise agreed in writing by SPAC and the Company, the parties shall negotiate in good faith appropriate adjustments to the consideration, exchange mechanics, capitalization or other economic terms of the Transactions to account for the dilutive effect of such Financing. Any proceeds raised pursuant to this Section 6.11 during the Interim Period shall be included in, and shall not be in addition to, the US$10,000,000 maximum Post-Signing Investment Amount. For the avoidance of doubt, nothing in this Section 6.11 shall permit the Company, Holdco or any Conwall Company to issue any Equity Interest or convertible, exchangeable or exercisable securities during the Interim Period except in compliance with Section 6.4 and this Section 6.11. For the further avoidance of doubt, the requirement to obtain SPAC’s prior written approval under this Section 6.11(b) shall not itself constitute a condition to the Closing, and the absence of any Financing approved or consummated pursuant to this Section 6.11 shall not result in the failure of any condition set forth in Article IX.

6.12 Shareholder Support Agreement.

In the event any Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under the Shareholder Support Agreement by such Company Shareholder to act for such Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the Malaysian Companies Act and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

ARTICLE VII

COVENANTS OF SPAC

7.1 Trust Account Payments.

Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and mutual agreement by the Company and SPAC, and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

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7.2 SPAC Reporting Status.

From the date of this Agreement until the Closing, SPAC shall use commercially reasonable efforts to (a) maintain its corporate existence and good standing, and (b) if required in connection with the Transactions, take all necessary actions to re-establish its status as a reporting company under the Exchange Act in connection with the effectiveness of the Proxy/Registration Statement on Form F-4, the SEC review process, the approval of Nasdaq and the Transactions. For the avoidance of doubt, nothing in this Agreement shall require SPAC to become or remain subject to the reporting requirements of the Exchange Act following the Closing, except to the extent necessary to complete the Transactions or as otherwise required by applicable Law.

7.3 SPAC Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as set forth in Section 7.3(a) of the SPAC Disclosure Letter, (iv) for the incurrence of SPAC Transaction Expenses or (v) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not:

(A) change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals;

(B) change, modify or amend the SPAC Rights Agreement (as defined in the SPAC Rights Agreement);

(C) (x) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect of its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Common Stock (prior to the SPAC Merger Effective Time) made as part of the SPAC Share Redemptions;

(D) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or business, or be acquired by any other Person;

(E) (x) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability, except in the Ordinary Course, or (y) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(F) take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(G) enter into, renew or amend in any material respect, any transaction or Contract (x) with an Affiliate of SPAC, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to SPAC as identified on the SPAC Financing Certificate or with the Company’s prior consent, which consent shall not be unreasonably withheld, (y) with any SPAC Stockholder except as permitted or contemplated by this Agreement, or (z) with any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

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(H) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any (x) Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement or (y) debt financing provided by Sponsor or any of its Affiliates to SPAC as identified on the SPAC Financing Certificate;

(I) (x) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (y) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the Transactions contemplated by this Agreement);

(J) (x) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Common Stock securities or rights exercisable for or convertible into SPAC Common Stock, or (y) grant any options, warrants or other equity-based awards with respect to SPAC Common Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(K) waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(L) (A) hire, or otherwise enter into any employment, collective bargaining, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(M) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(N) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(O) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3;

(P) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests; or

(Q) purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC.

(b) During the Interim Period, SPAC shall comply (i) in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party and (ii) with all applicable Sanctions and Export Law. If, during the Interim Period, the SPAC (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the Knowledge of SPAC, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) to the Knowledge of SPAC, otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to the Company within three (3) Business Days of the discovery of the actual, alleged, or potential violation.

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7.4 SPAC Public Filings.

Between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, SPAC shall comply in all material respects with applicable securities Laws to the extent applicable to it, and shall make such filings or furnish such information to the SEC as is reasonably required to consummate the Transactions, including in connection with the effectiveness of the Proxy/Registration Statement on Form F-4, the SEC review process, Nasdaq approval or the Closing (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (a) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (b) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that SPAC will have the final approval. The Company and Holdco shall promptly provide SPAC with such information, documents, financial statements and other reasonable assistance as SPAC may reasonably request in connection with the preparation, filing, review, amendment or completion of any Additional SEC Reports or any actions contemplated by Section 7.2, and shall cooperate in good faith with SPAC in responding to any comments or requests from the SEC or Nasdaq relating thereto.

ARTICLE VIII

JOINT COVENANTS

8.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to lawfully complete the Transactions, under the Laws set forth and described in Section 8.1(a) and Part 2 Section 43 of their SPAC Disclosure Letters and Company Disclosure letter respectively (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Outside Date (as defined below)) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.1(a), the first sentence of Section 8.1(b) or Section 8.3 shall require or obligate SPAC, any Conwall Companies, or any of their respective Affiliates to agree or otherwise be required to, take or forbear from any commercially impracticable action or accept any condition or restriction in order to obtain any Regulatory Approvals.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) to the extent required by applicable Laws, promptly (and, in the case of the initial filing required under the HSR Act, within twenty (20) Business Days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company and the Acquisition Entities agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (A) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (B) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (C) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

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8.2 Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals; Company Written Consent and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall prepare and mutually agree upon and Holdco, as the registrant, shall file with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) in connection with the registration under the Securities Act of the Holdco Ordinary Shares pursuant to this Agreement, to provide the Public Stockholders (as defined below) an opportunity in accordance with SPAC Governing Documents to have their shares of SPAC Common Stock redeemed in the SPAC Share Redemption and to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement, the Ancillary Agreements, the SPAC Merger and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (C) any other proposals as determined by SPAC, the Company and Holdco to be necessary or appropriate in connection with the Transactions contemplated hereby, and (D) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”). The Company, each Acquisition Entity and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each such Party each shall use its commercially reasonable efforts to (a) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (b) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (c) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (d) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and Holdco shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Holdco Ordinary Shares pursuant to this Agreement. Each of the Company, SPAC and Holdco also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC (in the case of SPAC) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders and shall use commercially reasonable efforts to ensure that such materials are disseminated to SPAC Stockholders no later than the lesser of (i) twenty (20) calendar days prior to the date of the SPAC Stockholder Meeting or any action by consent and (ii) the maximum period for disseminating such materials permitted under applicable Law. The Company acknowledges that, to the extent required by applicable Securities Laws in connection with the issuance of Holdco Ordinary Shares in the Transactions, the Company shall be treated as and shall cooperate in all respects necessary to become a co-registrant on the Proxy/Registration Statement, including by providing all required signatures, certifications, consents, financial statements and other information required under the Securities Act, the Exchange Act and Regulation S-K. Each of SPAC, Holdco and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of Holdco on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, Holdco, the Company or their respective Affiliates to any Regulatory Authority (including Nasdaq) in connection with the Transactions. Subject to Sections 2.5 and 11.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for fifty percent (50%) of all reasonable and documented third-party costs and expenses directly incurred in connection with the preparation, filing, printing, mailing and dissemination of the Proxy/Registration Statement, the solicitation of proxies thereunder and the related SEC, Nasdaq, transfer agent, proxy solicitor, financial printer and mailing fees (collectively, the “Proxy/Registration Statement Expenses”). The portion of the Proxy/Registration Statement Expenses allocated to the Company shall constitute Company Transaction Expenses, and the portion allocated to SPAC shall constitute SPAC Transaction Expenses and shall be subject to the Expense Cap and Section 11.6(b). Prior to the Closing, each of the Company and SPAC shall pay or advance the Proxy/Registration Statement Expenses invoiced by the service providers directly engaged by such Party, subject to a true-up between the Parties so that each Party ultimately bears fifty percent (50%) of the aggregate Proxy/Registration Statement Expenses. If the Closing occurs, all unpaid Proxy/Registration Statement Expenses and any amounts required to effect such true-up shall be included in the applicable Company Transaction Expenses Certificate or SPAC Transaction Expenses Certificate, as applicable, and paid or reimbursed at the Closing in accordance with Sections 2.5 and 11.6. If this Agreement is terminated without the Closing occurring, each of the Company and SPAC shall remain responsible for fifty percent (50%) of the aggregate Proxy/Registration Statement Expenses, and the Parties shall promptly make any payment necessary to give effect to such allocation.

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(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, Holdco and the Company. Holdco and the Company will advise SPAC, and SPAC will advise Holdco and the Company, as applicable, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Holdco Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(iii) If, at any time prior to the Closing, any Event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of Holdco on Form 6-K, SPAC shall promptly inform the Company and Holdco. If, at any time prior to the Closing, any Event or circumstance relating to an Acquisition Entity, the Company, any of its Subsidiaries or their respective officers or directors is discovered by an Acquisition Entity or the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of Holdco on Form 6-K, the Company or Holdco, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, Holdco and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(iv) Notwithstanding anything herein to the contrary, SPAC’s responsibilities with respect to the Proxy/Registration Statement shall be limited to soliciting proxies from its stockholders, obtaining the SPAC Stockholders’ Approval, administering the redemption process for holders of SPAC Common Stock in accordance with the SPAC Governing Documents and applicable Law, and preparing and providing the disclosure relating to SPAC required under applicable U.S. federal Securities Laws.

(v) Each of the Company, Holdco, Sponsor and SPAC shall promptly furnish, and shall cause their respective Representatives to furnish, all information, documents, financial statements and other materials reasonably requested in connection with the preparation, filing, amendment and effectiveness of the Proxy/Registration Statement on Form F-4, including all information required pursuant to Regulation S-K (including Subpart 1600), Regulation S-X, Schedule 14A, the Securities Act, the Exchange Act, the applicable rules of Nasdaq and any comments, requests or inquiries of the SEC or Nasdaq relating thereto, and shall cooperate in responding promptly to any comments received from the SEC or Nasdaq.

(vi) Without limiting the obligations set forth in Section 8.2(a)(v), each of the Company, Holdco, Merger Sub, Sponsor and SPAC shall reasonably cooperate in providing, reviewing and verifying all information reasonably requested for inclusion in the Proxy/Registration Statement or any other filing required under applicable Securities Laws relating to: (A) Sponsor compensation and other material economic interests; (B) actual or potential conflicts of interest involving Sponsor, SPAC and their respective directors, officers, Affiliates or advisors; (C) dilution to SPAC Stockholders resulting from the Transactions, including under various redemption scenarios and after giving effect to any financing transactions; (D) beneficial ownership of Holdco Ordinary Shares immediately following the Closing; (E) related-party transactions; (F) financial projections or forecasts, if any, together with the assumptions and limitations relating thereto; (G) the background of the Transactions, the negotiations leading to this Agreement and the basis for the recommendations of the respective boards of directors; (H) any fairness opinion, valuation report or similar financial analysis obtained in connection with the Transactions, if any; (I) the compensation arrangements of financial advisors, underwriters, placement agents, proxy solicitors, finders and other transaction advisors; (J) any PIPE financing, backstop arrangement, non-redemption agreement, Sponsor Side Arrangement or similar financing or support arrangement relating to the Transactions; and (K) any Inline XBRL tagging required under applicable Securities Laws. Each Party shall promptly provide such additional information and assistance as may be reasonably requested by the other Parties or their Representatives in connection with the preparation, review, filing and clearance of the Proxy/Registration Statement and related SEC filings.

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(b) SPAC Stockholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its commercially reasonable efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) to obtain the vote or consent of its stockholders required by and in compliance with all applicable Law or Nasdaq rules (as applicable) and the SPAC Charter; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting, (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholders’ Approval, provided, further, that in addition to the exceptions specified in the foregoing proviso, SPAC may postpone or adjourn on one occasion without the consent of the Company so long as the date of the SPAC Stockholder Meeting is not postponed or adjourned more than an aggregate of fifteen (15) consecutive calendar days in connection with such postponement or adjournment. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communication sent to SPAC Stockholders and holders of SPAC Rights with respect to the SPAC Stockholder Meeting.

(ii) Subject to clause (iii) below, the Proxy/Registration Statement shall include a statement to the effect that the SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”). The SPAC Board Recommendation shall be accompanied by disclosure in the Proxy/Registration Statement of the material factors considered by the SPAC Board in approving this Agreement and the Transactions, including any material interests of Sponsor, SPAC’s directors and officers and their respective Affiliates, and whether the SPAC Board received any fairness opinion, appraisal, valuation report or other third-party report, opinion or appraisal in connection with its evaluation of the Transactions.

(iii) Promptly following the execution of this Agreement, Holdco shall approve and adopt this Agreement, authorize the Plan of Reorganization, and approve the Transactions, as the sole stockholder of Merger Sub.

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(c) Written Consent/Approval of Company Shareholders.

(i) The Company shall seek (a) the irrevocable written consent of holders representing more than 50% of the Company Ordinary Shares entitled to vote, who attend and vote thereupon by way of passing a resolution of the Company Shareholders by written means in accordance with the Malaysian Companies Act (the “Company Written Consent”), in form and substance reasonably acceptable to SPAC, or (b) the ordinary resolution of holders representing more than 50% of the Company Ordinary Shares entitled to vote, who attend and vote thereupon passed at a duly convened and quorate meeting of the Company Shareholders (the “Company Ordinary Resolution”), in favor of the approval, authorization and adoption of this Agreement, the Ancillary Agreements, the SPAC Merger, the Reorganization and the other Transactions (including as required under the Malaysian Companies Act and the Company’s organizational documents) as promptly as reasonably practicable, but in any event within ten (10) Business Days after the Proxy/Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Written Consent or the Company Ordinary Resolution from the Company Shareholders, and to take all other action necessary or advisable to obtain the Company Written Consent or the Company Ordinary Resolution and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law or Nasdaq rules and the Company’s organizational documents; provided, that none of the Company or any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Written Consent or the Company Ordinary Resolution. To the extent practicable, and in any event subject to the Company’s obligations under Law, the Company shall provide SPAC with (1) reasonable updates regarding the status of and any issues arising with respect to obtaining the Company Written Consent or the Company Ordinary Resolution and (2) the right to review and discuss all material communication sent to Company Shareholders with respect to the Company Written Consent or the Company Ordinary Resolution. The Company shall comply in all material respects with the Company’s organizational documents, the applicable provisions of the Malaysian Companies Act and this Agreement in the distribution of any solicitation of the Company Written Consent or the Company Ordinary Resolution.

(ii) (A) The Company Board has recommended that the Company Shareholders vote in favor of the Company Ordinary Resolution or execute and deliver the Company Written Consent (the “Company Board Recommendation”) and (B) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(d) Post-Closing Reporting Cooperation.

(i) Following the Closing, the Company and Holdco shall cooperate in good faith in preparing any information reasonably required for Holdco to comply with its reporting obligations under the Exchange Act, including Form 20-F, Form 6-K and any applicable successor issuer or former shell company reporting requirements.

8.3 Support of Transaction.

The Company shall, and shall cause the other Conwall Companies and the Acquisition Entities to, and SPAC shall, (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any Conwall Company or any of the Acquisition Entities and SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Conwall Company, SPAC or the Acquisition Entities or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5, and without limiting the express obligations to make regulatory filings under Section 8.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Conwall Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Conwall Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Conwall Companies or SPAC or (v) bear any material expense, pay any material fee or grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

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8.4 Tax Matters.

(a) Each of Holdco, SPAC, Merger Sub, and the Company shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of Holdco, SPAC, Merger Sub, and the Company shall report the SPAC Merger, the Reorganization consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Law) or a change in applicable Law. In the event the SEC requests or requires tax opinions with respect to the U.S. federal income tax consequences of the Transactions, SPAC shall use reasonable best efforts to cause SPAC’s US Counsel to deliver such opinions, and each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, no party or their tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for their respective Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of such transactions included in the Proxy/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC). The covenants contained in this Section 8.4(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

(b) Within one hundred twenty (120) days after the end of Holdco’s current taxable year and each subsequent taxable year of Holdco for which Holdco reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Holdco shall (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (iii) make such PFIC status determinations available to the shareholders of Holdco. If Holdco determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Holdco shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Holdco shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Holdco or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 8.4(b), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (A) five years after the end of Holdco’s current taxable year, or (B) such time as Holdco has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

(c) Each of the parties hereto agrees to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Law) or a change in applicable Law.

(d) The Company acknowledges that any SPAC Stockholder who owns five percent (5%) or more of Holdco Ordinary Shares immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Stockholder made following the Closing Date, the Company shall (i) use reasonable best efforts to furnish to such SPAC Stockholder such information as such SPAC Stockholder reasonably requests in connection with such SPAC Stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such SPAC Stockholder with the information reasonably requested by such SPAC Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Stockholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting SPAC Stockholders.

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(e) Following the Closing Date, the Company shall, or shall cause SPAC to, comply with the Tax reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6).

(f) Any Transfer Taxes incurred in connection with the Transactions shall be borne and paid fifty percent (50%) by the Company and fifty percent (50%) by SPAC. The Parties shall cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable any of the foregoing to comply with any Tax Return filing requirements for such Transfer Taxes. The Person(s) required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Governmental Authority each such Tax Return and shall timely pay to the relevant Governmental Authority all Transfer Taxes due and payable thereon (subject to reimbursement in accordance with this Section 8.4). Any costs and expenses incurred in connection with the filing of any such Tax Return shall be borne fifty percent (50%) by the Company and fifty percent (50%) by SPAC.

8.5 Stockholder Litigation.

The Company and Holdco shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, in writing of any Action commenced (or to the Knowledge of the Company or Holdco (as applicable) or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement, the SPAC Merger, the Reorganization or any of the other Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. Each of the parties shall reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Stockholder Litigation. The Company and Holdco shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company or Holdco, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that the Company or Holdco may settle any such Stockholder Litigation without SPAC’s prior written consent if such settlement (i) requires aggregate monetary payments by the Conwall Companies not exceeding US$50,000, (ii) does not include any admission of wrongdoing or liability by any Conwall Company or any of its directors, and (iii) does not impose any injunctive relief or other material non-monetary obligation or restriction on any Conwall Company, Holdco or the Transactions. The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the SPAC, any of its respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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8.6 Acquisition Proposals and Alternative Transactions.

Except with respect to (a) the Post-Signing Investment Amount, (b) any bona fide debt financing obtained by any Conwall Company from a bank or other financial institution in the Ordinary Course and in compliance with Section 6.4, which does not involve the issuance of any Equity Interest or any security convertible into, exchangeable for or exercisable for any Equity Interest or the sale or transfer of any material assets of any Conwall Company, and (c) any Financing pursued or consummated in accordance with Section 6.11, during the Interim Period, neither the Company nor SPAC shall, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and SPAC or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Conwall Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its Affiliates or Representatives shall be deemed to be a breach of this Section 8.6 by such party. Notwithstanding the foregoing, any transaction between the existing Company Shareholders does not constitute an Acquisition Proposal or Alternative Transaction.

8.7 Access to Information; Inspection.

During the Interim Period, to the extent permitted by applicable Law, each of the Company, SPAC and the Acquisition Entities shall, and shall cause each of its Subsidiaries to, (a) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (b) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All non-public information obtained pursuant to this Section 8.7 shall be subject to any confidentiality agreement entered into between the Company and SPAC. If no such agreement has been entered into, each receiving Party shall keep such information confidential, use it solely in connection with the Transactions, disclose it only to its Representatives who need to know such information and are subject to confidentiality obligations, and, upon termination of this Agreement, promptly return or destroy such information upon the disclosing Party’s reasonable request, subject to applicable Law and customary document retention policies. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), or violate any Law or regulations applicable to such party.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.1 Conditions to the Obligations of SPAC, the Acquisition Entities and the Company.

The obligations of each of SPAC, the Acquisition Entities and the Company to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Stockholders’ Approval and the Company Written Consent or the Company Ordinary Resolution shall have been obtained.

(b) No Reorganization Objection shall have been raised, or any such Reorganization Objection which has been raised shall have been addressed such that no member or creditor of the Company, or other person to whom the Company is under an obligation, shall have the ability to delay the Reorganization or cause the Reorganization not to be consummated pursuant to the Reorganization Proposal;

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(c) All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(d) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) (i) Holdco’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, as of the Closing, after giving effect to the Transactions and any SPAC Share Redemptions, Holdco shall satisfy any applicable initial and continuing listing requirements of Nasdaq and Holdco shall not have received any notice of non-compliance therewith, and (ii) the Holdco Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, and, to the extent required by Nasdaq for the initial listing of the Holdco Ordinary Shares, Holdco shall have a sufficient number of round lot holders of the Holdco Ordinary Shares as of the Closing, and the outstanding Holdco Ordinary Shares held by Public Stockholders shall be listed on such exchange on the Closing Date; (iii) For purposes of Section 9.1(e)(ii), Lock-Up Shares, Sponsor Shares, shares held by Affiliates, shares held by control persons, and any other securities subject to resale restrictions shall not be counted as unrestricted publicly held shares, or included in the calculation of market value of unrestricted publicly held shares or unrestricted round lot holders, unless Nasdaq has confirmed in writing that such securities may be so included; (iv) if Holdco, SPAC or the Company proposes to rely on any PIPE Investment, replacement financing, non-redemption agreement, backstop arrangement, resale investor shares or any other financing or investor arrangement to satisfy any Nasdaq public float, market value of unrestricted publicly held shares, round lot holder or other listing requirement, SPAC and the Company shall have received legal analysis reasonably satisfactory to each of them confirming that the relevant securities may be treated as unrestricted for Nasdaq listing purposes.

(f) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(g) There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other Governmental Order issued by a court or other Governmental Authority of competent jurisdiction in any Action brought by a third party that is not an Affiliate of the parties hereto, which enjoins, prohibits or otherwise prevents the consummation of the Closing;

(h) Each of the Ancillary Agreements shall have been entered into and the same shall be in full force and effect;

(i) The Reorganization shall have been completed in accordance with Exhibit A and Holdco shall directly or indirectly own 100% of the outstanding Equity Interests of the Company.

(j) The Shareholder Support Agreement, Sponsor Support Agreement, Registration Rights Agreement, Lock-Up Agreement and any PIPE Subscription Agreements shall remain in full force and effect.

9.2 Conditions to the Obligations of SPAC.

The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC; provided that the condition set forth in Section 9.2(h) may be waived or replaced by an alternative arrangement only with the prior written approval of a majority of the independent and disinterested members of the SPAC Board, after consideration of the written recommendation of the audit committee of the SPAC Board and written evidence from the applicable insurance broker regarding availability, terms and cost; provided further that the audit committee of the SPAC Board shall deliver any written recommendation within three (3) Business Days after receipt of the applicable broker evidence, and failure to deliver a recommendation within such period shall not delay the Closing:

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(a) Each of the representations and warranties of the Company and of each Acquisition Entity contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants and obligations of the Company and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) All approvals, waivers or consents from any third parties set forth and described in Part 2 Section 8 of the Company Disclosure Letter shall have been obtained;

(e) Holdco shall have delivered to SPAC a true, correct and complete copy of the Lock-Up Agreement duly executed by the shareholders representing at least 93% of outstanding Company Shares, which amount shall include all shareholders owning greater than one percent (1%) of outstanding Company Shares;

(f) The Company and the Acquisition Entities, as applicable, shall have delivered executed counterparts to the Ancillary Agreements to which they are a party to SPAC;

(g) Holdco shall have been in material compliance with the applicable reporting requirements under the Securities Act and the Exchange Act, as applicable; and

(h) The Company and Holdco shall have delivered the evidence required by Section 6.7(e), and no fact or circumstance shall then exist that would prevent the applicable coverage from becoming effective upon the Closing and payment of the applicable premium, or an alternative arrangement shall have been approved in accordance with the introductory paragraph of this Section 9.2.

9.3 Conditions to the Obligations of the Company.

The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

(b) Each of the covenants and obligations of SPAC and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect;

(d) SPAC shall have delivered executed counterparts to the Ancillary Agreements to which it is a party to the Company;

(e) SPAC shall have been in material compliance with the applicable reporting requirements under the Securities Act and the Exchange Act, as applicable;

(f) Since the date of this Agreement, no SPAC Material Adverse Effect shall have occurred and be continuing; and

(g) SPAC shall not have taken any action that would materially impair the ability of Holdco to satisfy its reporting obligations under the Exchange Act following Closing.

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9.4 Frustration of Conditions.

None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.3.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.1 Termination.

This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company or SPAC to the other if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice from the Company or SPAC to the other if the Company Written Consent or the Company Ordinary Resolution shall not have been obtained within ten (10) Business Days after the Proxy/Registration Statement becomes effective;

(e) by written notice from the Company or SPAC to the other if Nasdaq shall have denied the initial listing application for the Holdco Ordinary Shares or it becomes reasonably apparent that such listing approval cannot be obtained prior to the Outside Date;

(f) by written notice from the Company or SPAC to the other if the Reorganization cannot be completed in accordance with this Agreement or any final, non-appealable Governmental Order permanently prevents consummation of the Reorganization;

(g) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or any Acquisition Entity set forth in this Agreement, including any failure to timely prepare, deliver or update the Company Financial Statements, any audit report required under applicable SEC rules or PCAOB requirements, or any information required for inclusion in the Proxy/Registration Statement, such that the conditions specified in Section 9.2(a) or 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Proxy/Registration Statement (including the Form F-4 of which it forms a part) has not been declared effective by the SEC on or prior to the Outside Date, or (iii) the Closing has not occurred on or before April 30, 2027 (the “Outside Date”), unless the SPAC is in material breach hereof;

(h) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, or (ii) the Proxy/Registration Statement (including the Form F-4 of which it forms a part) has not been declared effective by the SEC on or prior to the Outside Date, or (iii) the Closing has not occurred on or before the Outside Date, unless the Company is in material breach hereof.

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10.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, members, stockholders, or other Representatives, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement.

(b) Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the Transactions. If this Agreement is terminated pursuant to Section 10.1 as a result of a material breach by a Party, the non-breaching Party shall be entitled to reimbursement of its reasonable and documented out-of-pocket expenses actually incurred in connection with this Agreement, subject to a cap of US$5 million.

ARTICLE XI

MISCELLANEOUS

11.1 Trust Account Waiver.

The Company and each Acquisition Entity acknowledge that, as described in the final prospectus of SPAC, dated January 12, 2022 and available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Stockholders”). The Company and each Acquisition Entity understand and acknowledge that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes, cash in the Trust Account may be disbursed only (a) upon the completion of SPAC’s initial Business Combination; (b) to the Public Stockholders in connection with the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend SPAC’s amended and restated certificate of incorporation (i) to modify the substance or timing of SPAC’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its Public Shares if SPAC does not complete its initial Business Combination within the period to consummate the initial Business Combination, or (ii) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity; and (c) to the Public Stockholders in connection with the redemption of all of SPAC’s Public Shares if SPAC has not completed its initial Business Combination within the period to consummate the initial Business Combination, subject to applicable law. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, and each Acquisition Entity hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 11.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (a) nothing herein shall prohibit the Conwall Companies’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions and (b) nothing herein shall serve to limit or prohibit any claims that the Conwall Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

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11.2 Waiver.

Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

11.3 Notices.

All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when sent by registered or certified mail (or equivalent internationally recognized postal service), postage prepaid, (c) when delivered by an internationally recognized courier service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)	If to SPAC, to:

Broad Capital Acquisition Corp

Address: 5345 Annabel Lane, Plano, TX 75093

Tel: (469) 951-3088

Attention: Johann Tse

with a copy to:

Jingtian NY LLP

Address: 1185 Avenue of the Americas, Floor 3, New York, NY 10036

Tel: 1-929-635-0002

E-mail: ke.huang@jingtian.com

Attention: Ke·Huang,·Esq.

(b)	If to Holdco or Merger Sub:

Conwall Construction Industries Limited

Address: Palm Grove Unit 4,265 Smith Road, George Town, P.O Box 52A

Edgewater Way, #1653, Grand Cayman KY1-9006, Cayman Islands

E-mail: boonteik.ng@conwallci.com

Attention: Ng Boon Teik

with a copy to:

Jeff Leong, Poon & Wong

Address: B-11-8, Level 11, Megan Avenue 2, Jalan Yap Kwan Seng,

Kuala Lumpur 50450, Malaysia

Tel: (603) 2203 3388

E-mail: danny.hu@jlpw.com.my

Attention: Danny Hu Shi En

(b)	If to the Company, to:

CONWALL CONSTRUCTION INDUSTRIES SDN. BHD.

Address: No.25 & 27, Lorong Valdor Jaya 3, Golden Gateway, Kawasan

Perindustrian Valdor, 14200 Sungai Jawi, Pulai Pinang, Malaysia

E-mail: boonteik.ng@conwallci.com

Attention: Ng Boon Teik

with a copy to:

Jeff Leong, Poon & Wong

Address: B-11-8, Level 11, Megan Avenue 2, Jalan Yap Kwan Seng,

Kuala Lumpur 50450, Malaysia

Tel: (603) 2203 3388

E-mail: danny.hu@jlpw.com.my

Attention: Danny Hu Shi En

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

11.4 Assignment.

No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

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11.5 Rights of Third Parties.

Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equity holder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedy under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing.

11.6 Expenses.

(a) Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Holdco shall pay or cause to be paid, in accordance with Section 2.5(c), the Company Transaction Expenses (in the case of the Company) and the SPAC Transaction Expenses (in the case of SPAC), respectively; provided, further, that Holdco shall not be required to pay or cause to be paid any SPAC Transaction Expenses in excess of the Expense Cap except to the extent expressly provided in Section 11.6(b).

(b) If, at Closing, the unpaid SPAC Transaction Expenses exceed the Expense Cap (the amount by which the unpaid SPAC Transaction Expenses exceed the Expense Cap, the “SPAC Transaction Expenses Cap Excess”), the Sponsor shall be solely responsible for the SPAC Transaction Expenses Cap Excess and shall pay or cause such SPAC Transaction Expenses Cap Excess to be paid in cash at Closing. To the extent that any portion of the SPAC Transaction Expenses Cap Excess is not paid in cash by or on behalf of the Sponsor at Closing, the Sponsor shall automatically, without any further election, approval or action by Holdco, the Company or the Holdco Board, irrevocably forfeit and surrender to Holdco for no consideration a number of Holdco Ordinary Shares equal to the quotient of (i) the amount of the SPAC Transaction Expenses Cap Excess remaining unpaid by or on behalf of the Sponsor at Closing divided by (ii) $10.00. Holdco shall, pursuant to the Sponsor Support Agreement, cause Sponsor to take any other action reasonably requested by the Company to evidence the forfeiture and surrender of such shares pursuant to this provision. Upon and only to the extent of such forfeiture and surrender of Holdco Ordinary Shares, Holdco shall pay or cause to be paid the corresponding portion of the SPAC Transaction Expenses Cap Excess, in an amount equal to the number of Holdco Ordinary Shares so forfeited and surrendered multiplied by $10.00. To the extent that the Sponsor does not pay the SPAC Transaction Expenses Cap Excess in cash and does not have a sufficient number of Holdco Ordinary Shares available for forfeiture and surrender pursuant to this Section 11.6(b), neither Holdco, the Company nor any other Conwall Company shall be responsible for the remaining unpaid amount.

(c) From the date hereof until the Closing, SPAC shall provide to the Company on the first Business Day of every month, its good faith estimate of the unpaid SPAC Transaction Expenses (including a list of all such unpaid expenses together with written invoices).

11.7 Governing Law.

This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Board of Directors of the Company, the Reorganization and any exercise of appraisal and dissenters’ rights with respect to the Reorganization, shall in each case be governed by the applicable Laws of Malaysia and/or the Cayman Islands, as applicable).

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11.8 Headings; Counterparts.

The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

11.9 Company and SPAC Disclosure Letters.

The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

11.10 Entire Agreement.

This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the non-binding term sheet between SPAC and the Company, dated January 30, 2026). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth or referenced in this Agreement, and the Ancillary Agreements.

11.11 Amendments.

This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors.

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(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any related filing shall be deemed not to violate this Section 11.12.

11.13 Severability.

If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, all other terms and provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the original intent of the parties.

11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

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11.15 Enforcement.

The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

11.16 Non-Recourse.

(a) Solely with respect to the Company, SPAC and the Acquisition Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC or the Acquisition Entities as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or any Acquisition Entity (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

11.17 Non-Survival of Representations, Warranties and Covenants.

Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI. Nothing in this Agreement shall limit or restrict any rights or remedies arising out of Fraud or Willful Breach.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:

Broad Capital Acquisition Corp

By:
Name:	Johann Tse
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

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IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:

CONWALL CONSTRUCTION INDUSTRIES SDN. BHD.

By:
Name:	Ng Boon Teik
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

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IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

HOLDCO:

Conwall Construction Industries Limited

By:
Name:	Ng Boon Teik
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

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IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

MERGER SUB:

CONWALL DE SUB INC

By:
Name:	Ng Boon Teik
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

92

EXHIBIT A

Share Swap Agreement

[Intentionally Omitted]

EXHIBIT B

Form of Amended and Restated Memorandum and Articles of Association of Holdco

[Intentionally Omitted]

EXHIBIT C

Form of Shareholder Support Agreement

[Intentionally Omitted]

EXHIBIT D

Form of Sponsor Support Agreement

[Intentionally Omitted]

EXHIBIT E

Form of Lock-Up Agreement

[Intentionally Omitted]

EXHIBIT F

Form of Registration Rights Agreement

[Intentionally Omitted]

EXHIBIT G

INDEMNIFIED PERSONS

The following Persons are the Indemnified Persons referred to in Section 6.7(a):

No.	Legal Name	Identification Document Type and Number
1	Johann Tse	[Intentionally Omitted]
2	Rongrong Jiang	[Intentionally Omitted]
3	Nicholas Shao	[Intentionally Omitted]
4	Wayne Trimmer	[Intentionally Omitted]
5	Teck-Yong Heng	[Intentionally Omitted]
6	Keith Adams	[Intentionally Omitted]

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of August 12, 2026, by and among Broad Capital LLC, a Delaware limited liability company (collectively with its heirs, successors and assigns, the “Sponsor”), Broad Capital Acquisition Corp., a Delaware corporation (“SPAC”), CONWALL CONSTRUCTION INDUSTRIES LIMITED, a Cayman Islands exempted company (“Holdco”), and CONWALL CONSTRUCTION INDUSTRIES SDN. BHD., a company organized under the Laws of Malaysia (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of SPAC Common Stock and other securities of SPAC set forth on Schedule I hereto (all such securities, together with any additional shares of SPAC or Holdco acquired by Sponsor during the period from the date hereof through the Expiration Time, collectively, the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, SPAC, Holdco, Conwall DE Sub INC, a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), and the Company have entered into a Business Combination Agreement, dated as of the date hereof (as amended, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions, Merger Sub will be merged with and into SPAC (the “SPAC Merger”), with SPAC surviving the SPAC Merger as a wholly owned subsidiary of Holdco, subject to and on the terms and conditions set forth therein;

WHEREAS, as an inducement to SPAC, Holdco and the Company to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valid consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 No Transfer. During the period commencing on the date hereof and ending on the earlier of (a) the Closing and (b) such date and time as the Business Combination Agreement shall be validly terminated in accordance with Article X thereof (the earlier of (a) and (b), the “Expiration Time”), Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case, directly or indirectly, with respect to any Subject Shares (or any Holdco Ordinary Shares issued in exchange for, upon conversion of, or otherwise in respect thereof) owned by Sponsor, (ii) file (or participate in the filing of) a registration statement with the SEC (other than the Proxy/Registration Statement and any resale registration statement filed by Holdco relating to Holdco Ordinary Shares), (iii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Sponsor Agreement or otherwise transfer any voting or approval rights with respect to the Subject Shares, (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (or any Holdco Ordinary Shares issued in exchange for, upon conversion of, or otherwise in respect thereof) owned by Sponsor or (v) publicly announce any intention to effect any transaction specified in clause (i), (ii), (iii) or (iv) (clauses (i)-(v), collectively, “Transfer”).

Section 1.2 New Shares. In the event that (a) any Subject Shares are issued to Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares affecting the Subject Shares owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Subject Shares after the date of this Sponsor Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Subject Shares after the date of this Sponsor Agreement (such SPAC Common Stock, Holdco Ordinary Shares or other equity securities of SPAC or Holdco, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall constitute Subject Shares and be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Subject Shares owned by Sponsor as of the date hereof.

Section 1.3 Waiver of Anti-Dilution Provision. Subject to, and conditioned upon the occurrence of the Closing, Sponsor hereby irrevocably relinquishes and waives (for itself and for its successors, heirs and assigns), and agrees not to assert or perfect, to the fullest extent permitted by Law and the SPAC Charter, any anti-dilution adjustment, conversion adjustment or similar protection to which Sponsor may otherwise be entitled in connection with the Transactions contemplated by the Business Combination Agreement, including with respect to any shares of SPAC Common Stock or other equity-linked securities of SPAC.

Section 1.4 Closing Date Deliverables. On the Closing Date, Sponsor shall deliver to the Company (a) a duly executed copy of the Registration Rights Agreement substantially in the form attached as Exhibit F to the Business Combination Agreement; and (b) any other Ancillary Agreement to which Sponsor is required to be a party pursuant to the Business Combination Agreement.

Section 1.5 Sponsor Agreements.

(a) At any meeting of the stockholders of SPAC, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of SPAC is sought (including any action by written resolution), Sponsor shall (i) appear at each such meeting or otherwise cause all of its Subject Shares that constitute SPAC Common Stock and are entitled to vote, and any other SPAC Common Stock that Sponsor has the right to vote, to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of Sponsor’s Subject Shares that constitute SPAC Common Stock:

(i) in favour of the Transaction Proposals (or any sub-matter or actions in furtherance thereof);

(ii) in favour of any proposal to adjourn or postpone the applicable meeting to a later date if and only if there are not sufficient votes for the approval of the Transaction Proposals (or any sub-matter or actions in furtherance thereof) and any other matters required to be approved as set forth in the Proxy/Registration Statement on the date on which such meeting is held; and

(iii) against any proposal, action, transaction or agreement that would or would reasonably be expected to (A) delay, postpone, impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement, any other Ancillary Agreements, or the Transactions, including the SPAC Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC, Holdco or Merger Sub under the Business Combination Agreement or any other Ancillary Agreements, (C) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled, (D) amend the SPAC Governing Documents (including the SPAC Charter), including any change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC, (E) result in a business combination agreement or merger (other than the Business Combination Agreement and the SPAC Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by, or other change to the corporate structure or business of, SPAC or (F) result in a change in the business, management or board of directors of SPAC (other than in connection with the Transaction Proposals).

Sponsor hereby agrees not to commit or agree to take any action inconsistent with the foregoing.

(b) During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of the Company and Holdco, Sponsor shall not modify or amend any contract or any other agreement relating to the Subject Shares between or among Sponsor, anyone related by blood, marriage or adoption to the Sponsor or any Affiliate of Sponsor (other than SPAC or any of its subsidiaries), on the one hand, and SPAC or any of SPAC’s subsidiaries, on the other hand, in each case, in a manner that would reasonably be expected to adversely affect the Transactions or the other parties hereto.

(c) Sponsor hereby irrevocably relinquishes and waives (for itself and for its successors, heirs and assigns), and agrees not to assert or perfect, to the fullest extent permitted by Law, any rights of appraisal, dissenters’ rights or similar rights with respect to any Subject Shares that constitute SPAC Common Stock, to the extent such rights are available under applicable Law, arising in connection with the Transactions contemplated by the Business Combination Agreement.

Section 1.6 Further Assurances. Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the SPAC Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein. Sponsor agrees to take any additional actions, if any, required or deemed to be practical or necessary in order for Sponsor to provide an effective grant of proxy pursuant to the SPAC Charter (including the execution and delivery of such proxies, and the delivery and lodgement of such proxies) in order to consummate the transactions contemplated by this Sponsor Agreement.

Section 1.7 No Inconsistent Agreement. Sponsor hereby represents and warrants that it has not entered into, and covenants and agrees it shall not enter into, any Contract that would delay, postpone, impede, frustrate, prevent, nullify, restrict, limit or interfere with the performance of Sponsor’s obligations hereunder or make any representation and warranty contained herein untrue. Prior to the Expiration Time, Sponsor shall not liquidate or dissolve.

Section 1.8 Lock-Up Provisions.

(a) Subject to the exceptions set forth herein, during the applicable Lock-Up Period (as defined below), Sponsor agrees not to, without the prior written consent of the Holdco Board, Transfer any Locked-Up Securities (as defined below) held by it; provided, however, that if any other holder of securities of Holdco enters into an agreement relating to the subject matter set forth in this Section 1.8 in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to Sponsor.

For purposes of this Section 1.8, “Lock-Up Period” means: (i) with respect to any SPAC Common Stock held by Sponsor immediately prior to the Closing and any Holdco Ordinary Shares issued in exchange for, upon conversion of, or otherwise in respect thereof, the period commencing on the Closing Date and ending on the earliest of: (A) six (6) months after the Closing; (B) the date on which the closing price of Holdco Ordinary Shares equals or exceeds US$12.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing at least one hundred fifty (150) days after the Closing; and (C) the date on which Holdco consummates a liquidation, merger, share exchange or other similar transaction that results in all holders of Holdco Ordinary Shares having the right to exchange their Holdco Ordinary Shares for cash, securities or other property; and (ii) with respect to the Private Placement Securities (as defined below), the period commencing on the Closing Date and ending thirty (30) days after the Closing.

For purposes of this Section 1.8, “Locked-Up Securities” means (A) any SPAC Common Stock held by Sponsor immediately prior to the Closing; (B) any Holdco Ordinary Shares issued in exchange for, upon conversion of, or otherwise in respect of the securities described in clause (A); (C) any Private Placement Securities held by Sponsor immediately prior to or immediately after the Closing; and (D) any Holdco Ordinary Shares issued upon conversion, exercise or exchange of any Private Placement Securities. For the avoidance of doubt, the Locked-Up Securities exclude any Holdco Ordinary Shares acquired by Sponsor in open market transactions after the Closing.

For purposes of this Section 1.8, “Private Placement Securities” means securities of SPAC held by Sponsor that were acquired in a private placement in connection with SPAC’s initial public offering or issued upon conversion of Sponsor loans or other financing arrangements in accordance with the Business Combination Agreement, including any SPAC Common Stock or Holdco Ordinary Shares issued or issuable upon separation, conversion, exercise or exchange thereof.

(b) The restrictions set forth in Section 1.8(a) (the “Lock-Up Restrictions”) shall not apply to:

(i) Transfers to Sponsor’s affiliates, officers, directors, employees, equityholders, members, partners, immediate family members or related entities, including by gift, trust, estate planning, domestic relations order, divorce settlement, laws of descent and distribution or operation of law;

(ii) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(iii) pledges of any Locked-Up Securities to a financial institution that create a mere security interest in such Locked-Up Securities pursuant to a bona fide loan or indebtedness transaction so long as Sponsor continues to control the exercise of the voting rights of such pledged Locked-Up Securities as well as any foreclosures on such pledged Locked-Up Securities;

(iv) transactions relating to Holdco Ordinary Shares or other securities convertible into or exercisable or exchangeable for Holdco Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced during the applicable Lock-Up Period;

(v) Transfers to Holdco to satisfy tax withholding obligations or pursuant to any repurchase, forfeiture, vesting or similar contractual arrangement in effect as of the Closing;

(vi) the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Securities shall be made by Sponsor pursuant to such Trading Plan during the applicable Lock-Up Period and no public announcement or filing is voluntarily made regarding such plan during the applicable Lock-Up Period;

(vii) Transfers made in connection with a liquidation, merger, share exchange or other similar transaction that results in all holders of Holdco Ordinary Shares having the right to exchange their Holdco Ordinary Shares for cash, securities or other property subsequent to the Closing Date; and

(viii) transactions to satisfy any U.S. federal, state, or local income tax obligations of Sponsor or its direct or indirect owners arising from the Transactions, solely to the extent necessary to cover any such tax liability.

provided, however, that in the case of clauses (i) through (iii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(c) For the avoidance of doubt, Sponsor shall retain all of its rights as a stockholder of Holdco during the Lock-Up Period, including the right to vote any Locked-Up Securities or receive any dividends or distributions thereon.

(d) In furtherance of the foregoing, Holdco, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Securities, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

Article II

ADDITIONAL REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of Sponsor. Sponsor represents and warrants as of the date hereof to SPAC, Holdco and the Company as follows:

(a) Organization; Due Authorization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Sponsor. This Sponsor Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of Sponsor.

(b) Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Shares listed across from Sponsor’s name on Schedule I hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Sponsor Agreement, (ii) SPAC Governing Documents, (iii) the Business Combination Agreement, (iv) other Ancillary Agreements or (v) any applicable securities Laws. The Subject Shares are the only equity securities in SPAC or Holdco owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of the Subject Shares held by Sponsor are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder or under the Business Combination Agreement or any other Ancillary Agreements, or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares. Sponsor has full voting power with respect to the Subject Shares held by Sponsor. Other than the Subject Shares held by Sponsor, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or Holdco or any equity securities convertible into, or which can be exchanged for equity securities of SPAC or Holdco. The Subject Shares held by Sponsor constitute all of the Subject Shares beneficially owned by the Sponsor as of the date of this Sponsor Agreement.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Governing Documents of Sponsor, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon Sponsor or Sponsor’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement or (iii) conflict with or violate any material Contract to which Sponsor is a party or Law.

(d) Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, except as has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Sponsor’s ability to consummate the Transactions or perform its obligations under this Sponsor Agreement or the Business Combination Agreement.

(e) Brokerage Fees. Except as described in Section 4.9 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement or SPAC’s initial public offering based upon arrangements made by or on behalf of Sponsor or any of its Affiliates, for which SPAC or any of its Affiliates may become liable.

(f) Information Supplied. None of the information supplied or to be supplied by Sponsor or its respective Affiliates and Representatives expressly for inclusion or incorporation by reference: (i) in any current report on Form 6-K or Form 8-K or report on Form 20-F, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions, (ii) in the Proxy/Registration Statement or (iii) in the mailings or other distributions to SPAC Stockholders and prospective investors (including any actual or prospective investors in any PIPE Investment) with respect to the consummation of the Transactions or in any amendment to any of documents identified in clauses (i) through (iii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(g) Acknowledgment. Sponsor understands and acknowledges that each of SPAC, Holdco and the Company is entering into the Business Combination Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

Article III

MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the valid termination of the Business Combination Agreement in accordance with Article X thereof; provided, however, that if the Closing occurs, Section 1.8 and this Article III shall survive the Closing and remain in full force and effect in accordance with their respective terms.

Section 3.2 Governing Law; Jurisdiction. The terms of Section 11.7 and Section 11.14(a) of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.3 WAIVER OF JURY TRIAL. THE TERMS OF SECTION 11.14(b) OF THE BUSINESS COMBINATION AGREEMENT (WHICH FOR THE AVOIDANCE OF DOUBT CONTAIN A WAIVER OF ANY RIGHT TO A TRIAL BY JURY) SHALL APPLY TO THIS SPONSOR AGREEMENT AND ARE INCORPORATED BY REFERENCE HEREIN MUTATIS MUTANDIS.

Section 3.4 Binding Effect; Assignment; Third Parties. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Company and Holdco. Any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder. The terms of Section 11.4 and Section 11.5 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.5 Specific Performance; Exclusive Remedy. The terms of Section 11.15 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.6 Amendment; Waiver. The terms of Section 11.11 and Section 11.2 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.7 Severability. The terms of Section 11.13 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.8 Notices. The terms of Section 11.3 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis, which notices hereunder shall be addressed as follows:

If to SPAC or Sponsor:

Broad Capital Acquisition Corp.

Address: 5345 Annabel Lane, Plano, TX 75093

Tel: (469) 951-3088

Attention: Johann Tse

with a copy to (which will not constitute notice):

Jingtian NY LLP

Address: 1185 Avenue of the Americas, Floor 3, New York, NY 10036

Tel: 1-929-635-0002

Attention: Ke·Huang,·Esq.

Email: ke.huang@jingtian.com

If to the Company or Holdco:

CONWALL CONSTRUCTION INDUSTRIES SDN. BHD.

Address: No.25 & 27, Lorong Valdor Jaya 3, Golden Gateway, Kawasan Perindustrian Valdor,

14200 Sungai Jawi, Pulai Pinang, Malaysia

E-mail: boonteik.ng@conwallci.com

Attention: Ng Boon Teik

with a copy to (which will not constitute notice):

Jeff Leong, Poon & Wong

Address: B-11-8, Level 11, Megan Avenue 2, Jalan Yap Kwan Seng, Kuala Lumpur 50450, Malaysia

Tel: (603) 2203 3388

E-mail: danny.hu@jlpw.com.my

Attention: Danny Hu Shi En

Section 3.9 Counterparts. This Sponsor Agreement may be executed in one or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10 Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which such party is not permitted to accomplish (or take any action that such party is not permitted to take) directly under this Sponsor Agreement.

Section 3.11 Confidentiality. Sponsor agrees to keep confidential all non-public information regarding the Transactions and the Business Combination Agreement and shall not disclose such information except as required by applicable Law, stock exchange requirements or as otherwise consented to in writing by SPAC, Holdco or the Company.

Section 3.12 Interpretation. The terms of Section 1.2 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.13 Consent to Disclosure. Sponsor hereby consents to the publication and disclosure in any announcement or disclosure required by applicable securities Laws, the SEC or any other securities authorities of the Sponsor’s identity and ownership of Subject Shares (or the Holdco Ordinary Shares to which they convert), the nature of the Sponsor’s obligations hereunder and the other matters set forth in the Business Combination Agreement and the Ancillary Agreements, including the Transactions and the SPAC Merger.

Section 3.14 No Recourse. Effective as of the Closing, Sponsor agrees that no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or representative of SPAC, Holdco, the Company or any of their respective Affiliates shall have any liability to Sponsor for any obligations or liabilities arising under, in connection with or related to this Sponsor Agreement, the Business Combination Agreement, any Ancillary Agreements or the Transactions, whether in contract, tort, strict liability or otherwise, except to the extent such liability is expressly set forth in the Business Combination Agreement, this Sponsor Agreement or any other Ancillary Agreement. The terms of Section 11.16 of the Business Combination Agreement shall apply to this Sponsor Agreement and are incorporated by reference herein mutatis mutandis.

Section 3.15 Entire Agreement. This Sponsor Agreement and the agreements referenced herein (including the Business Combination Agreement and the other Ancillary Agreements) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and, save to the extent expressly set out in this Sponsor Agreement, the Business Combination Agreement, the other Ancillary Agreements or the Confidentiality Agreement, supersede all prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

[Signature pages follow.]

IN WITNESS WHEREOF the parties have hereunto caused this Sponsor Support Agreement to be duly executed as of the date first above written.

SPONSOR:

BROAD CAPITAL LLC

By:
Name:	Johann Tse
Title:	Manager

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Sponsor Support Agreement to be duly executed as of the date first above written.

SPAC:

Broad Capital Acquisition Corp.

By:
Name:	Johann Tse
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Sponsor Support Agreement to be duly executed as of the date first above written.

HOLDCO:

Conwall Construction Industries Limited

By:
Name:	Ng Boon Teik
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Sponsor Support Agreement to be duly executed as of the date first above written.

COMPANY:

CONWALL CONSTRUCTION INDUSTRIES SDN. BHD.

By:
Name:	Ng Boon Teik
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Subject Shares

Sponsor	SPAC Common Stock	Private Placement Rights
Broad Capital LLC	2,910,897	Rights convertible into approximately 45,113 shares of SPAC Common Stock

[Schedule I to Sponsor Support Agreement]

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT, dated as of August 12, 2026 (this “Support Agreement”), is entered into by and among the shareholders listed on Schedule A hereto, together with any other Person who may become a party hereto pursuant to a joinder agreement in substantially the form attached hereto as Schedule B (each, a “Shareholder”), CONWALL CONSTRUCTION INDUSTRIES SDN. BHD., a company organized under the Laws of Malaysia (the “Company”), Conwall Construction Industries Limited, a Cayman Islands exempted company (“Holdco”), and Broad Capital Acquisition Corp., a Delaware corporation (“SPAC”). Capitalized terms used but not defined in this Support Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, the Company, Holdco, Conwall DE Sub INC, a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), and SPAC have entered into a Business Combination Agreement (as the same may be amended, restated or supplemented, the “Business Combination Agreement”), in connection with which, prior to the date hereof, Holdco and the Company completed the reorganization of the Company in the manner set forth on Exhibit A thereto (the “Reorganization”), pursuant to which Holdco acquired all of the issued and outstanding Company Shares and the Company became a wholly owned subsidiary of Holdco, and pursuant to which, among other things, Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving corporation of such merger and a direct wholly owned subsidiary of Holdco (the “SPAC Merger” and, together with the Reorganization and the other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements, the “Transactions”);

WHEREAS, as of the date hereof, each Shareholder owns the number of Holdco Ordinary Shares set forth opposite such Shareholder’s name on Schedule A hereto, and all such Holdco Ordinary Shares, together with any additional Holdco Ordinary Shares or other equity securities of Holdco or any successor entity over which such Shareholder hereafter acquires ownership of record or the power to vote prior to the termination of this Support Agreement, are referred to herein as the “Shareholder Shares”); and

WHEREAS, in order to induce SPAC to enter into the Business Combination Agreement, each Shareholder is executing and delivering this Support Agreement to SPAC.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreements. During the period commencing on the date hereof and ending on the earlier to occur of (i) the SPAC Merger Effective Time, and (ii) such date and time as the Business Combination Agreement shall be terminated (whichever is earlier, the “Expiration Time”), each Shareholder, in its capacity as a shareholder of the Holdco, agrees that, at any meeting of the shareholders of the Holdco or any successor entity related to the Transactions contemplated by the Business Combination Agreement (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and/or in connection with any written consent of the Holdco’s shareholders related to the Transactions contemplated by the Business Combination Agreement (all meetings or consents related to the Business Combination Agreement, collectively referred to herein as the “Meeting”), such Shareholder shall:

a. when the Meeting is held, appear at the Meeting or otherwise cause its Shareholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b. vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Shareholder Shares in favour of the Business Combination Agreement and the Transactions contemplated thereby, including the SPAC Merger;

c. authorize and approve any amendment to the Governing Documents of the Holdco or any successor entity that is deemed necessary or advisable by the Holdco for purposes of effecting the Transactions; and

d. vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of its Shareholder Shares against any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the SPAC Merger or any of the Transactions, (y) result in a breach of any covenant, representation, warranty or other obligation or agreement of the Company or Holdco under the Business Combination Agreement or (z) result in a breach of any covenant, representation, warranty or other obligation or agreement of such Shareholder contained in this Support Agreement.

2. Restrictions on Transfer. Until the Expiration Time, each Shareholder agrees that it shall not sell, assign or otherwise transfer any of its Shareholder Shares, unless the buyer, assignee or transferee thereof executes a joinder agreement to this Support Agreement in substantially the form set forth on Schedule B hereto. Holdco shall not register any sale, assignment or transfer of the Shareholder Shares on Holdco’s register of members (book entry or otherwise) that is not in compliance with this Section 2.

3. New Securities. During the period commencing on the date hereof and ending on the Expiration Time, in the event that, (a) any additional Holdco Ordinary Shares or other equity securities of Holdco are issued to any Shareholder after the date of this Support Agreement, including pursuant to any share dividend, share split, recapitalization, reclassification or combination, (b) any Shareholder purchases or otherwise acquires beneficial ownership of any additional Holdco Ordinary Shares or other equity securities of Holdco after the date of this Support Agreement, or (c) any Shareholder acquires the right to vote or share in the voting of any Shareholder Shares after the date of this Support Agreement (such Shareholder Shares, collectively the “New Securities”), then such New Securities acquired or purchased by the relevant Shareholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted the Shareholder Shares as of the date hereof.

4. No Challenge. Each Shareholder agrees, in its capacity as a shareholder only, not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Holdco, SPAC, Merger Sub, or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Support Agreement or the Business Combination Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

5. Consent to Disclosure. Each Shareholder hereby consents to the publication and disclosure in the Proxy/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company, Holdco or SPAC to any Governmental Authority or to security holders of the Company, Holdco or SPAC) of such Shareholder’s identity and beneficial ownership of Shareholder Shares and the nature of such Shareholder’s commitments, arrangements and understandings under and relating to this Support Agreement and, if deemed appropriate by the Company, Holdco or SPAC, a copy of this Support Agreement. Each Shareholder will promptly provide any information reasonably requested by the Company, Holdco or SPAC for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

6. Waiver. Each Shareholder irrevocably and unconditionally (i) waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Business Combination Agreement and the consummation by the parties of the transactions contemplated thereby, including the SPAC Merger, that such shareholder may have under applicable law and (ii) waives its or its successor entity’s right to certain payments upon liquidation of the Holdco, or other entity of which the Shareholder Shares represent ownership interests pursuant to the Holdco’s or such other entity’s organizational documents.

7. Shareholder Representations. Each Shareholder represents and warrants to the Company, Holdco, and SPAC as of the date hereof, that:

a. such Shareholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

b. (i) if such Shareholder is not an individual, such Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within such Shareholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Shareholder and (ii) if such Shareholder is an individual, the signature on this Support Agreement is genuine, and such Shareholder has legal competence and capacity to execute the same;

c. this Support Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

d. the execution and delivery of this Support Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Shareholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Support Agreement;

e. there are no Actions pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of such Shareholder’s obligations under this Support Agreement;

f. no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee or other commission in connection with this Support Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Shareholder or, to the knowledge of such Shareholder, by the Company;

g. such Shareholder has had the opportunity to read the Business Combination Agreement and this Support Agreement and has had the opportunity to consult with such Shareholder’s tax and legal advisors;

h. such Shareholder has not entered into, and shall not enter into, any agreement that would prevent such Shareholder from performing any of such Shareholder’s obligations hereunder;

i. such Shareholder has good title to the Shareholder Shares opposite such Shareholder’s name on Schedule A, free and clear of any Liens other than Liens pursuant to this Support Agreement, the other Ancillary Agreements, the Governing Documents of the Holdco, or such other entity of which the Shareholder Shares represent ownership interests and the Permitted Liens, and such Shareholder has the sole power to vote or cause to be voted such Shareholder Shares; and

j. the Shareholder Shares listed opposite such Shareholder’s name on Schedule A are the only shares of the Holdco’s capital stock (or such other entity of which the Shareholder Shares represent ownership interests) owned of record or beneficially owned by the Shareholder as of the date hereof, and none of such Shareholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Shareholder Shares that is inconsistent with such Shareholder’s obligations pursuant to this Support Agreement.

8. Damages; Remedies. Each Shareholder hereby agrees and acknowledges that (a) the Company, Holdco and SPAC would be irreparably injured in the event of a breach by the Shareholder of its obligations under this Support Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

9. Entire Agreement; Amendment. This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

10. Assignment. No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding upon the Company, Holdco, SPAC, each Shareholder and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

11. Counterparts. This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

12. Severability. This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13. Governing Law; Jurisdiction; Jury Trial Waiver. Section 11.7 and Section 11.14 of the Business Combination Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Support Agreement.

14. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.3 of the Business Combination Agreement to the applicable party, with respect to the Company, Holdco and SPAC, at the address set forth in Section 11.3 of the Business Combination Agreement, and, with respect to each Shareholder, at its address set forth on Schedule A.

15. Termination. This Support Agreement shall terminate on the earlier of the Closing or the termination of the Business Combination Agreement. No such termination shall relieve any of the Company, Holdco, SPAC or Shareholder from any liability resulting from a breach of this Support Agreement occurring prior to such termination.

16. Adjustment for Stock Split. If, and as often as, there are any changes in the Shareholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company, Holdco, SPAC, each Shareholder and the Shareholder Shares as so changed.

17. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

BROAD CAPITAL ACQUISITION CORP.

By:
Name:	Johann Tse
Title:	Chief Executive Officer

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

CONWALL CONSTRUCTION INDUSTRIES SDN. BHD.

By:
Name:	Ng Boon Teik
Title:	Chief Executive Officer

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

CONWALL CONSTRUCTION INDUSTRIES LIMITED

By:
Name:	Ng Boon Teik
Title:	Chief Executive Officer

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

Shareholders

By:
Name:	NG BOON TEIK

By:
Name:	JINGJI HU

[Signature Page to Shareholder Support Agreement]

SCHEDULE A

LIST OF HOLDCO SHAREHOLDERS

Shareholder	Number of Holdco Ordinary Shares	Address for Notices
NG BOON TEIK	21,000,000 ordinary shares	25, Lorong Janggus Jaya 2, Taman Janggus Jaya, 13500 Permatang Pauh, Penang. Malaysia

JINGJI HU	9,000,000 ordinary shares	No.603, Block C6,Rong Heng Xin Yuan, Bao Tian Road 1, Xiang Street, Bao An District, Shenzhen City Guangdong Province, China

A-1

SCHEDULE B

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Shareholder Support Agreement dated as of ___, 2026 (as the same may be amended from time to time, the “Support Agreement”), by and among CONWALL CONSTRUCTION INDUSTRIES SDN. BHD., a company organized under the Laws of Malaysia (the “Company”), Conwall Construction Industries Limited, a Cayman Islands exempted company (“Holdco”), and Broad Capital Acquisition Corp., a Delaware corporation (“SPAC”), and the other parties thereto. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Support Agreement.

By executing and delivering this Joinder Agreement to the Company, Holdco, and SPAC, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Support Agreement as a Shareholder in the same manner as if the undersigned were an original signatory to the Support Agreement; provided, however, that (i) the expressions of “the date hereof” and “the date of this Support Agreement” or similar expressions in Section 1, Section 3 and Section 7 of the Support Agreement shall be deemed to be the date of this Joinder Agreement, and (ii) for purposes of the Support Agreement and this Joinder Agreement, the Shareholder Shares owned by the Joining Party as of the date of this Joinder Agreement shall be _____.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: _____, 2026

NAME OF JOINING PARTY

By:
Name:
Title:

Notices Information:

Address:

Email:

Attention:

B-1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”) effective as of August 12, 2026, is made and entered into by and among Conwall Construction Industries Limited, a Cayman Islands exempted company (“Holdco”), Broad Capital Acquisition Corp, a Delaware corporation (“SPAC”), Broad Capital LLC (“Sponsor”), certain holders of Company Shares (as defined below), certain holders of SPAC Common Stock (as defined below), and the holders of the private SPAC Units (as defined below), in each case identified on the signature pages hereto, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement (collectively, the “Investors”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, the parties thereto have entered into that Business Combination Agreement, dated as of August 12, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, Holdco, Conwall DE Sub INC, a Delaware corporation and a wholly-owned subsidiary of Holdco (“Merger Sub”), and Conwall Construction Industries Sdn. Bhd., a company organized under the Laws of Malaysia (the “Company”), pursuant to which (a) Holdco and the Company will effect a reorganization pursuant to which, at the completion, Holdco will become the public holding company of the Company and the Company will become a direct or indirect wholly owned subsidiary of Holdco (the “Reorganization”), (b) immediately following the Reorganization, Merger Sub will merge with and into SPAC, the separate existence of Merger Sub will cease, and SPAC will be the surviving corporation of such merger and a direct wholly owned subsidiary of Holdco (the “SPAC Merger” and, together with the Reorganization and the other transactions contemplated by the Business Combination Agreement and the Ancillary Agreements, the “Transactions”). Following the consummation of the Transactions, Holdco will be a publicly traded company whose ordinary shares are listed on Nasdaq.

WHEREAS, certain holders of Company Shares, certain holders of SPAC Common Stock and the holders of the private SPAC Units will receive Holdco Ordinary Shares pursuant to the Reorganization or the SPAC Merger, as applicable, by the Closing;

WHEREAS, the Investors and Holdco desire to enter into this Agreement in connection with the closing of the transactions contemplated by the Business Combination Agreement to provide the Investors with certain rights relating to the registration for resale of the securities held by them as of the date hereof or received by them in connection with the Transactions on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Agreement” is defined in the preamble to this Agreement.

“Business Combination Agreement” is defined in the recitals to this Agreement.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Closing” means the consummation of the Transactions in accordance with the Business Combination Agreement.

“Closing Date” means the date on which the Closing occurs.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Company Shares” means the Company Ordinary Shares.

“Company” is defined in the recitals to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Effective Date” means the date the parties consummate the Transactions.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Holdco” is defined in the preamble to this Agreement.

“Holdco Ordinary Shares” means the ordinary shares in the capital of Holdco.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“IPO” means SPAC’s initial public offering.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Merger Sub” is defined in the recitals to this Agreement.

“Notices” is defined in Section 6.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.

“Piggy-Back Registration” is defined in Section 2.2.1(a).

“Pro Rata” is defined in Section 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means Holdco Ordinary Shares that the Investors shall receive pursuant to the Transactions, including (i) the Holdco Ordinary Shares issued to certain shareholders of the Company, (ii) the Holdco Ordinary Shares issued to certain stockholders of SPAC, (iii) the Holdco Ordinary Shares issued or issuable in respect of the private SPAC Units held by the holders thereof. Registrable Securities include Holdco Ordinary Shares issued or issuable as a dividend or other distribution with respect to, or in exchange for or in replacement of, any such Holdco Ordinary Shares. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Holdco and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations.

“Registration Statement” means a registration statement filed by Holdco with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4, Form F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Resale Shelf Registration Statement” is defined in Section 2.3.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“SPAC” is defined in the preamble to this Agreement.

“SPAC Common Stock” means the common stock of SPAC, par value $0.0001 per share.

“SPAC Merger” is defined in the recitals to this Agreement.

“SPAC Right” means a right to receive one-tenth (1/10) of one share of SPAC Common Stock upon the consummation of an initial business combination.

“SPAC Units” means the units of SPAC, each unit comprising one share of SPAC Common Stock and one SPAC Right.

“Sponsor” means Broad Capital LLC.

“Transactions” is defined in the recitals to this Agreement.

“Underwriter” means, solely for the purposes of this Agreement, a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of Holdco are sold to the Underwriter in a firm commitment underwriting for distribution to the public.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Demand Registration. At any time and from time to time on or after the Effective Date, with respect to all Registrable Securities, the holders of a majority-in-interest of the Registrable Securities, as the case may be, held by the Investors, may make a written demand, on no more than two occasions, for registration under the Securities Act of all or part of their Registrable Securities, as the case may be (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. Holdco shall notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify Holdco within fifteen (15) days after the receipt by the holder of the notice from Holdco. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. Holdco shall not be obligated to effect more than an aggregate of two (2) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities.

2.1.2 Effective Registration. A registration will not count as a Demand Registration until (i) the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective, (ii) Holdco has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that Holdco shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Underwritten Offering pursuant to Demand Registration. If a majority-in-interest of the Demanding Holders so elect and such holders so advise Holdco as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such Underwritten Offering and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4 Reduction of Offering in Connection with Demand Registration. If the managing Underwriter(s) in an Underwritten Offering effected pursuant to a Demand Registration in good faith advises Holdco and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other Holdco Ordinary Shares or other securities which Holdco desires to sell, if any, as to which a registration has been requested pursuant to separate written contractual piggy-back registration rights held by other shareholders of Holdco who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then Holdco shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) up to the maximum amount that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), Holdco Ordinary Shares or other securities that Holdco desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), Holdco Ordinary Shares or other securities for the account of other persons that Holdco is obligated to register pursuant to other written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5 Demand Registration Withdrawal.

(a) If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to Holdco and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in this Section 2.1. Notwithstanding the forgoing, an Investor may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Registration Statement; provided that such withdrawal shall be irrevocable and, after making such withdrawal, an Investor shall no longer have any right to include Registrable Securities in the Demand Registration as to which such withdrawal was made.

(b) Notwithstanding anything to the contrary in this Agreement, Holdco shall be responsible for the registration expenses described in Section 3.3 incurred in connection with a Registration pursuant to a Demand Registration or an Underwritten Offering prior to its withdrawal under this Section 2.1.5.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights.

(a) If at any time on or after the Effective Date, Holdco proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by Holdco for its own account or for the account of shareholders of Holdco (or by Holdco and by shareholders of Holdco including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Holdco’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of Holdco or (iv) for a dividend reinvestment plan, then Holdco shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). Subject to Section 2.2.2 hereof, Holdco shall cause such Registrable Securities to be included in such registration and use its commercially reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of Holdco and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their Registrable Securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration. Notwithstanding the provisions set forth in the immediately preceding sentences, the right to a Piggy-Back Registration set forth under this Section 2.2.1 with respect to the Registrable Securities shall terminate on the third anniversary of the Effective Date.

2.2.2 Reduction of Underwritten Offering in Connection with Piggy-Back Registration. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an Underwritten Offering advises Holdco and the holders of Registrable Securities participating in the Underwritten Offering in writing that the dollar amount or number of Holdco Ordinary Shares which Holdco desires to sell in such Underwritten Offering, taken together with Holdco Ordinary Shares, if any, as to which inclusion in such Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which inclusion in such Underwritten Offering has been requested under Section 2.2.1 above, and Holdco Ordinary Shares, if any, as to which inclusion in such Underwritten Offering has been requested pursuant to separate written contractual Piggy-Back Registration rights of other shareholders of Holdco, exceeds the Maximum Number of Shares, then Holdco shall include in any such registration:

(a) If the Underwritten Offering is undertaken for Holdco’s account: (A) first, Holdco Ordinary Shares or other equity securities that Holdco desires to sell in such Underwritten Offering that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), Holdco Ordinary Shares or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), Holdco Ordinary Shares or other securities for the account of other persons that Holdco is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

(b) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities, (A) first, Holdco Ordinary Shares or other securities for the account of the demanding persons and Holdco Ordinary Shares or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), Holdco Ordinary Shares or other securities that Holdco desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), Holdco Ordinary Shares or other securities for the account of other persons that Holdco is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares.

2.2.3 Piggy-Back Registration Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to Holdco of such request to withdraw prior to the effectiveness of the Registration Statement. Holdco (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, Holdco shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.3 Resale Shelf Registration Rights.

2.3.1 Registration Statement Covering Resale of Registrable Securities. The holders of Registrable Securities may at any time and from time to time, request in writing that Holdco register the resale of any or all of such Registrable Securities on Form S-3, Form F-3 or any similar short-form registration which may be available at such time (the “Resale Shelf Registration Statement”); provided, however, that (i) Holdco shall not be obligated to effect such request through an Underwritten Offering and (ii) Holdco shall not be obligated to effect more than two such requests. Upon receipt of such written request, Holdco will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of Holdco, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from Holdco; provided, however, that Holdco shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Form S-3 or Form F-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of Holdco entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $1,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.3.2 Amendments and Supplements. Subject to the provisions of Section 2.3.1 above, Holdco shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities, provided that Holdco shall not be responsible for ensuring the Investor’s ability to utilize the prospectus contained in the Registration Statement between April 1st of each year and the date on which Holdco files its annual report on Form 20-F (if and to the extent Holdco qualifies as a “foreign private issuer” defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act), which shall be no later than April 30th of the same year, solely due to staleness under Regulation S-X of Holdco’s financial statements contained or incorporated by reference therein. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 or Form F-3 and thereafter Holdco becomes ineligible to use Form S-3 or Form F-3 for secondary sales, Holdco shall promptly notify the holders of such ineligibility and use its commercially reasonable efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the Resale Shelf Registration Statement on Form S-3 or Form F-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time Holdco once again becomes eligible to use Form S-3 or Form F-3, Holdco shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3 or Form F-3.

2.3.3 SEC Cutback. Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs Holdco that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, Holdco agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form S-3 or Form F-3, or if Form S-3 or Form F-3 is not then available to Holdco for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, Holdco shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that Holdco used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced Pro Rata among all such selling shareholders whose securities are included in such Registration Statement, subject to a determination by the Commission that certain holders must be reduced first based on the number of Registrable Securities held by such holders. In the event Holdco amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, Holdco will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission or SEC Guidance provided to Holdco or to registrants of securities in general, one or more registration statements on Form S-3 or Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.4 Underwritten Shelf Takedown. At any time and from time to time after a Resale Shelf Registration Statement has been declared effective by the Commission, the holders of Registrable Securities may request to sell all or any portion of the Registrable Securities in an Underwritten Offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that Holdco shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to Holdco at least ten (10) days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. Holdco shall include in any Underwritten Shelf Takedown the securities requested to be included by any holder (each a “Takedown Requesting Holder”) at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown pursuant to written contractual piggyback registration rights of such holder (including those set forth herein). All such holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this subsection 2.3.4 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Takedown Requesting Holders initiating the Underwritten Shelf Takedown.

2.3.5 Reduction of Underwritten Shelf Takedown. If the managing Underwriter(s) in an Underwritten Shelf Takedown, in good faith, advise Holdco and the Takedown Requesting Holders in writing that the dollar amount or number of Registrable Securities that the Takedown Requesting Holders desire to sell, taken together with all other Holdco Ordinary Shares or other equity securities that Holdco desires to sell, exceeds the Maximum Number of Shares, then Holdco shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Requesting Holders, on a Pro Rata basis, that can be sold without exceeding the Maximum Number of Shares; and (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the Holdco Ordinary Shares or other equity securities that Holdco desires to sell, which can be sold without exceeding the Maximum Number of Shares.

2.3.6 Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1. Under no circumstances shall Holdco be obligated to effect more than an aggregate of three (3) Underwritten Shelf Takedowns in any 12-month period.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever Holdco is required to effect the registration of any Registrable Securities pursuant to Section 2, Holdco shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement; Restriction on Registration Rights. Holdco shall use its commercially reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which Holdco then qualifies or which counsel for Holdco shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its commercially reasonable best efforts to cause such Registration Statement to become effective and use its commercially reasonable best efforts to keep it effective for the period required by Section 3.1.3; provided, however, that Holdco shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any Demand Registration to which such Piggy-Back Registration relates, in each case if Holdco shall furnish to the holders a certificate signed by Chief Executive Officer or Chairman of Holdco stating that, in the good faith judgment of the board of directors of Holdco, it would be materially detrimental to Holdco and its shareholders for such Registration Statement to be effected at such time; provided further, however, that Holdco shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.

3.1.2 Copies. Holdco shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement, and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3 Amendments and Supplements. Holdco shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn, provided that Holdco shall not be responsible for ensuring the Investor’s ability to utilize the Prospectus contained in the Registration Statement between April 1st of each year and the date on which Holdco files its annual report on Form 20-F (if and to the extent Holdco qualifies as a “foreign private issuer” defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act), which shall be no later than April 30th of the same year, solely due to staleness under Regulation S-X of Holdco’s financial statements contained or incorporated by reference therein.

3.1.4 Notification. After the filing of a Registration Statement, Holdco shall promptly, and in no event more than two (2) Business Days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and Holdco shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any Prospectus relating thereto or for additional information or notice of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment.

3.1.5 State Securities Laws Compliance. Holdco shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Holdco and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Holdco shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for Section 3.1.5 or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. Holdco shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of Holdco in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such Registration Statement. No holder of Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of Holdco, the principal financial officer of Holdco, the principal accounting officer of Holdco and all other officers and members of the management of Holdco shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records. Holdco shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of Holdco, as shall be necessary to enable them to exercise their due diligence responsibility, and cause Holdco’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9 Earnings Statement. Holdco shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.10 Listing. Holdco shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by Holdco are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.11 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, Holdco shall use its reasonable efforts to make available senior executives of Holdco to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering.

3.1.12 Regulation M. Holdco shall take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, that, to the extent that any prohibition is applicable to Holdco, Holdco will take all reasonable action to make any such prohibition inapplicable.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from Holdco of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 or Form F-3 pursuant to Section 2.3 hereof, upon any suspension by Holdco, pursuant to a written insider trading compliance program adopted by Holdco’s board of directors, of the ability of all “insiders” covered by such program to transact in Holdco’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended Prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in Holdco’s securities is removed, as applicable, and, if so directed by Holdco, each such holder will deliver to Holdco all copies, other than permanent file copies then in such holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. Holdco shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 or Form F-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Holdco’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.10; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for Holdco and fees and expenses for independent certified public accountants retained by Holdco; (viii) the reasonable fees and expenses of any special experts retained by Holdco in connection with such registration; and (ix) the reasonable fees and expenses of one legal counsel (not to exceed $25,000) selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. Holdco shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an Underwritten Offering, all selling shareholders and Holdco shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Holders’ Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by Holdco, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with Holdco’s obligation to comply with federal and applicable state securities laws.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by Holdco. Holdco agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in (or incorporated by reference in) any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus contained in the Registration Statement, or free writing prospectus (as defined in Rule 405 under the Securities Act or any successor rule thereto), or any amendment or supplement to such Registration Statement, or any filing under any state securities law required to be filed or furnished, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Holdco of the Securities Act or any rule or regulation promulgated thereunder applicable to Holdco and relating to action or inaction required of Holdco in connection with any such registration; and Holdco shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that Holdco will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, or free writing prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Holdco, in writing, by such selling holder expressly for use therein, and such selling holder shall reimburse Holdco, its directors and officers, and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Holdco also shall indemnify any Underwriter of the Registrable Securities, its officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter (within the meaning of the Securities Act or the Exchange Act, as applicable) on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless Holdco, each of its directors, officers, agents and employees, each Person, if any, who controls Holdco (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) (including, without limitation, reasonable attorneys’ fees and other expenses) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any Prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Holdco by such selling holder expressly for use therein, and shall reimburse Holdco, its directors and officers, and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; provided, however, that the Indemnifying Party shall only be obligated to pay the fees and expenses of one such separate counsel for all Indemnified Parties in such circumstances. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding. In addition, no Indemnified Party, in any action or pending or threatened proceeding, or based on any claim, in which it may seek indemnification hereunder from any Indemnifying Party, shall consent to the entry of any judgment or effect any settlement of any such action, claim or proceeding without such Indemnifying Party’s prior written consent.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. RULE 144.

5.1 Rule 144. Holdco covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1 Other Registration Rights. Holdco represents and warrants that no person, other than (i) any investors that have registration rights pursuant to any subscription agreements entered into in connection with the Transactions, if any, and (ii) a holder of Registrable Securities, has any right to require Holdco to register any of Holdco’s share capital for sale or to include Holdco’s share capital in any registration filed by Holdco for the sale of share capital for its own account or for the account of any other person.

6.2 Assignment; Joinder; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of Holdco hereunder may not be assigned or delegated by Holdco in whole or in part. Any Person who holds or is entitled to receive Holdco Ordinary Shares that Holdco has agreed shall be entitled to registration rights hereunder may become a party to this Agreement as an Investor and a holder of Registrable Securities by executing and delivering to Holdco a joinder agreement substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”). Upon such execution and delivery, such Person shall, without any further action or consent of any other party hereto, be deemed an Investor and a holder of Registrable Securities for all purposes of this Agreement and shall be entitled to all of the rights and benefits, and subject to all of the obligations, applicable to an Investor and a holder of Registrable Securities hereunder. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or holder of Registrable Securities or of any assignee of the Investors or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.

6.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To Holdco:

Conwall Construction Industries Limited

Address: Palm Grove Unit 4,265 Smith Road, George Town, P.O Box 52A Edgewater Way, #1653, Grand Cayman KY1-9006, Cayman Islands

Attention: Ng Boon Teik

Email: boonteik.ng@conwallci.com

with a copy to:

Jeff Leong, Poon & Wong

Address: B-11-8, Level 11, Megan Avenue 2, Jalan Yap Kwan Seng, Kuala Lumpur 50450, Malaysia

Tel: (603) 2203 3388

E-mail: danny.hu@jlpw.com.my

Attention: Danny Hu Shi En

To an Investor, to the address set forth below such Investor’s name on Exhibit A hereto.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

6.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7 Modifications and Amendments. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) with the written consent of Holdco and the holders of a majority of the Registrable Securities then outstanding.

6.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10 Remedies Cumulative. In the event that Holdco fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

6.12 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

6.13 Term. This Agreement shall terminate upon the earlier of (i) the third anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

BROAD CAPITAL ACQUISITION CORP

By:
Name:	Johann Tse
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

BROAD CAPITAL LLC

By:
Name:	Johann Tse
Title:	Manager

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

CONWALL CONSTRUCTION INDUSTRIES LIMITED

By:
Name:	Ng Boon Teik
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

INVESTOR

Signature:
Name:	Ng Boon Teik

Signature:
Name:	Hu Jingji

[Signature Page to Registration Rights Agreement]

EXHIBIT A

Name and Address of Investors

INVESTORS:

Name of Investor	Address
NG BOON TEIK	25, Lorong Janggus Jaya 2, Taman Janggus Jaya, 13500 Permatang Pauh, Penang. Malaysia

HU JINGJI	No.603, Block C6,Rong Heng Xin Yuan, Bao Tian Road 1, Xiang Street, Bao An District, Shenzhen City Guangdong Province, China

EXHIBIT B

FORM OF JOINDER TO REGISTRATION RIGHTS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement, dated as of ___, 2026 (as may be amended from time to time, the “Registration Rights Agreement”), by and among Conwall Construction Industries Limited, a Cayman Islands exempted company (“Holdco”), Broad Capital Acquisition Corp, a Delaware corporation (“SPAC”), Broad Capital LLC (“Sponsor”), certain holders of Company Shares, certain holders of SPAC Common Stock, and the holders of the private SPAC Units, in each case identified on the signature pages hereto, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement (collectively, the “Investors”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Registration Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution and delivery of this Joinder, the Joining Party shall be deemed to be a party to the Registration Rights Agreement as of the date hereof as an Investor and a holder of Registrable Securities for all purposes thereof, shall have all of the rights, benefits and obligations of an Investor and a holder of Registrable Securities thereunder as if it had executed the Registration Rights Agreement on the date thereof, and hereby ratifies and agrees to be bound by all of the terms, provisions and conditions of the Registration Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: _____________, _____

NAME OF JOINING PARTY

By:
Name:
Title:

Address for notices:

Attention:
Telephone:
Email:

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of August 12, 2026, by and among (i) CONWALL CONSTRUCTION INDUSTRIES LIMITED, a Cayman Islands exempted company (“Holdco”); (ii) Broad Capital Acquisition Corp, a Delaware corporation (“SPAC”); and (iii) the undersigned Holder (as defined below). Holdco, SPAC, and the Holder are referred to herein individually as a “Party” and, collectively, as the “Parties”. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

WHEREAS, SPAC, Holdco, and CONWALL CONSTRUCTION INDUSTRIES SDN. BHD., a company organized under the Laws of Malaysia (the “Company”), entered into a Business Combination Agreement, dated as of August 12, 2026 (the “Business Combination Agreement”), pursuant to which the parties thereto shall complete a series of transactions, including the Reorganization and the Business Combination, following which Holdco will become the publicly traded holding company of the Conwall Companies.

WHEREAS, pursuant to the Business Combination Agreement and the transactions contemplated thereby, and in view of the valuable consideration to be received by the Holder thereunder, Holdco, SPAC and the Holder desire to enter into this Agreement, pursuant to which the Holdco Ordinary Shares to be received by the Holder pursuant to the Business Combination Agreement, excluding any Holdco Ordinary Shares acquired in connection with the PIPE Investment (as defined below), unless such Holder becomes a party to this Agreement pursuant to Section 2(b), shall become subject to limitations on disposition as set forth herein.

WHEREAS, pursuant to the Business Combination Agreement, at or prior to Closing, Holdco and SPAC require shareholders representing at least 93% of the outstanding Company Shares, including all shareholders owning greater than one percent (1%) of such outstanding Company Shares, and certain directors, officers, supervisors and members of senior management of the Conwall Companies who hold direct or indirect Company Shares, regardless of the percentage of Company Shares held by such Persons (collectively, the “Holders”), to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions.

“Holdco Ordinary Shares” means the ordinary shares of Holdco.

“Lock-Up Period” means, with respect to any Restricted Securities, the applicable Lock-Up Period set forth in Section 2 of this Agreement.

“Restricted Securities” means, as applicable to the Holder: (a) all Holdco Ordinary Shares received or to be received by such Holder in exchange for, upon conversion of, or otherwise in respect of any direct or indirect equity interests in the Conwall Companies in connection with the Reorganization or the Business Combination; and (b) any securities paid as dividends or distributions with respect to, or into which are exchanged or converted, any securities described in clause (a) above.

“Transfer” means (a) the sale of, offer to sell, contract or agreement to sell, including, for the avoidance of doubt, through a distribution in specie, hypothecation, pledge, grant of any option to purchase or other disposition of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2.	Lock-Up Provisions.

(a) Subject to Section 2(c) and the other terms of this Agreement, each Holder that holds Restricted Securities agrees that it shall not Transfer any Restricted Securities during the period commencing on the Closing Date and ending on the date that is twelve (12) months after the Closing Date.

(b) Any Person that becomes subject to this Agreement following the date hereof pursuant to any PIPE Investment, acquisition financing, rollover transaction, strategic investment, merger consideration arrangement or other transaction approved by Holdco or SPAC may execute a joinder agreement in form and substance reasonably acceptable to Holdco and SPAC, following which such person shall become bound by the terms of this Agreement as a Holder hereunder.

(c) Permitted Transfers. Notwithstanding the provisions set forth in Sections 2(a) and 2(b), Transfers of Restricted Securities that are held by the Holder are permitted: (i) to Holdco’s or SPAC’s officers or directors, any Affiliates or immediate family members of any of Holdco’s or SPAC’s officers or directors, any members, partners or shareholders of the Holder, or any Affiliates of the Holder; (ii) to shareholders, members or limited partners of the Holder, or, in the case of a Holder which is a limited liability partnership, its members; (iii) in the case of an individual, by gift to a member of the Holder’s immediate family or to a trust, the beneficiary or beneficiaries of which is one or more members of the Holder’s immediate family, an Affiliate of such person or a charitable organization; (iv) in the case of an individual, by virtue of the laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order or in connection with a divorce settlement; (vi) by virtue of the laws of the Holder’s jurisdiction of incorporation or organization, the Holder’s organizational documents or the rights attaching to the equity interests in the Holder upon dissolution of the Holder; (vii) in connection with the exercise, conversion or exchange of any options, warrants, rights or other convertible securities to purchase or receive Holdco Ordinary Shares, provided that any Holdco Ordinary Shares issued upon such exercise, conversion or exchange shall remain Restricted Securities subject to the terms of this Agreement; (viii) to satisfy tax withholding obligations in connection with the Holder’s equity incentive plans or arrangements; (ix) in connection with any bona fide mortgage, pledge or encumbrance to a financial institution, as collateral or security in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (x) by a Holder to any entity, including any fund, partnership, company or investment trust, to whom the Holder transfers interests in one or more of its portfolio investments, or any successor entity following a restructuring transaction of that Holder; (xi) to Holdco or SPAC for no value for cancellation in connection with the Closing of the Business Combination or as otherwise contemplated by the Business Combination Agreement; and (xii) in connection with a transfer pursuant to a bona fide third-party tender offer, merger, consolidation, liquidation, share exchange or other similar transaction made to all holders of Holdco Ordinary Shares involving a change of control of Holdco or which results in all holders of Holdco Ordinary Shares having the right to exchange their Holdco Ordinary Shares for cash, securities or other property subsequent to the Closing of such transaction; provided, that in each of clauses (i) through (xii), the transferee must enter into a written agreement in substantially the same form as this Agreement, agreeing to be bound by the applicable lock-up restrictions set forth herein, unless the transferee is Holdco or SPAC. If dividends are declared and payable on the Holder’s Restricted Securities in Holdco Ordinary Shares, such dividends will also be Restricted Securities subject to the terms of this Agreement.

(d) Void Transfers; Stop-Transfer Instructions. If any Transfer is made or attempted contrary to the provisions of this Agreement, such Transfer shall be null and void ab initio, and Holdco shall refuse to recognize any such transferee of the Restricted Securities as one of its shareholders for any purpose. In order to enforce this Section 2, Holdco may impose stop-transfer instructions with respect to the Restricted Securities of the Holder and any permitted transferees and assigns thereof until the end of the applicable Lock-Up Period.

(e) Legend. During the applicable Lock-Up Period, each certificate evidencing any Restricted Securities, if any are issued, shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF AUGUST 12, 2026, BY AND AMONG CONWALL CONSTRUCTION INDUSTRIES LIMITED, BROAD CAPITAL ACQUISITION CORP AND THE SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(f) Shareholder Rights. For the avoidance of doubt, the Holder shall retain all of its rights as a shareholder of Holdco with respect to the Restricted Securities during the applicable Lock-Up Period, including the right to receive dividends and the right to vote any Restricted Securities, subject to the terms of the Business Combination Agreement and any Ancillary Agreements to which such Holder is a party.

3.	Miscellaneous.

(a) Effective Date. Section 2 of this Agreement shall become effective upon the Closing.

(b) Termination. This Agreement shall automatically terminate with respect to any category of Restricted Securities on the earlier of (i) the expiration of the applicable Lock-Up Period for such Restricted Securities and (ii) the termination of the Business Combination Agreement in accordance with its terms, and, in each case thereafter, all rights and obligations of the Parties hereunder with respect to such Restricted Securities shall be of no further force or effect.

(c) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective permitted successors and assigns. Except as otherwise provided in this Agreement, this Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Parties. Any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

(d) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such Party.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, however, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party and agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(f) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREIN. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery (i) in person, (ii) by e-mail (without receiving notice of non-receipt or other “bounce-back”), (iii) by reputable, nationally recognized overnight courier service or (iv) by registered or certified mail, pre-paid and return receipt requested; provided, however, that notice given pursuant to clauses (iii) and (iv) above shall not be effective unless a duplicate copy of such notice is also given in person or by e-mail (without receiving notice of non-receipt or other “bounce-back”); in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

To Holdco:

Conwall Construction Industries Limited

Address: Palm Grove Unit 4,265 Smith Road, George Town, P.O. Box 52A Edgewater Way, #1653, Grand Cayman KY1-9006, Cayman Islands

Attention: Ng Boon Teik

Email: boonteik.ng@conwallci.com

with a copy to:

Jeff Leong, Poon & Wong

Address: B-11-8, Level 11, Megan Avenue 2, Jalan Yap Kwan Seng, Kuala Lumpur 50450, Malaysia

Tel: (603) 2203 3388

E-mail: danny.hu@jlpw.com.my

Attention: Danny Hu Shi En

If to the Holder, to:

the address set forth under the Holder’s name on the signature page hereto.

If to SPAC:

Broad Capital Acquisition Corp

Address: 5345 Annabel Lane, Plano, TX 75093

Tel: (469) 951-3088

Attention: Johann Tse

with a copy to (which will not constitute notice):

Jingtian NY LLP

Address: 1185 Avenue of the Americas, Floor 3, New York, NY 10036

Tel: 1-929-635-0002

Attention: Ke·Huang,·Esq.

Email: ke.huang@jingtian.com

(i) Amendments and Waivers. This Agreement may be amended, supplemented, modified or waived only by execution of a written instrument signed by each of the Parties. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties further agree that each party shall be entitled to seek specific performance of the terms hereof and immediate injunctive relief and other equitable relief to prevent breaches, or threatened breaches, of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(l) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly superseded; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the Parties under the Business Combination Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Parties under any other agreement between the Holder, Holdco, SPAC or any certificate or instrument executed by the Holder in favor of Holdco or SPAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of the Parties under this Agreement.

(m) Further Assurances. From time to time, at another Party’s request and without further consideration (but at the requesting Party’s reasonable cost and expense), each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) Counterparts; Facsimile. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Holdco:

Conwall Construction Industries Limited

By:
Name:	Ng Boon Teik
Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Holder:

Signature:
Name of Holder:	NG BOON TEIK

Holder:

Signature:
Name of Holder:	JINGJI HU

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SPAC:

Broad Capital Acquisition Corp.

By:
Name:	Johann Tse
Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]